     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1999

                                                      REGISTRATION NO. 333-79743
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                  ORIUS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                   1731                              65-0894212
    (State or other jurisdiction of           (Primary Standard Industrial               (I.R.S. Employer
            incorporation)                     Classification Code Number)            Identification Number)

                           1401 FORUM WAY, SUITE 400
                         WEST PALM BEACH, FLORIDA 33401
                                  561-687-8300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              WILLIAM J. MERCURIO
                           1401 FORUM WAY, SUITE 400
                         WEST PALM BEACH, FLORIDA 33401
                                  561-687-8300
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)
                               ------------------
                                   COPIES TO

                   DONN A. BELOFF                                        JORGE L. FREELAND
         AKERMAN, SENTERFITT & EIDSON, P.A.                              WHITE & CASE LLP
             450 EAST LAS OLAS BOULEVARD                             200 S. BISCAYNE BOULEVARD
           FORT LAUDERDALE, FLORIDA 33301                              MIAMI, FLORIDA 33131
                    954-463-2700                                           305-371-2700
              954-463-2224 (FACSIMILE)                               305-358-5744 (FACSIMILE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)(2)(3)          PER SHARE            OFFERING PRICE        REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share..........      12,535,000 shs.              $15.00              $188,025,000               $52,271
---------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,635,000 shares of common stock issuable pursuant to an over-allotment option granted to the underwriters.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


(3) This Registration Statement also includes the rights to purchase shares of preferred stock of the Registrant which will be attached to all shares of common stock as of the date the Registrant adopts a Shareholder Protection Rights Agreement, at a rate of one right for each share of common stock. The Registrant intends to enter into the Shareholder Protection Rights Agreement immediately prior to the closing of the offering described in this Registration Statement. Until the occurrence of specific events described in the Shareholder Protection Rights Agreement, the Rights are not exercisable, are evidenced by the certificates of common stock and will be transferred with and only with the common stock.



(4) Previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, JULY 28, 1999

(ORIUS LOGO)


10,900,000 SHARES

COMMON STOCK


Orius is a nationwide provider of installation, design, engineering and maintenance services for the telecommunications and cable television systems industry in the United States. This is our initial public offering of shares of common stock. We are offering 7,400,000 shares and selling stockholders are offering 3,500,000 shares. Orius will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.



No public market currently exists for our shares. Our shares have been approved for listing on the New York Stock Exchange under the symbol "ORS." We expect that the initial public offering price will be between $13.00 and $15.00 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                UNDERWRITING       PROCEEDS,             PROCEEDS
                                     PRICE TO   DISCOUNTS AND   BEFORE EXPENSES,        TO SELLING
                                      PUBLIC     COMMISSIONS        TO ORIUS           STOCKHOLDERS
                                     --------   -------------   ----------------   --------------------
PER SHARE                             $           $                 $                    $
TOTAL                                 $           $                 $                    $


We and the selling stockholders have granted the underwriters an option to purchase up to 1,635,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

                           -------------------------

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares of common stock to investors in
Baltimore, Maryland on             , 1999.

DEUTSCHE BANC ALEX. BROWN                         BANC OF AMERICA SECURITIES LLC

              MORGAN KEEGAN & COMPANY, INC.

                                 THE ROBINSON-HUMPHREY COMPANY

THE DATE OF THIS PROSPECTUS IS                , 1999.

                                  (ORIUS MAP)

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding Orius, its financial statements and the related notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus has been adjusted to reflect a 10.3609 for one stock split to be effected immediately prior to the closing of this offering. The information provided in this prospectus assumes that, immediately prior to the closing of this offering, we will reincorporate Orius in the state of Florida.


OUR COMPANY


     We are a nationwide provider of installation, design, engineering and maintenance services for the telecommunications and cable television systems industry in the United States. We also install, design, engineer and maintain interior wiring for integrated voice, data and video networks in commercial, institutional and governmental facilities. Our customers utilize our services to add capacity to their existing networks, expand their networks into new geographic markets and maintain their existing fiber optic, coaxial and copper cable networks.



     Our principal customers are telecommunications providers and cable television system operators including TCI, Time Warner, MediaOne, Adelphia, Jones Intercable, U.S. West, Southwestern Bell, GTE, MCI WorldCom, Cox Communications, Charter Communications and Digital Teleport. Approximately 80% of our pro forma revenues in 1998 were generated from repeat customers, in some cases turnkey or master service agreements. The demand for our services has accelerated as:


     - traditional telecommunications and cable television industries have converged

     - our customers have encountered rapid growth in voice and data traffic over their networks, and

     - many of our customers have identified outsourcing as an efficient means to expand, maintain and replace their communication networks.

     We were formed in August 1997 to create a nationwide provider of comprehensive services for telecommunications providers and cable television system operators. We have completed 13 acquisitions since March 1998 and currently perform work nationwide. We had pro forma revenues for the year ended December 31, 1998 of approximately $265 million, of which 47% was from services provided to cable television system operators, 29% was from services provided to telecommunications providers and 24% was from interior wiring and other services.

     We estimate that the market for installation, design, engineering and maintenance services for the telecommunications and cable television systems industry exceeded $15 billion in 1998. We believe that our industry presents substantial growth opportunities for large companies with broad geographic coverage, comprehensive technical capabilities, and responsive and quality service. Growth in our industry has been driven by the following trends:

     - deregulation

     - increased voice and data traffic on telecommunications networks

     - increased outsourcing

     - consolidation of telecommunications providers and cable television system operators

     - emergence of preferred service providers, and

     - consolidation of our fragmented industry.


     To enhance our position as a nationwide provider of comprehensive installation, design, engineering and maintenance services, we intend to supplement our internal growth with selective acquisitions. The businesses we have acquired have achieved historical revenue growth on a combined basis at a compound annual rate of approximately 16% between 1996 and 1998. As the size of, and services offered by, telecommunications providers and cable television system operators have expanded, these operators are increasingly requiring providers of installation, design, engineering and maintenance services to offer these services simultaneously in multiple geographic regions. Many of the smaller companies in our industry do not have the financial resources necessary to provide comprehensive services over a broad geographic area or the ability to manage multiple projects. As a result, we believe that there will continue to be consolidation within our industry and a large number of attractive acquisition candidates.


BACKGROUND

     Our company was formed by members of our senior management team to create a nationwide provider of comprehensive installation, design, engineering and maintenance services to the telecommunications and cable television systems industry. The founding members of our executive management each have an average of 30 years of experience within our industry. In March 1998, we acquired four businesses with operations in 28 states that provide installation, design, engineering and maintenance services to cable television system operators. These businesses had combined 1998 revenues of approximately $66 million. Principal customers of these businesses include TCI, Adelphia, Time Warner, Cablevision, Ameritech, Bell Atlantic and Jones Intercable.

     In June 1998 and August 1998, we acquired four additional businesses with operations in 16 states that expanded our geographic coverage and resources to service cable television system operators and enabled us to broaden our customer base to include telecommunications providers. These additional acquisitions had combined 1998 revenues of approximately $56 million. Principal customers of these businesses include MediaOne, Cox Communications, Falcon, Media Com and Intermedia.

RECENT DEVELOPMENTS

  Recent Acquisitions

     In February 1999, we acquired four additional businesses with operations in 17 states and combined 1998 revenues of approximately $113 million. These companies offer installation, design, engineering and maintenance services to the telecommunications and cable television systems industry primarily to telecommunications providers and, to a lesser extent, cable television system operators, and interior wiring services to a variety of commercial and government entities.

     In May 1999, we acquired Texel Corporation with operations in six states and the District of Columbia and 1998 revenues of approximately $30 million. Texel provides interior wiring services to commercial, institutional and government entities.

  New Credit Facility

     In June 1999, we received a commitment for a new revolving credit facility in the amount of $150 million. This facility will be provided by a group of banks and other financial institutions led by Bank of America, N.A. We expect to enter into this facility following the closing of this offering. The facility will mature approximately five years after the date of the closing of the facility.


     Orius is a Florida corporation and our principal executive offices are located at 1401 Forum Way, Suite 400, West Palm Beach, Florida 33401. Our telephone number is (561) 687-8300.

                                  THE OFFERING


     The following information, and similar information throughout this prospectus relating to shares to be outstanding after this offering, assumes that (1) the underwriters do not exercise the option granted by us and the selling stockholders to purchase up to 1,635,000 additional shares of common stock and (2) all outstanding shares of preferred stock, the junior convertible promissory note and 339,983 warrants are converted into shares of common stock immediately prior to the closing of this offering. References to outstanding shares exclude 746,773 shares of common stock issuable upon exercise of outstanding warrants and options at a weighted average exercise price of $5.87 per share, and 2,285,098 shares reserved for future grants under our stock option plan.



Common stock offered by Orius................  7,400,000 shares
Common stock offered by the selling
  stockholders...............................  3,500,000 shares
Total........................................  10,900,000 shares
Common stock to be outstanding after this
  offering...................................  29,264,328 shares
Use of proceeds..............................  We will use the net proceeds of this offering to reduce existing indebtedness and for
                                               general corporate purposes, including
                                               possible acquisitions.
Over-allotment option........................  We and the selling stockholders have granted the underwriters an option to purchase up to
                                               1,635,000 additional shares of common stock.
New York Stock Exchange symbol...............  ORS

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     We were formed in August 1997 to create a nationwide provider of installation, design, engineering and maintenance services to the telecommunications and cable television systems industry. We acquired eight businesses in 1998 and five additional businesses in 1999. While the businesses were acquired at various dates during 1998 and 1999, the following pro forma statements of operations are presented as if all the 1998 and 1999 acquisitions and this offering had occurred on January 1, 1998. The following pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999.



     The unaudited pro forma financial information presented below is intended to give you a better understanding of what the results of the operations and financial position of all of our businesses might have looked like had they been combined as of January 1, 1998. We prepared the pro forma statements of operations by combining the historical results of each acquired company as if it had been acquired on January 1, 1998 with our historical financial statements. We then adjusted the combined amounts for the effects of other pro forma adjustments discussed in the footnotes below and the consummation of this offering. The acquired businesses may have performed differently if they had been combined as of January 1, 1998. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience.


     You should read the summary financial data presented below in conjunction with the information contained in "Selected Pro Forma Financial Data," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes appearing elsewhere in this prospectus.


                                          YEAR ENDED                THREE MONTHS ENDED            THREE MONTHS ENDED
                                      DECEMBER 31, 1998               MARCH 31, 1998                MARCH 31, 1999
                               --------------------------------   ----------------------   --------------------------------
                                                    PRO FORMA,               PRO FORMA,                         PRO FORMA,
                                           PRO          AS          PRO          AS                    PRO          AS
                               ACTUAL    FORMA(a)   ADJUSTED(b)   FORMA(a)   ADJUSTED(b)   ACTUAL    FORMA(a)   ADJUSTED(b)
                               ------    --------   -----------   --------   -----------   -------   --------   -----------
OPERATING DATA:
 Revenues:...................  $81,551   $264,740    $264,740     $52,519      $52,519     $46,069   $68,156      $68,156
 Expenses:
   Direct costs..............   59,896    193,455     193,455      40,425       40,425      36,224    51,703       51,703
   General and
     administrative..........    8,645     25,367      25,367       5,285        5,285       4,540     7,105        7,105
   Depreciation and
     amortization............    3,759     12,279      12,279       3,070        3,070       1,937     3,070        3,070
                               -------   --------    --------     -------      -------     -------   -------      -------
       Total.................   72,300    231,101     231,101      48,780       48,780      42,701    61,878       61,878
 Income from operations......    9,251     33,639      33,639       3,739        3,739       3,368     6,278        6,278
 Other (Income) Expense:
   Interest expense, net.....    2,508     14,261       4,622       3,565        1,156       2,160     3,565        1,156
   Other (income) expense....      (72)      (225)       (225)        (70)         (70)        (26)       29           29
                               -------   --------    --------     -------      -------     -------   -------      -------
 Income before income tax
   provision and
   extraordinary charge......    6,815     19,603      29,242         244        2,653       1,234     2,684        5,093
 Provision for income taxes..    3,328      8,900      13,276         111        1,205         540     1,175        2,230
                               -------   --------    --------     -------      -------     -------   -------      -------
 Income before extraordinary
   charge....................  $ 3,487   $ 10,703    $ 15,966     $   133      $ 1,448     $   694   $ 1,509      $ 2,863
                               =======   ========    ========     =======      =======     =======   =======      =======
PRO FORMA PER SHARE DATA:
 Diluted earnings per share..                        $   0.54                  $  0.05                            $  0.10
 Diluted shares outstanding..                          29,529                   29,529                             29,529

                                                                           AT MARCH 31, 1999
                                                              --------------------------------------------
                                                                                              PRO FORMA,
                                                                 ACTUAL      PRO FORMA(a)   AS ADJUSTED(b)
                                                                 ------      ------------   --------------
BALANCE SHEET DATA:
 Cash and cash equivalents..................................    $     --       $  2,126        $  2,126
 Working capital............................................      38,153         41,356          63,177
 Property and equipment, net................................      35,314         36,324          36,324
 Total assets...............................................     198,373        242,218         239,742
 Long-term debt.............................................     111,329        134,779          64,916
 Convertible preferred stock and redemption rights on junior
   convertible subordinated note............................      21,526         21,526              --
 Total stockholders' equity.................................       8,837         21,150         131,884


------------

(a) For an explanation of the calculation of the pro forma adjustments, see "Selected Pro forma Financial Data."
(b) Adjusted to give effect to the sale of the shares of common stock offered by us, the conversion of the convertible preferred stock and junior convertible subordinated note and 339,983 warrants, and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks actually materialize, our business, financial condition or results of operations could be materially and adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.



OUR HISTORICAL AND PROPOSED GROWTH BY ACQUISITION MAY ADVERSELY AFFECT OUR OPERATING RESULTS



     Acquisitions involve a number of special risks including:



     - failure of the acquired businesses to achieve the results we expect



     - diversion of our management's attention from operational matters



     - our inability to retain key personnel of the acquired businesses



     - risks associated with unanticipated events or liabilities



     - the potential disruption of our business, and



     - customer dissatisfaction or performance problems at the acquired business.



     If we are unable to integrate or successfully manage the companies we have acquired or may acquire in the future, we may not realize our anticipated cost savings and revenue growth which may result in reduced profitability or operating losses. To manage the combined enterprise on a profitable basis, we intend to continue to integrate the computer, accounting and financial reporting systems, and some of the operational, administrative, banking and insurance procedures of the businesses we have acquired or may acquire in the future. However, we cannot be certain that we will successfully institute these common systems and procedures without substantial costs, delays or other operational or financial problems. In addition, we cannot be certain that our recently assembled management group will be able to successfully manage as a combined entity the businesses we have acquired or may acquire in the future.



     We expect to face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. The realization of all or any of these risks could materially and adversely affect the reputation of our company and our combined results of operations.



WE MAY NOT BE ABLE TO CONTINUE OUR GROWTH THROUGH ACQUISITIONS


     We may be unable to support our growth strategy through acquisitions if we cannot finance future acquisitions. We may use our common stock for all or a portion of the consideration for future acquisitions. If our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources to pursue our acquisition program. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If we seek more debt, we may have to agree to financial covenants that limit our operational and financial flexibility. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us. We are required to obtain the consent of our lenders for acquisitions which exceed minimum levels of cash consideration. We cannot readily predict the timing, size and success of our acquisition efforts or the capital we will need for these efforts.

ALL OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE

     All of our contracts are cancelable upon 30, 60 or 90 days notice. Accordingly, we cannot give assurance that our future revenues will approximate our historical performance. If any canceled contracts are not replaced with contracts from other customers, or if we do not receive orders under our master service agreements, our revenues would decrease, we would be unable to meet our fixed expenses and our profitability would be materially and adversely affected.


     All of our $368 million backlog at March 31, 1999 can be canceled at any time without penalty, except, in some cases, for the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or terminations or reductions of purchase orders in progress from our customers could have a material adverse effect on our business. Our backlog may fluctuate and does not necessarily indicate the amount of future sales.



WE HAVE EXPERIENCED AND EXPECT TO CONTINUE TO EXPERIENCE QUARTERLY VARIATIONS IN REVENUES AND NET INCOME



     Our revenues and net income in the first quarter and the fourth quarter have in the past been, and may in the future be, materially and negatively affected by adverse weather conditions and the year-end budgetary spending patterns of our customers.



     Quarterly variations in our revenues and net income result from many factors, including:



     - the timing of acquisitions



     - variations in the margins of projects performed during any particular quarter



     - the timing and volume of work under new agreements



     - the budgetary spending patterns of customers



     - the termination of existing agreements



     - costs we incur to support growth internally or through acquisitions or otherwise



     - the change in mix of our customers, contracts and business



     - increases in construction and design costs, and



     - general economic conditions.



OUR MASTER SERVICE AGREEMENTS AND TURNKEY AGREEMENTS SUBJECT US TO UNCERTAIN REVENUE GROWTH AND SUBSTANTIAL UNREIMBURSED EXPENDITURES


     A significant decline in work assigned to us under our master service agreements and our turnkey agreements could materially and adversely affect our results of operations due to a decline in revenue and our inability to offset expenditures for working capital and equipment. Under our master service agreements, we may be one of several companies that perform services for the customer and our customers have no obligation to undertake any installation projects or other work with us. Therefore, despite the long-term nature of these master service agreements, they do not give us the security that typical long-term contracts may provide. Under our turnkey agreements, the substantial working capital and equipment required during the initial stages of these agreements and the fixed unit-priced nature of these agreements subject us to additional risks.

WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES

     Our ability to provide high-quality services on a timely basis requires that we employ an adequate number of skilled engineers, equipment operators, linemen, foremen, cable and fiber splicers and project managers. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to attract, train and retain skilled personnel. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

TECHNOLOGICAL CHANGES COULD REDUCE DEMAND FOR OUR SERVICES

     New technologies could reduce the need for installation, repair and replacement of wireline services, which could reduce the demand for our business. Our industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. Our customers may develop new technologies that allow users to receive enhanced services without a significant upgrade of their existing telecommunications networks.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES IN THE INDUSTRY


     Our industry is highly competitive and is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. Accordingly, we cannot assure you that we will be able to maintain or enhance our competitive position. There are no substantial barriers to entry in our industry and we expect that competition will intensify in the future. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we can. Our competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to us. As a result, they may be able to develop and expand their customer base more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We also face competition from the in-house service organizations of our existing or prospective customers which often employ personnel who perform some of the same types of services as we do.



THE DEPARTURE OF KEY PERSONNEL COULD DISRUPT OUR BUSINESS


     We depend upon the continued services and experience of our senior management team, including William J. Mercurio, our President and Chief Executive Officer, and of the managers of businesses we acquire. The loss of the services of any of our key employees could have a material adverse effect on our business by disrupting our business plan and growth strategy.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE


     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Those sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 29,264,328 shares of common stock, and options and warrants to acquire 746,773 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the 10,900,000 shares offered by this prospectus are freely tradable and the remaining 18,364,328 shares of common stock held by existing stockholders on completion of this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. None of the shares outstanding prior to completion of this offering may be sold or otherwise disposed of for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities, Inc. After 180 days following the completion of this offering, we intend to file a registration statement under the Securities Act to register 3,000,000 shares of common stock issuable on exercise of stock options or other awards granted or to be granted under our existing stock option plan, which shares will be freely saleable in the public market immediately following their exercise.



ANTI-TAKEOVER PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND OUR SHAREHOLDER PROTECTION RIGHTS AGREEMENT, COULD MAKE AN ACQUISITION OF OUR COMPANY MORE DIFFICULT



     Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval. Our bylaws provide for staggered terms for the members of our Board of Directors and impose limitations on the ability of stockholders to propose matters to be voted on at our annual meeting. Immediately prior to the closing of this offering, we will adopt a stockholder protection rights agreement and distribute, as a dividend, one right for each outstanding share of our common stock. The rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our Board of Directors. These provisions could make it more difficult for a third party to acquire us.


OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK

     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     The trading price of our common stock could be subject to fluctuations in response to the following factors:

     - variations in our results of operations

     - developments that affect the industry

     - the overall economy, and

     - the financial markets.

     The market price of our common stock is also influenced by market conditions for the common stock of our competitors and by changes in recommendations or earnings estimates by securities analysts.

THE BOOK VALUE OF YOUR COMMON STOCK WILL BE SUBSTANTIALLY DILUTED IN THIS
OFFERING


     The price you will pay for our common stock will be substantially higher than the pro forma tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution of $13.10 per share in tangible book value, and the existing stockholders of our company will receive a material increase in the tangible book value per share of their shares of common stock. You will experience additional dilution as a result of common stock being issued upon the exercise of outstanding stock options and warrants. To implement our acquisition strategy, we intend to issue additional shares of common stock in connection with future acquisitions, which may result in additional dilution.

THE YEAR 2000 PROBLEM COULD DISRUPT OUR BUSINESS

     Many computer programs and applications define the applicable year using two digits rather than four. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000 compliant" means a computer or a computer system that has been designed or modified to recognize dates on and after January 1, 2000. We are in the process of upgrading our information systems which we expect to be Year 2000 compliant. We have initiated an audit of our third-party vendors, suppliers and customers to determine their readiness for the Year 2000 problem. We cannot be certain that unexpected Year 2000 compliance problems of our systems or of our vendors, suppliers and customers will not materially and adversely affect our business, financial condition or operating results. The unanticipated failure of one of these systems to properly recognize date information beyond the year 1999 could have a significant adverse impact on our ability to deliver services to customers and to manage our continuing operations.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds of $93.2 million from the sale of the 7,400,000 shares of common stock offered by us, assuming a public offering price of $14.00 per share and after deducting underwriting discounts and estimated expenses payable by us, of $10.4 million. The estimated net proceeds will be $103.8 million if the underwriters' over-allotment option is exercised in full. We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.



     We intend to use the net proceeds of the offering to reduce outstanding indebtedness under our credit facility. As of June 30, 1999, approximately $167 million was outstanding under our credit facility. The indebtedness to be repaid out of the net proceeds from the offering consists of $51.7 million of term loans bearing interest at LIBOR plus a 3.0% margin and due on February 26, 2004, and $41.5 million of term loans, bearing interest at LIBOR plus a 3.75% margin and due on February 26, 2005. This indebtedness was incurred under our credit facility in connection with our prior acquisitions.



     We intend to use the balance of the estimated net proceeds, if any, for acquisitions, capital expenditures and working capital. Pending the allocation of these proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States. We continually evaluate potential acquisition candidates and intend to continue to pursue selective acquisition opportunities.


                                DIVIDEND POLICY


     We have never declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends in the near future. Our current and proposed credit facilities prohibit the payment of dividends on our common stock. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The table below sets forth the following:

     - our actual capitalization as of March 31, 1999

     - our capitalization on a pro forma basis after giving effect to the acquisition of Texel accounted for as a purchase, and

     - our capitalization on a pro forma basis after giving effect to the acquisition of Texel, as adjusted to give effect to our sale of 7,400,000 shares and application of the estimated net proceeds from this offering as described in "Use of Proceeds."


     This table should be read in conjunction with our financial statements and related notes and the Selected Pro Forma Financial Data and related notes, which are included elsewhere in this prospectus. We will convert the junior subordinated convertible note referred to in the table into 692,627 shares of common stock immediately prior to the closing of this offering.



                                                                     MARCH 31, 1999
                                                           ----------------------------------
                                                                     (IN THOUSANDS)
                                                                                  PRO FORMA,
                                                            ACTUAL    PRO FORMA   AS ADJUSTED
                                                           --------   ---------   -----------
Long-term debt:
  Credit facility........................................  $110,250   $133,700     $     --
  New senior credit facility.............................        --         --       63,837
  Other..................................................     1,079      1,079        1,079
                                                           --------   --------     --------
          Total long-term debt...........................   111,329    134,779       64,916
                                                           --------   --------     --------
Convertible preferred stock, par value $.0001 per share;
  300,000 shares authorized:
  Series A, 10,000 shares outstanding....................    10,017     10,017           --
  Series B, 7,596.38 shares outstanding..................    10,453     10,453           --
Value of redemption rights associated with junior
  subordinated convertible note..........................     1,056      1,056           --
                                                           --------   --------     --------
                                                             21,526     21,526           --
                                                           --------   --------     --------
Stockholders' equity:
  Warrants...............................................       869        869           75
  Common stock, $0.0001 par value, 48,696,230 shares
     authorized; 13,421,163 shares issued on an actual
     basis; 14,462,600 shares issued on a pro forma
     basis; 29,264,328 shares issued on a pro forma as
     adjusted basis......................................         1          1            3
  Additional paid-in-capital.............................     7,967     20,280      131,806
  Retained earnings......................................        --         --           --
                                                           --------   --------     --------
          Total stockholders' equity.....................     8,837     21,150      131,884
                                                           --------   --------     --------
          Total capitalization...........................  $141,692   $177,455     $196,800
                                                           ========   ========     ========

                                    DILUTION


     The pro forma negative net tangible book value of our common stock as of March 31, 1999, was $(63.0) million or $(2.88) per share of common stock. Pro forma negative net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, after giving effect to the acquisition of Texel, divided by the number of shares of common stock outstanding immediately prior to this offering.



     After giving effect to our sale of 7,400,000 shares of common stock in this offering and after deduction of the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 1999, would have been approximately $26.2 million, or $0.90 per share of common stock. This represents an immediate increase in pro forma net tangible book value of approximately $3.78 per share to existing stockholders and an immediate dilution of $13.10 per share to new investors purchasing common stock in this offering.


     The following table illustrates this per share dilution:


Offering price per share....................................           $14.00
Pro forma negative net tangible book value per share prior
  to this offering..........................................  $(2.88)
Increase in pro forma net tangible book value per share to
  existing stockholders.....................................  $ 3.78
Pro forma net tangible book value per share after the
  offering..................................................  $ 0.90
Dilution per share to new investors.........................           $13.10


     The following table summarizes on a pro forma basis as of March 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on the initial public offering price:


                                SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                              ---------------------    -----------------------    PRICE PER
                                NUMBER      PERCENT       AMOUNT       PERCENT      SHARE
                              ----------    -------    ------------    -------    ---------
Existing stockholders.......  21,864,328      74.7%    $ 43,832,909      29.7%     $ 2.00
New investors...............   7,400,000      25.3      103,600,000      70.3       14.00
                              ----------     -----     ------------     -----      ------
          Total.............  29,264,328     100.0%    $147,432,909     100.0%     $ 5.04
                              ==========     =====     ============     =====      ======



     The table excludes 746,773 shares of common stock issuable upon exercise of outstanding warrants and options at a weighted average exercise price of $5.87 per share, and 2,285,098 shares reserved for future grants under our stock option plan. The table includes 14,106,937 shares of common stock owned by our executive officers and directors and their affiliates. We may also issue additional shares to acquire additional businesses or upon exercise of stock options granted in the future, which could result in additional dilution to our stockholders.

                       SELECTED PRO FORMA FINANCIAL DATA


     We were formed in August 1997 to create a nationwide provider of installation, design, engineering and maintenance services to the telecommunications and cable television systems industry. We have completed 13 acquisitions since March 1998. While the businesses were acquired at various dates during 1998 and 1999, the following pro forma statements of operations are presented as if all these 13 acquisitions and this offering had occurred on January 1, 1998. The following pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999.



     The following selected pro forma financial data has been derived from (1) our financial information, which includes information for the acquired businesses and, when applicable, includes adjustments to conform fiscal periods to calendar periods, (2) the audited financial statements and notes thereto of the acquired businesses and (3) our audited financial statements and notes thereto since inception, which financial statements appear elsewhere in this prospectus.



     The selected pro forma financial data has been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the acquired businesses been purchased and this offering consummated as of the assumed dates, nor are the results indicative of our future results. The selected pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and related notes since inception and the acquired businesses and the Unaudited Pro Forma Financial Statements and related notes included elsewhere in this prospectus.


                       PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              YEAR ENDED DECEMBER 31, 1998
                                  -------------------------------------------------------------------------------------
                                     THE         ACQUIRED       PRO FORMA                   OFFERING        PRO FORMA,
                                  COMPANY(a)   BUSINESSES(b)   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS      AS ADJUSTED
                                  ----------   -------------   -----------     ---------   -----------      -----------
REVENUES:.......................   $81,551       $183,189       $     --       $264,740     $     --         $264,740
EXPENSES:
  Direct costs..................    59,896        134,484           (925)(c)    193,455           --          193,455
  General and administrative....     8,645         31,910        (15,188)(d)     25,367           --           25,367
  Depreciation and
    amortization................     3,759          5,173          3,347(e)      12,279           --           12,279
                                   -------       --------       --------       --------     --------         --------
         Total..................    72,300        171,567        (12,766)       231,101           --          231,101
INCOME FROM OPERATIONS..........     9,251         11,622         12,766         33,639           --           33,639
OTHER (INCOME) EXPENSE:
  Interest expense, net.........     2,508            674         11,079(f)      14,261       (9,639)(h)        4,622
  Other (income) expense........       (72)          (153)            --           (225)          --             (225)
                                   -------       --------       --------       --------     --------         --------
INCOME BEFORE INCOME TAX
  PROVISION.....................     6,815         11,101          1,687         19,603        9,639           29,242
PROVISION FOR INCOME TAXES......     3,328            253          5,319(g)       8,900        4,376(g)        13,276
                                   -------       --------       --------       --------     --------         --------
NET INCOME......................   $ 3,487       $ 10,848       $ (3,632)      $ 10,703     $  5,263         $ 15,966
                                   =======       ========       ========       ========     ========         ========
  Earnings per share:
    Basic and diluted...........                                                                             $   0.54(i)
                                                                                                             ========

                       PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             THREE MONTHS ENDED MARCH 31, 1998
                                   --------------------------------------------------------------------------------------
                                      THE         ACQUIRED       PRO FORMA                    OFFERING        PRO FORMA,
                                   COMPANY(a)   BUSINESSES(b)   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS       AS ADJUSTED
                                   ----------   -------------   -----------     ---------   ------------      -----------
REVENUES:........................    $4,219        $48,300       $     --        $52,519      $     --         $ 52,519
EXPENSES:
  Direct costs...................     3,364         37,054              7(c)      40,425            --           40,425
  General and administrative.....       710          5,550           (975)(d)      5,285            --            5,285
  Depreciation and
    amortization.................       203          1,383          1,484(e)       3,070            --            3,070
                                     ------        -------       --------        -------      --------         --------
         Total...................     4,277         43,987            516         48,780            --           48,780
INCOME (LOSS) FROM OPERATIONS....       (58)         4,313           (516)         3,739            --            3,739
OTHER (INCOME) EXPENSE:
  Interest expense, net..........       (57)           278          3,344(f)       3,565        (2,409)(h)        1,156
  Other (income) expense.........       (53)           (17)            --            (70)           --              (70)
                                     ------        -------       --------        -------      --------         --------
INCOME (LOSS) BEFORE INCOME TAX
  PROVISION......................        52          4,052         (3,860)           244         2,409            2,653
PROVISION FOR INCOME TAXES.......       358            519           (766)(g)        111         1,094(g)         1,205
                                     ------        -------       --------        -------      --------         --------
NET INCOME (LOSS)................    $ (306)       $ 3,533       $ (3,094)       $   133      $  1,315         $  1,448
                                     ======        =======       ========        =======      ========         ========
  Earnings per share
    Basic and Diluted............                                                                              $   0.05(i)
                                                                                                               ========


                       PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             THREE MONTHS ENDED MARCH 31, 1999
                                   -------------------------------------------------------------------------------------
                                      THE         ACQUIRED       PRO FORMA                   OFFERING        PRO FORMA,
                                   COMPANY(a)   BUSINESSES(b)   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS      AS ADJUSTED
                                   ----------   -------------   -----------     ---------   -----------      -----------
REVENUES:........................   $46,069        $22,087        $    --        $68,156     $     --         $ 68,156
EXPENSES:
  Direct costs...................    36,224         15,479             --         51,703           --           51,703
  General and administrative.....     4,540          2,453            112(d)       7,105           --            7,105
  Depreciation and
    amortization.................     1,937            661            472(e)       3,070           --            3,070
                                    -------        -------        -------        -------     --------         --------
         Total...................    42,701         18,593            584         61,878           --           61,878
INCOME FROM OPERATIONS...........     3,368          3,494           (584)         6,278           --            6,278
OTHER (INCOME) EXPENSE:
  Interest expense, net..........     2,160            (34)         1,439(f)       3,565       (2,409)(h)        1,156
  Other (income) expense.........       (26)            55             --             29           --               29
                                    -------        -------        -------        -------     --------         --------
INCOME (LOSS) BEFORE INCOME TAX
  PROVISION AND EXTRAORDINARY
  CHARGE.........................     1,234          3,473         (2,023)         2,684        2,409            5,093
PROVISION FOR INCOME TAXES.......       540            203            432(g)       1,175        1,055(g)         2,230
                                    -------        -------        -------        -------     --------         --------
INCOME BEFORE EXTRAORDINARY
  CHARGE.........................   $   694        $ 3,270        $(2,455)       $ 1,509     $  1,354         $  2,863
                                    =======        =======        =======        =======     ========         ========
  Earnings per share
    Basic and Diluted............                                                                             $   0.10(i)
                                                                                                              ========

                            PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)


                                                            AT MARCH 31, 1999
                          --------------------------------------------------------------------------------------
                             THE                    PRO FORMA                       OFFERING         PRO FORMA,
                          COMPANY(j)   TEXEL(j)   ADJUSTMENTS(k)     PRO FORMA   ADJUSTMENTS(k)      AS ADJUSTED
                          ----------   --------   --------------     ---------   --------------      -----------
ASSETS
Cash and cash
  equivalents...........   $     --    $ 2,126       $    --         $  2,126       $     --          $  2,126
Accounts receivable,
  net...................     43,400      6,525            --           49,925             --            49,925
Unbilled accounts
  receivable for
  work-in-process.......     25,391        786            --           26,177             --            26,177
Inventory...............     14,682         --            --           14,682             --            14,682
Prepaid and other
  current assets........      1,241         14            --            1,255             --             1,255
                           --------    -------       -------         --------       --------          --------
         Total current
           assets.......     84,714      9,451            --           94,165             --            94,165
                           --------    -------       -------         --------       --------          --------
Property and equipment,
  net...................     35,314      1,010            --           36,324             --            36,324
                           --------    -------       -------         --------       --------          --------
Goodwill, net...........     72,290         --        33,384(i)       105,674             --           105,674
Deferred financing
  costs, net............      3,976         --            --            3,976         (2,476)(v)         1,500
Other, including
  deferred income tax
  asset.................      2,079         --            --            2,079             --             2,079
                           --------    -------       -------         --------       --------          --------
         Total..........   $198,373    $10,461       $33,384         $242,218       $ (2,476)         $239,742
                           ========    =======       =======         ========       ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-
  term debt.............   $ 10,271    $    --       $ 1,550(ii)     $ 11,821       $(11,821)(vi)     $     --
Borrowing under credit
  facility..............      8,000         --         2,000(ii)       10,000        (10,000)(vi)           --
Accounts payable........     13,796      1,297            --           15,093             --            15,093
Accrued liabilities.....     11,209        786            --           11,995             --            11,995
Deferred revenues.......      3,084        102            --            3,186             --             3,186
Other liabilities,
  including deferred
  income tax
  liability.............        201         --           513(iii)         714             --               714
                           --------    -------       -------         --------       --------          --------
         Total current
          liabilities...     46,561      2,185         4,063           52,809        (21,821)           30,988
                           --------    -------       -------         --------       --------          --------
Long-term debt..........    111,329         --        23,450(ii)      134,779        (69,863) (vi)      64,916
Deferred income tax
  liability.............      5,450         --         1,537(iii)       6,987             --             6,987
Deferred revenues.......      4,670        297            --            4,967             --             4,967
                           --------    -------       -------         --------       --------          --------
         Total
          liabilities...    168,010      2,482        29,050          199,542        (91,684)          107,858
Convertible preferred
  stock.................     20,470         --            --           20,470        (20,470)(vii)          --
Value of redemption
  rights associated with
  junior subordinated
  convertible note......      1,056         --            --            1,056         (1,056)(vii)          --
                           --------    -------       -------         --------       --------          --------
                             21,526         --            --           21,526        (21,526)               --
                           --------    -------       -------         --------       --------          --------
  Stockholders'
    equity..............      8,837      7,979         4,334(iv)       21,150        110,734(viii)     131,884
                           --------    -------       -------         --------       --------          --------
         Total..........   $198,373    $10,461       $33,384         $242,218       $ (2,476)         $239,742
                           ========    =======       =======         ========       ========          ========

                   NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    (a) Results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent the actual historical 1998 results of the Company, including results for the acquired businesses purchased in the related 1998 period from the date of acquisition. Results for the three months ended March 31, 1999 represent our actual historical results, including results for the acquired businesses purchased in the first quarter of 1999 from the date of acquisition.

    (b) Results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent combined historical 1998 results for (1) the acquired businesses purchased in the related 1998 period prior to the date of acquisition and (2) the acquired businesses purchased in 1999. Results for the three months ended March 31, 1999 represent combined historical results for (1) the acquired businesses purchased in 1999 prior to the date of acquisition and
(2) Texel which was acquired on May 25, 1999.

    (c) Reflects the decrease resulting from differentials between the compensation levels of the former owners of U.S. Cable that related to direct costs and the terms of their employment agreements entered into with the Company. A portion of the salaries of the former owners of U.S. Cable is also included in general and administrative expenses. After the acquisition of the acquired businesses, the owners' duties and responsibilities will not change and additional costs are not expected to be incurred related to their efforts.

    (d) The pro forma adjustment consists of the following:


                                                                              THREE MONTHS
                                                                                  ENDED
                                                               YEAR ENDED       MARCH 31,
                                                              DECEMBER 31,   ---------------
                                                                  1998        1998     1999
                                                              ------------   -------   -----
Owners compensation (i).....................................    $(14,036)    $  (969)  $  12
Business not acquired (ii)..................................      (1,372)        (86)     --
Rent expense (iii)..........................................         220          80     100
                                                                --------     -------   -----
                                                                $(15,188)    $  (975)  $ 112
                                                                ========     =======   =====



         (i) Reflects the decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between the former owners and the Company. After the acquisition of the acquired businesses, the owners' duties and responsibilities will not change and additional costs are not expected to be incurred related to their efforts. Also reflects the elimination of compensation expense associated with the distribution of excess cash balances to the former owners of the acquired businesses immediately prior to the dates of acquisition by Orius.


         (ii) Reflects the elimination of a business not purchased from CATV Subscriber Services.


         (iii) Reflects the rent expense resulting from our current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from our leasing rather than owning related facilities which were not purchased from the former owners of the acquired businesses.



    (e) Depreciation has been derived utilizing the property and equipment values of each of the acquired businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the acquired businesses in the period presented. Reflects the impact on depreciation resulting from the application of our straight-line depreciation policy rather than those of the former owners of the acquired businesses. In addition, reflects the change in depreciation resulting from the write-up of property and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated based on goodwill lives ranging from 10 to 25 years. The pro forma adjustments consist of the following:



                                                                              THREE MONTHS
                                                                                 ENDED
                                                               YEAR ENDED      MARCH 31,
                                                              DECEMBER 31,   --------------
                                                                  1998        1998    1999
                                                              ------------   ------   -----
Depreciation:
  Change in accounting policy...............................    $(3,088)     $ (462)  $(738)
  Write-up of property and equipment........................      2,679         815     575
                                                                -------      ------   -----
                                                                   (409)        353    (163)
Amortization of goodwill....................................      3,756       1,131     635
                                                                -------      ------   -----
                                                                $ 3,347      $1,484   $ 472
                                                                =======      ======   =====

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    (f) Reflects the increase in interest expense at our borrowing rate under our bank credit agreements on the indebtedness resulting from the purchase of the acquired businesses. In addition, reflects elimination of $67 and $25 during the year ended December 31, 1998 and three months ended March 31, 1998, respectively, of a business not purchased from CATV Subscriber Services. Under the terms of our bank credit agreements, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense would change by $194 for the year ended December 31, 1998 and $49 for the three month periods ended March 31, 1998 and March 31, 1999.

    (g) Reflects the income tax rate that would have been in effect if the acquired businesses had been combined and subject to a federal statutory rate of 35% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.


    (h) Reflects the decrease in interest expense at our borrowing rate under our new credit facility on the indebtedness remaining after using the proceeds from the initial public offering to repay a portion of our indebtedness. Under the terms of our new credit facility, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense as adjusted would change by $81 for the year ended December 31, 1998 and $20 for the three month periods ended March 31, 1998 and March 31, 1999.


    (i) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the conversion of series A and series B preferred stock, the stock split, this offering and the conversion of the junior subordinated convertible note as well as the dilutive effect of shares issuable upon exercise of outstanding options.

    (j) Represents the actual historical balance sheets for the Company and Texel as of March 31, 1999.

    (k) The following are adjustments to the aforementioned balance sheets:


        (i) Reflects $32,634 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $750 of transaction related expenses.


        (ii) Reflects additional borrowings of $25,000 and $2,000 under the senior secured credit facility and revolving credit facility, respectively, to fund the Texel acquisition of $26,250 and $750 of transaction related expenses.

        (iii) Reflects liabilities assumed in connection with the Texel acquisition.

        (iv) Reflects the issuance of Orius common stock used to fund the acquisition of Texel and the elimination of the equity of Texel.

        (v) Reflects the capitalization of deferring financing fees incurred for the new credit facility and the write-off of fees associated with the previous facility.

        (vi) Reflects the repayment of debt with the proceeds from the initial public offering.

        (vii) Reflects the conversion of the convertible preferred stock and the junior convertible subordinated note.

        (viii) Reflects the issuance of common stock in conjunction with the initial public offering and the conversion of the convertible preferred stock and the junior convertible subordinated note and the exercise of 339,983 warrants.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following selected historical financial data of Channel as of December 31, 1997 and for the years ended December 31, 1996 and 1997 have been derived from audited financial statements and related notes included elsewhere in this prospectus. The following selected historical financial data of Channel as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.


     The selected historical financial data of our company as of and for the period ended December 31, 1998 have been derived from the audited financial statements and related notes appearing elsewhere in this prospectus.


     The selected historical financial data of our company as of and for the three months ended March 31, 1999 have been derived from unaudited financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data.


     The selected historical financial data should be read in conjunction with the information contained in "Selected Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.


                                                 OPERATING DATA                      THREE MONTHS
                                             YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                 -----------------------------------------------   ----------------
                                  1994      1995      1996      1997      1998      1998     1999
                                 -------   -------   -------   -------   -------   ------   -------
CHANNEL:(a)
  Total revenues...............  $23,218   $20,731   $32,125   $20,268             $4,219
  Income (loss) from
    operations.................    1,786       279     4,638     1,926                (58)
  Income before tax
    provision..................    1,613       138     4,823     2,063                 52
THE COMPANY:
  Total revenues...............                                          $81,551            $46,069
  Income from operations.......                                            9,251              3,368
  Income before tax provision
    and extraordinary charge...                                            6,815              1,234
  Extraordinary charge, net of
    tax benefit................                                                                 770



                                                       BALANCE SHEET DATA
                                                         AT DECEMBER 31,
                                           -------------------------------------------   AT MARCH 31,
                                            1994     1995     1996     1997     1998         1999
                                           ------   ------   ------   ------   -------   ------------
CHANNEL:
  Working capital........................  $2,476   $2,605   $4,709   $4,746
  Total assets...........................   7,555    8,484   12,948    9,669
  Total debt.............................   2,228    2,912       --       --
THE COMPANY:
  Working capital........................                                      $20,921     $ 38,153
  Total assets...........................                                       95,644      198,373
  Total debt.............................                                       55,264      129,600


------------


(a) Income from operations and income before tax provision reflect expenses that would not be included in our company's results going forward, such as excess owners' compensation. The operating data of the predecessor includes its results of operations which were sold during 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to our actual or projected future financial performance. This discussion and analysis should be read in conjunction with the financial statements and related notes which appear elsewhere in this prospectus.


OVERVIEW

     We derive our revenues primarily from installing, designing, engineering and maintaining aerial and underground fiber-optic, coaxial and copper cable systems. In addition, we provide interior wiring services, which include the installation of integrated voice, data and video local and wide area networks in facilities. Finally, we also provide installation services for utility companies. We currently perform work for more than 200 customers. We had pro forma 1998 revenues of approximately $265 million and approximately $68 million for the three months ended March 31, 1999. Of our pro forma 1998 revenues, 47% was from services provided to cable television system operators, 29% was from services provided to telecommunications providers and 24% was from interior wiring and other services.

     Our three primary types of contracts include:

     - installation contracts for specific projects

     - master service agreements for all specified services within a defined geographic territory, and

     - turnkey agreements for comprehensive installation, design, engineering and maintenance services.

These contracts are awarded on the basis of competitive bids, the final terms and pricing of which are frequently negotiated with the customer. The majority of our contracts provide that we will furnish a specified unit of service for a specified unit of price. For example, we contract to install cable for a specified rate per foot. We recognize revenues as the related work is performed. Production reports are inspected and approved by both our on-site quality control manager and the customer's on-site project manager. A small percentage of our work is performed under percentage-of-completion contracts. Under this method, revenues are recognized on a cost-to-cost method based on the percentage of total cost incurred to date in proportion to total estimated cost to complete the contract.

     Project-specific agreements are billed on either a unit basis, as work is completed, or a deferred unit basis, when work is completed in connection with the overall project. Unbilled revenues consist of work-in-process on contracts based on work performed, but not yet billed. All costs associated with unbilled revenues are recorded as expenses in the same period as the unbilled revenue. Customers are generally billed weekly. This process is intended to keep disputed billings to a minimum, improve receivable collections and reduce our risk on deferred billing projects. Master service agreements are billed on a unit basis where bills are delivered upon completion of work. Turnkey agreements are billed both on a unit and deferred unit basis.

     Direct costs include all direct costs of providing services to our customers, other than depreciation on fixed assets which we own or use under capital leases. Except for turnkey agreements, materials are typically provided by our customers. General and administrative costs include all costs of our management personnel and the management of our subsidiaries, rent, utilities, travel and centralized costs such as insurance administration, professional costs and clerical and administrative overhead. Our operating subsidiaries' management personnel, and, with respect to national accounts, our executive management, handle all sales and marketing functions as part or their regular duties and, therefore, we do not incur material selling expenses.


RECENT ACQUISITIONS


     Channel Communications, Inc. has been designated as our accounting acquiror. All our acquisitions were accounted for using the purchase method of accounting and, as a result, our financial statements will not include the results of operations of the acquisitions prior to the date they were acquired. The excess of the fair value of the consideration paid for the acquisitions of $105.6 million over the fair value of the net assets purchased from the acquired corporations has been recorded as goodwill. The majority of this goodwill is being amortized over its estimated useful life of 25 years as a non-cash charge to operating income. The effect to our net income of this amortization expenses, a majority which is not deductible for tax purposes, is expected to be approximately $4.5 million per year. Due to the timing of our acquisitions and related costs, we believe that period to period comparisons may not be meaningful in the near future.


  1998 ACQUISITIONS

     Our corporate predecessor, North American Tel-Com Group, was incorporated in Florida in 1997. Orius was incorporated in Delaware in January 1999 and, in February 1999, as a result of a corporate reorganization, North American became our subsidiary. North American had no substantive operations until March 1998 when we acquired Cablemasters Corp., Channel, Excel Cable Construction, Inc. and Mich-Com Cable Services, Incorporated, with combined 1997 revenues of approximately $44 million.

     In June 1998, we acquired U.S. Cable, Inc., with 1997 revenues of approximately $15 million.

     In August 1998, we acquired CATV Subscriber Services, Inc., Burn-Techs, Inc. and State Wide CATV, Inc., with combined 1997 revenues of approximately $26 million.

  1999 ACQUISITIONS

     In February 1999, we acquired DAS-CO of Idaho, Inc., Schatz Underground Cable, Inc., Copenhagen Utilities & Construction, Inc. and Network Cabling Services, Inc., which have combined 1998 revenues of approximately $113 million.

     In May 1999, we acquired Texel, with 1998 revenues of approximately $30 million.

     These 13 acquisitions have pro forma 1998 revenues of approximately $265 million and combined 1997 revenues of approximately $217 million. Prior to their acquisition by Orius, many of our subsidiaries were operated with different strategic and financial objectives. Some of the former owners of the businesses we acquired sought to maximize cash flow and stockholder distributions, rather than reinvest earnings in future growth. In addition, our acquired businesses operated under varying tax structures which influenced the historical level of owners' compensation. As a result of the foregoing, gross profits and selling, general and administrative expenses as a percentage of revenues may not be comparable among the acquired businesses on an historical basis.

     We entered into a new credit facility in connection with our February 1999 acquisitions and incurred a one-time non-cash related charge of approximately $800,000, net of tax benefit of approximately $600,000. At March 31, 1999 we had deferred financing costs recorded as an asset of approximately $4 million and anticipate that some portion and possibly all of the

$4 million may be written-off in a similar non-cash charge upon the closing of this offering in connection with the refinancing of our existing credit facility.

RESULTS OF OPERATIONS

  PRO FORMA AND COMBINED RESULTS OF OPERATIONS -- ORIUS

     Pro Forma Three Months Ended March 31, 1999 Compared to Pro Forma Three Months Ended March 31, 1998


     Revenues. Revenues increased 30.0%, or $15.7 million, from $52.5 million for the three months ended March 31, 1998 to $68.2 million for the three months ended March 31, 1999. The growth was primarily attributable to a 43% increase in demand from our cable customers and a 34% increase attributed to our telecommunications customers, which when combined accounted for $15.3 million of the total increase. Included in that amount was approximately $7.2 million of revenues from turnkey contracts with our cable customers, which were not in place during the prior period. Additionally, favorable weather conditions at key telecommunications project sites allowed for an overall increase in services provided. Revenues from interior wiring and other customers grew 4% over the comparable period, or $400,000, due to a general increase in demand for our services.



     Direct Costs. Direct costs increased 28.0%, or $11.3 million, from $40.4 million for the three months ended March 31, 1998 to $51.7 million for the three months ended March 31, 1999. These amounts represent a 1.0% decrease in direct costs as a percentage of revenues from 76.9% for the three months ended March 31, 1998 to 75.9% for the three months ended March 31, 1999. The improvement was a result of improved pricing on selected turnkey and master service agreements contracts, increased utilization of assets and generally favorable weather conditions, which led to improved labor productivity. This productivity was partially offset by the increased reliance on subcontractors as a percentage of total labor to service the increasing level of activity.



     General and Administrative Expenses. General and administrative expenses increased 34.0%, or $1.8 million from $5.3 million for the three months ended March 31, 1998 to $7.1 for the three months ended March 31, 1999, and represented 10.1% of revenues in 1998 and 10.4% of revenues in 1999. The variance was primarily due to the increased payroll and expenses required to service the increased levels of activity, and a one time consulting payment of $550,000 related to the closing of four acquisitions in the quarter. Exclusive of this payment, general and administrative expenses decreased to 9.6% as a percent of revenues for the three months ended March 31, 1999.



     Depreciation and Amortization Expense. Depreciation and amortization expense was $3.1 million for the three months ended March 31, 1998 and for the three months ended March 31, 1999.


     Interest Expense. Interest expense, net, was $3.6 million for the three months ended March 31, 1998 and for the three months ended March 31, 1999.


     Provision For Income Taxes. The provision for income taxes increased from $111,000 to $1.2 million from the first quarter of 1998 to the first quarter of 1999. Our effective tax rate was 45.4% in 1998 and 43.8% in 1999 including provision for federal, state and local taxes in each of the periods. The increase was primarily attributable to the increased profits generated by our company.


    Pro Forma Year Ended December 31, 1998 Compared to Combined Year Ended December 31, 1997

     Revenues. Revenues increased 21.8%, or $47.3 million, from $217.4 million for the year ended December 31, 1997 to $264.7 million for the year ended December 31, 1998. Growth in demand from our cable and interior wiring customers each exceeded 45%, a combined increase of $55.3 million due to a general increase in demand for our services. Revenues from our telephone customers increased $1.0 million or 1.5% compared to prior year due to an increase in activities under master service agreements. Other contract revenues declined $9.0 million or 37.2% due to the completion of several municipal construction contracts in 1997.


     Direct Costs. Direct costs increased from $163.9 million for the year ended December 31, 1997 to $193.5 million for the year ended December 31, 1998. The increase was due to the increased level of activity, and represents a decline in direct costs as a percentage of revenues of 2.3% from 75.4% for the year ended December 31, 1997 to 73.1% for the year ended December 31, 1998. The increased productivity was due to increased utilization of assets and a shift to higher margin telecommunications contracts from municipal construction contracts.


     Pro Forma Year Ended December 31, 1998

     Revenues. Revenues for the year ended December 31, 1998 were $264.7 million.


     Direct Costs. Direct costs for the year ended December 31, 1998 were $193.5 million, or 73.1% of revenues.



     General and Administrative Expenses. General and administrative expenses for the year ended December 31, 1998 were $25.3 million, or 9.6% of revenues.



     Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 1998 was $12.3 million, or 4.6% of revenues.



     Income From Operations. Income from operations for the year ended December 31, 1998 was $33.6 million, or 12.7% of revenues.


     Interest Expense. Net interest expense for the year ended December 31, 1998 was $14.2 million, or 5.4 % of revenues.


     Provision For Income Taxes. The provision for income taxes for the year ended December 31, 1998 was $8.9 million, or 3.4% of revenues.


  HISTORICAL RESULTS OF OPERATIONS -- ORIUS AND CHANNEL

     Our historical financial statements for the year ended December 31, 1998 include the results of Channel prior to its acquisition, for accounting purposes, by our company on March 31, 1998. These results include the other companies acquired in 1998 from the dates of acquisition. Our historical financial statements for the three months ended March 31, 1998 and the year ended December 31, 1997 consist solely of the results of Channel.

     Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

     The variations in our historical results for the three months ended March 31, 1999 and 1998 were primarily attributable to our completion of 12 acquisitions at different times during 1998 and the three months ended March 31, 1999. Accordingly, we believe that further explanation of these variances are not meaningful.

     Revenues. Revenues for the three months ended March 31, 1999 were $46.1 million and for the three months ended March 31, 1998 were $4.2 million.

     Direct Costs. Direct costs for the three months ended March 31, 1999 were $36.2 million, or 78.6% of revenues and for the three months ended March 31, 1998 were $3.3 million, or 79.7% of revenues.

     General and Administrative Expense. General and administrative expenses for the three months ended March 31, 1999 were $4.5 million or 9.9% of revenues and for the three months ended March 31, 1998 were $710,000 or 16.8% of revenues.


     Depreciation and Amortization Expense. Depreciation and amortization for the three months ended March 31, 1999 was $1.9 million or 4.2% of revenues and for the three months ended March 31, 1998 was $203,000 or 4.8% of revenues.


     Interest Expense (Income), Net. Interest expense, net, for the three months ended March 31, 1999 was $2.2 million and for the three months ended March 31, 1998 was ($57,000).


     Provision For Income Taxes. The provision for income taxes for the three months ended March 31, 1999 was ($38,000) and for the three months ended March 31, 1998 was $358,000.


     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     The variations in our historical results for the years ended December 31, 1998 and 1997 were primarily attributable to our completion of eight acquisitions at different dates during 1998. Accordingly, we believe that further explanation of these variances are not meaningful.

     Revenues. Revenues for the year ended December 31, 1998 were $81.5 million and for the year ended December 31, 1997 were $20.3 million.

     Direct Costs. Direct costs for the year ended December 31, 1998 were $59.9 million, or 73.4% of revenues and for the year ended December 31, 1997 were $15.3 million, or 75.3% of revenues.

     General and Administrative Expense. General and administrative expenses for the year ended December 31, 1998 were $8.6 million or 10.6% of revenues and for the year ended December 31, 1997 were $2.3 million or 11.2% of revenues.


     Depreciation and Amortization Expense. Depreciation and amortization for the year ended December 31, 1998 was $3.8 million or 4.6% of revenues and for the year ended December 31, 1997 was $823,000 or 4.1% of revenues.


     Interest Expense (Income), Net. Interest expense, net, for the year ended December 31, 1998 was $2.5 million and for the year ended December 31, 1997 was ($66,000).

     Provision (Benefit) For Income Taxes. The provision for income taxes for the year ended December 31, 1998 was $3.3 million and for the year ended December 31, 1997 was ($137,000).

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996


     Revenues. Revenues decreased 36.9%, or $11.9 million, from $32.1 million for the year ended December 31, 1996 to $20.3 million for the year ended December 31, 1997. The decrease was primarily attributable to a reduction in demand for Channel's services and the sale by Channel of operating assets.


     Direct Costs. Direct costs decreased 35.1%, or $8.3 million, from $23.5 million for the year ended December 31, 1996 to $15.3 million for the year ended December 31, 1997. As a percentage of revenues, direct costs increased from 73.2% to 75.2% primarily due to an increase of fixed costs as a percentage of direct costs.

     General and Administrative Expense. General and administrative expenses decreased 43.8%, or $1.8 million, from $4.0 million for the year ended December 31, 1996 to $2.3 million for the year ended December 31, 1997. As a percentage of revenues, general and administrative expense decreased from 12.5% to 11.2 as a result of a reduction of salary related costs.

     Depreciation and Amortization Expense. Depreciation and amortization increased 22.8%, or $153,000, from $670,000 for the year ended December 31, 1996 to $823,000 for the year ended December 31, 1997. As a percentage of revenues, depreciation and amortization expense increased from 2.1% to 4.1% primarily due to fixed charges resulting from capital investments made prior to the reduction in demand for services.

     Interest Income, Net. Interest income, net, decreased 32%, or $31,000, from $97,000 for the year ended December 31, 1996 to $66,000 for the year ended December 31, 1997 due to a reduction in the amount of invested cash.

     Provision (Benefit) For Income Taxes. The provision (benefit) for income taxes, decreased 108.5%, or $1.8 million from a provision of $1.6 million for the year ended December 31, 1996 to a benefit of ($137,000) for the year ended December 31, 1997. The decrease was attributable to a reduction in taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity requirements have been primarily to support our increased working capital requirements, for capital expenditures and to fund acquisitions. We have historically financed our liquidity needs through a combination of bank borrowings, the sale of debt and equity securities and cash flow from operations.


     As of March 31, 1999, we had $0 cash and cash equivalents, working capital of $38.1 million, including $18.3 million of short-term debt, and long-term debt of $111.3 million, net of current maturities, including borrowings of $128.0 million under our credit facilities.



     During the three months ended March 31, 1999, we used $8.5 million of net cash in operating activities primarily related to increases in accounts receivable, unbilled accounts receivable for work in process and inventory. Changes in working capital accounts are driven predominantly by our acquisitions and as such are not comparable to prior periods. We used net cash in investing activities of $67.3 million, including $65.7 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $73.6 million, resulting primarily from $130.5 million of borrowings under our credit facility reduced by payment of debt assumed in connection with acquisitions and private sales of equity securities. In connection with entering the credit agreement on February 26, 1999, we issued to several of the lenders warrants to purchase a total of 371,853 shares of common stock. The warrants expire March 31, 2009 and entitle the holders to purchase common stock for $.01 per share. The warrants are exercisable at any time. In February 1999, we sold 7,596.38 shares of Series B preferred stock for $7.6 million and 1,029,078 shares of our common stock to our existing stockholders and employees for $2.4 million. The proceeds from those transactions were used to fund a portion of the 1999 acquisitions.



     In connection with the acquisition of Network Cabling Services, Inc., we are obligated to pay up to $500,000 in each of the next two years if the acquired company meets designated financial targets through December 31, 2000. In connection with the acquisition of Copenhagen Utilities, Inc., we are obligated to pay up to $2,438,000 and issue up to 120,259 additional shares of common stock in each of the next two years if the acquired company meets designated financial targets through December 31, 2000. If the additional consideration is paid it will be accounted for as additional purchase price consideration.


     During the three months ended March 31, 1999, we funded $1.5 million of capital expenditures for an upgrade in our management information systems and additions to our vehicles and equipment. We expect to spend approximately $9.5 million for capital expenditures for the remainder of 1999.

     During the nine months ended December 31, 1998, we used $5.2 million of net cash in operating activities primarily related to increases in accounts receivables, unbilled accounts receivable for work in process and inventory. Changes in working capital accounts are driven predominantly by the acquisitions throughout the period and as a result are not comparable to prior periods. We used net cash in investing activities of $44.6 million, including $40.9 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $50.7 million, resulting primarily from $61.3 million of borrowings under our credit facility reduced by payment of debt assumed in connection with acquisitions and private sales of equity securities. In March 1998, we sold 10,000 shares of Series A preferred stock for $4.4 million, net of issuing costs. At the same time, we borrowed $1 million in the form of a junior subordinated convertible note. The proceeds from those transactions were used to fund a portion of the 1998 acquisitions.



     We currently have a $170 million credit facility with a group of financial institutions. Our existing subsidiaries, and future subsidiaries will, guarantee the repayment of all amounts due under our credit facility, and the existing facility restricts pledges of our material assets. The credit facility contains usual and customary covenants for a credit facility of this nature including the prohibition of the payment of dividends, financial ratios and indebtedness covenants and a requirement to obtain the consent of our lenders for acquisitions which include a large cash consideration component. As of June 30, 1999, we had approximately $167 million outstanding under the credit facility.


     In June 1999, we received a commitment for a new revolving credit facility in the amount of $150 million. This facility will be provided by a group of banks and other financial institutions led by Bank of America, N.A. We expect to enter into this facility following the closing of this offering. The facility will mature approximately five years after the date of the closing of the facility.


     Through May 26, 1999, we had acquired 13 businesses for an aggregate consideration of $28.9 million of common stock, $138.6 million in cash and the assumption of $14.6 million in debt. The cash portion of the consideration was provided by borrowings under our credit facility and the issuance of debt and equity securities.


     As part of our growth strategy, we intend to pursue selective acquisitions. The timing, size or success of any prospective acquisitions and the related capital commitments cannot be predicted. To the extent that we seek to grow by acquisitions that involve consideration other than our common stock, our capital requirements may increase, although we are not currently subject to any commitments or obligations with respect to any additional acquisitions. We expect to fund future acquisitions primarily with issuances of additional equity securities, the available portion of our credit facility and cash flow from operations. We expect that our cash flow from operations and proceeds from the offering will provide sufficient cash to allow us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment through the end of 2000.

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

     Our operations are seasonal, generally resulting in reduced revenues and profits during the first and fourth quarters relative to other quarters. Factors affecting the seasonality of our business are holiday season shut-downs, adverse weather conditions and capital expenditure patterns of our customers that can negatively affect telecommunications systems repair, replacement and expansion. Additionally, our industry can be highly cyclical. As a result, our business volume may be adversely affected by declines in new projects in various geographic regions. Quarterly results may also be materially affected by the timing and magnitude of acquisitions and related costs, variations in the margins of projects performed during any particular quarter and regional economic conditions. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

YEAR 2000 COMPLIANCE

     Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000 compliant" means a computer or a computer system that has been designed or modified to recognize dates on and after January 1, 2000. We may be affected by Year 2000 issues in our own information technology ("IT") systems or non-IT systems, as well as by Year 2000 issues related to IT and non-IT systems operated by third parties. If our systems are not Year 2000 compliant, they could malfunction or fail altogether, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

CURRENT SITUATION

     Our plan to address the Year 2000 issue is structured in three phases: inventory, analysis and implementation. The inventory phase is an investigation of all our operations to identify the software and hardware used in all of our systems. The analysis phase is an evaluation of each component to determine date sensitivity to the Year 2000 and the identification and recommendation of possible corrective actions. The implementation phase involves testing and verification that the systems to be implemented are Year 2000 compliant, and are deployed as required into our overall systems.

IT SYSTEMS.  Our current state of progress with our IT systems is as follows:

     - Inventory Phase. Since March, 1998, we have acquired 13 telecommunications companies each with its own information system for project management, inventory control and financial reporting. We determined that one system should be developed to manage our projected growth. We believe the inventory phase of our IT systems is complete.

     - Analysis Phase. During the fourth quarter of 1998, we began evaluating software products from third-party vendors that included modules for project management, inventory control, database and financial reporting to replace the ITsystems of businesses we have acquired. Each of the third-party vendors from which we purchased software modules and hardware components of our new system certified to us that the modules and components were Year 2000 compliant. The majority of our IT system will be implemented without modification. We have engaged a consulting firm that will certify that any needed modifications are Year 2000 compliant. We are in the process of reviewing all of the Year 2000 testing programs of vendors who have provided us with certifications to determine the quality of their testing and whether additional testing will be required. We believe we are 85% complete with testing of all of the components, and expect to complete this process by October 31, 1999. We are not currently aware of any Year 2000 problems relating to our IT system or the systems and hardware supplied by third parties which would have a material effect on our business, results of operations, or financial condition. To date, we have handled our Year 2000 plan with our own internal personnel and have not engaged any third-party consultants other than those involved with implementation of our new systems.

     - Implementation Phase. The implementation phase consists of the conversion and replacement of the systems of our acquired businesses with the third-party software and hardware selected in the IT analysis phase of the project. During December 1998, we began converting our operations to the new systems. Currently, we operate 13 subsidiaries and have converted eight of these locations to the new IT systems. The remaining five subsidiaries have begun implementation activities and are expected to be converted by October 31, 1999.


NON-IT SYSTEMS. We are at the initial inventory phase for our non-IT systems such as chips and microprocessors that may be embedded in our facilities and equipment. We believe there is a minimal amount of dependence of our critical operations on non-IT systems. However, since we have not completed our inventory and assessment, we cannot currently determine if there are any potential Year 2000 problems that would cause a material adverse effect on our business, results of operations, or financial condition. We expect to complete all phases of our Year 2000 plan for our non-IT systems by October 31, 1999.


THIRD-PARTY SYSTEMS. We rely on third-party suppliers for operating supplies, merchandise for resale, utilities, equipment and other key services. Additionally, we rely on several key large customers for a continued source of revenues. Interruption of any third-parties' operations due to Year 2000 issues could have a material adverse effect on our business, results of operations or financial condition. We have begun efforts to evaluate the progress of our critical third-party suppliers and customers relative to their Year 2000 issues. Letters and questionnaires are being sent to all essential third parties with which we do business to assess their Year 2000 readiness. To the extent necessary, we will seek alternative third-party relationships if circumstances warrant. We expect to complete the analysis of the Year 2000 plan for our third-party systems by October 31, 1999.

COSTS


     The majority of our costs to address the Year 2000 issue are related to the development of our new management information systems. Our costs principally consist of licensing software modules and purchasing hardware components. As of March 31, 1999, we have spent a total of approximately $500,000 for the new IT systems. Our costs have been capitalized in accordance with generally accepted accounting principles. We expect to incur $500,000 in additional software and hardware costs installing the new IT system at our remaining current locations in 1999. The aggregate cost of conversion and training employees for the new IT system, which will be charged to expense in the period incurred, is expected to be approximately $200,000. Although we do not expect to incur significant expenses to address the Year 2000 issue beyond our capital investment in the new IT system software and hardware, Year 2000 problems may require us to incur unanticipated expenses which could have a material adverse effect on our business, financial condition, or results of operations. These costs account for approximately 90% of our information technology budget for 1999. To date, the development of our management information system has run concurrent with and been a part of our Year 2000 compliance efforts. No other major projects have been deferred as a result of the system development effort. The source of the funds for our Year 2000 compliance efforts has been cash generated from operations and borrowings under our senior credit facilities.


RISKS RELATING TO THE COMPANY'S FAILURE TO BECOME YEAR 2000 COMPLIANT

     Our worst case scenarios resulting from the Year 2000 issue include:

     - interruptions to our customers' operations which could prevent them from utilizing our services and paying for the services when rendered;

     - disruptions to our utilities and other service providers which could prevent us from operating in the normal course of business;

     - failure of our suppliers' operations which could result in our inability to obtain equipment, materials and supplies to meet the demands of our customers;


     - failure to convert all of our locations to our new management information system before December 31, 1999 which could prevent our locations from processing invoices from our projects and tracking accounts receivable, tracking employee productivity and other critical financial data. These and other unknown items could prevent our locations from providing services to our customers in a timely manner; and


     - failure to convert all of the systems of the businesses we acquire during 1999 to our system prior to the year 2000 which could prevent these locations from being integrated into the rest of our operations leading to a loss in productivity, profitability and the ability to conduct ongoing operations in the normal course of business.


     The failures described above could materially and adversely affect our business, results of operations and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time what our most reasonable and likely worst case scenario would be or whether the consequences of Year 2000 failures will have a material adverse impact on our results of operations, liquidity, or financial condition. As we complete all of the phases of our Year 2000 compliance plan, we expect to have a better understanding of our most reasonably likely worst case scenarios and will tailor our contingency plans accordingly.


CONTINGENCY PLANS

     Our Year 2000 efforts are ongoing and our overall plan, as well as the consideration of contingency plans, will continue to evolve as new information becomes available. Contingency plans for Year 2000-related interruptions are being developed and will include emergency backup and recovery procedures for lost data, manual invoicing, billing and collection procedures, identification of alternate suppliers, acceleration of conversion times to our management information system and increasing inventory levels of critical supplies and equipment. These activities are intended to provide a means of managing risk, but cannot eliminate the potential for disruption due to third-party failure. We are currently considering what our final contingency plans will be in the event that we are not able to bring all of our existing and acquired systems into Year 2000 compliance by the end of 1999. We currently plan to complete all contingency plans by October 31, 1999.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SoP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and in April 1998 AcSEC issued SoP 98-5, "Reporting on the Costs of Start-up Activities." Both SoPs are effective for our 1999 financial statements. SoP 98-1 provides guidance on accounting for costs of computer software developed or obtained for internal use. SoP 98-5 requires that entities expense start-up costs and organization costs as they are incurred. The adoption of these SoPs in the first quarter of 1999 did not have a material affect on our financial statements.



     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for our 2000 financial statements, but that date is expected to be delayed to 2001 by the FASB. This Statement requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Due to the complexity of this Statement, we are still evaluating the impact, if any, on our financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in 1998 has had no impact to date as we have not had any items of other comprehensive income in any period presented.


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

                                  OUR BUSINESS

INTRODUCTION


     We are a nationwide provider of installation, design, engineering and maintenance services for the telecommunications and cable television systems industry in the United States. We also install, design, engineer and maintain interior wiring for integrated voice, data and video networks in commercial, institutional and governmental facilities, which demand has been stimulated by the rapid increases in internal networking of personal computers. Our customers utilize our services to add capacity to their existing networks, expand their networks into new geographic markets and maintain their existing fiber optic, coaxial and copper cable networks. Fiber optic cable is composed of fine glass fibers that allow light to pass through them, and can transmit a substantially higher volume of information than copper wire. Coaxial cable is composed of an insulated conducting tube surrounding a central, insulated conductor. We had pro forma 1998 revenues of approximately $265 million, of which 47% was from services provided to cable television system operators, 29% was from services provided to telecommunications providers and 24% was attributable to interior wiring and other services.



     We currently have executive offices in 9 states and perform work nationwide. Our principal customers are telecommunications providers and cable television system operators including TCI, Time Warner, MediaOne, Adelphia, Jones Intercable, U.S. West, Southwestern Bell, GTE, MCI WorldCom, Cox Communications, Charter Communications and Digital Teleport. Approximately 80% of our pro forma revenues in 1998 was generated from repeat customers, in some cases under turnkey or master service agreements. The demand for our services has accelerated as:


     - traditional telecommunications and cable television industries have converged,

     - our customers have encountered rapid growth in voice and data traffic over their networks, and

     - many of our customers have identified outsourcing as an efficient means to expand, maintain and replace their communication networks.

INDUSTRY

     We estimate that the market for installation, design, engineering and maintenance services for the telecommunications and cable television systems industry exceeded $15 billion in 1998. We believe that our industry presents substantial growth opportunities for large companies with broad geographic coverage, comprehensive technical capabilities, and responsive and quality service. Growth in our industry has been driven by the following trends:


     Telecom Deregulation. The Telecommunications Act of 1996 substantially revised prior law by preempting state and local government control over access to the telecommunications and cable television market and eliminating regulatory barriers to competition such as the antitrust consent decree that had restricted the local Bell operating companies from offering long distance telephone service, many federal pricing regulations that had affected cable television providers and FCC restrictions that had prevented telephone companies from offering cable television services. We believe the elimination of these entry barriers has and will continue to increase competition among telecommunications providers and cable television system operators in this market. In addition, many state regulatory commissions eliminated pricing regulations for telecommunications providers and cable television system operators, thus requiring these providers to be price competitive and thereby become efficient in installing and maintaining their telecommunications and cable television networks. As a result, providers are entering new markets, offering services that once were reserved for incumbent providers, and expanding and improving their existing networks.

     Increased Voice and Data Traffic on Telecommunications Networks. Growth in demand for telecommunications voice traffic, electronic commerce, delivery of information and entertainment services, and the growth, use and reliance on personal computers has created an increased need for greater bandwidth. Bandwidth controls both the speed and breadth of voice, video and data communications and is limited by the size of the cable or other facilities through which communications flow. Because of the physical limitations of existing network facilities, telecommunications providers and cable television system operators are upgrading facilities with new and innovative technology, expanding and, in many cases, replacing existing telecom infrastructure to allow for increased bandwidth in order to offer faster and greater volume of communications flow.

     Increased Outsourcing. The need to upgrade and expand telecommunications and cable television systems as a result of deregulation and the growth in demand for enhanced services and bandwidth are expected to continue to increase the current level of outsourcing to telecommunications providers and cable television system operators. The outsourcing trend has largely been driven by the efforts of telecommunications providers and cable television system operators to expedite the expansion, maintenance, replacement and enhancement of their networks, to reduce costs and to focus on their core competencies. Companies that specialize in providing services to the telecommunications and cable television industry are able to provide these services on an effective and low cost basis. In addition, we believe that telecommunications providers and cable television system operators are seeking to reduce the number of service providers they utilize by establishing preferred relationships with a select number of providers that are able to offer comprehensive solutions to their network needs across a broad geographic area.


     Industry Consolidation. While deregulation has created new market participants, consolidation in the telecommunications and cable television systems industry has created geographically diverse and in some cases integrated providers. The expanding geographic markets served by telecommunications providers and cable television system operators increase the requirement for telecommunications and cable television service providers to have broader geographic coverage capabilities. As the size and scope of telecommunications providers and cable television system operators have expanded, they are increasingly requiring service providers to provide installation, design, engineering, and maintenance services simultaneously over multiple geographic regions. Many of the smaller companies in our industry do not have the financial resources necessary to provide comprehensive service capabilities over a broad geographic area or the ability to manage multiple projects.


     Emergence of Preferred Service Providers. We believe that telecommunications providers and cable television system operators increasingly prefer to simplify vendor management through the use of well capitalized telecommunications and cable television service providers which provide comprehensive services and broad geographic coverage. These service providers must be able to build out large and complex networks quickly and with a high level of quality. Furthermore, telecommunications and cable television service providers must be able to rapidly mobilize their capital equipment, financial assets and personnel resources to effectively respond to the increasing scale and time constraints of customer demands. As telecommunications providers and cable television system operators expand their geographic market, we believe they often desire to extend existing relationships with service providers to these new markets and are increasing the use of turnkey and master service agreements. Turnkey agreements typically require the service provider to install, design, engineer and often maintain a comprehensive network for a specific project. Master service agreements typically require the service provider to install, design and maintain systems and equipment for a variety of projects over a three to five year period. Telecommunications and cable television service providers also must be able to support the substantial initial working capital and equipment commitments required for these turnkey and master service agreements. This trend favors larger, better capitalized service providers over smaller industry competitors.

     Consolidation of Our Industry. We believe our industry is highly fragmented. Most companies in our industry are relatively small, privately-held companies that have limited access to capital and offer a limited range of services over a small geographic area to a single customer or relatively few customers. In the future, telecommunications and cable television service providers will need significant management expertise, technical capabilities and capital resources to provide the level of service necessary to gain significant market share. As a result, we believe that there will continue to be consolidation within our industry and a large number of attractive acquisition candidates.

STRATEGY


     Our objective is to enhance our position as a leading provider of comprehensive telecom infrastructure services in the United States. We seek to take advantage of the growth trends in the telecom industry by offering reliable, quality service on a nationwide basis. We also seek to expand our ability to provide services under turnkey and master service agreements that allow us to be the sole provider of a variety of services. We believe our ability to offer outside installation and inside premise wiring services provides us with a competitive advantage as some of our projects include the placement and removal of various types of cable systems both inside and outside of facilities. We expect to grow both internally and by acquiring well-established and leading regional telecommunications and cable television service companies. Our growth will enhance our geographic coverage and allow us to continue to develop our diverse customer base. We also plan to continue to implement our operating strategy with respect to the businesses we acquire. Key elements of our growth and operating strategies include the following:


  GROWTH STRATEGY

     Internal Growth.  We are focused on generating internal growth by:

     - increasing the volume of services we provide to existing customers in their current markets

     - expanding the scope of services we provide to existing customers

     - leveraging customer relationships into new markets served by existing customers

     - broadening our customer base, and

     - geographically expanding our service area.

     Additionally, the competitive pressures of deregulation have prompted several existing customers to increase the outsourcing of noncore activities, which can provide opportunities for enhancing internal growth without necessarily requiring us to achieve market share gains. We are also able to increase internal growth by enhancing the utilization of the businesses we acquire by integrating their resources with those of our other operating subsidiaries.

     Our strong customer relationships, comprehensive service capabilities and nationwide geographic coverage enable us to cross-market our services and resources. These abilities and our expertise in engineering and installation project management give us a competitive advantage in obtaining new contracts. In addition, we have recently begun to offer our customers integrated installation, design, engineering and maintenance services on large-scale turnkey projects, which we believe distinguishes us from many of our competitors.

     An example of the success of our internal growth strategies is our experience on a major turnkey project for TCI. In March 1998, we were awarded a three-year, $60 million contract for the design, engineering and installation of a fiber optic/coaxial hybrid cable network for TCI in its Pittsburgh region. The three-year contract, which may be extended from time to time, involves the installation of approximately 7,800 miles of cable in western Pennsylvania, northern West Virginia and eastern Ohio. Although the TCI contract was originally awarded to Channel, Excel, Cablemasters and Mich-Com have also been involved in the completion of the contract. As a result of our enhanced combined resources and our active cross-marketing efforts, in June 1998 we were awarded a similar $10 million turnkey contract in Tulsa, Oklahoma for the installation of a TCI cable network. Revenues from turnkey agreements for the year ended December 31, 1998 and the three months ended March 31, 1999 were $4.3 million and $7.2 million, respectively. We are currently involved in discussions with several other customers for similar turnkey contracts.


     Expansion Through Selective Acquisitions. We believe that the increasing trend toward the use of preferred service providers will result in a competitive disadvantage for small and mid-sized companies that do not have access to capital and cannot provide a comprehensive range of telecommunications and cable television network services on a nationwide basis. As a result, we expect that there will continue to be a large number of attractive acquisition candidates that desire to join larger, better capitalized industry participants to compete on a nationwide basis. We believe that our financial strength, experienced management and decentralized operating strategy will be attractive to acquisition candidates. The key elements of our acquisition strategy are:

     - Enter New Geographic Markets. We intend to expand into geographic markets we do not currently serve by selectively acquiring well-established telecommunications and cable television service providers that, like our current operating subsidiaries, are leaders in their regional markets, are financially stable, have a strong customer base, have senior management committed to participating in our future growth and can enhance the resource utilization and internal growth of the businesses we have previously acquired.

     - Expand Services Within Existing Markets. We intend to explore selective acquisition opportunities in the geographic markets we already serve as well as markets serviced by businesses we acquire in the future. Once we have entered a specific geographic market, we will seek to acquire other well-established service providers in that particular market to deepen our market penetration and expand the range of services offered to our customers. We will also pursue acquisitions of smaller companies whose operations can be integrated into and leveraged with our existing operations.

  OPERATING STRATEGY

     Operate on a Decentralized Basis. We manage our operations on a decentralized basis while overall operating and financial controls and strategic planning are maintained at our corporate headquarters. Our operating subsidiaries retain responsibility for the operations, profitability and growth of their individual businesses. We believe that our decentralized operating structure retains the entrepreneurial spirit of each of the businesses we acquire and permits us to capitalize on the acquired businesses' local and regional market knowledge, specialized skills, local brand name recognition and customer relationships. Our operating subsidiaries have been in business for an average of approximately 22 years. Our executive management team has responsibility for overall operations, financing, capital expenditures, insurance, investor relations, employee benefit plans, corporate strategy and acquisitions. In addition, our executive management team is integrating management information systems and accounting reporting systems through all of our operating subsidiaries.


     Achieve Operating Efficiencies. We are continuing to centralize administrative functions. In addition, by combining overlapping operations of the businesses we acquire, we expect to achieve more efficient asset and personnel utilization and realize savings in overhead and other expenses. We intend to use our increased purchasing power to gain volume discounts in areas such as vehicles and equipment, materials, marketing, bonding, employee benefits and insurance. As we grow internally and acquire additional businesses, we will seek to realize additional cost savings and other benefits through shared purchasing, bidding, scheduling and other business practices. We have established a program where we periodically review our operations at the subsidiary level in order to identify those practices that can be successfully implemented throughout our operations nationwide. When appropriate, our operating subsidiaries work together in bidding for, winning and executing new contracts for telecom infrastructure projects by pooling their available resources, technical expertise and coverage in key geographic areas. Our executive management team coordinates our overall bidding strategies to maximize the utilization of our resources. We intend to continue to develop and expand the use of management information systems to enhance financial controls, project costing and asset utilization.


     Attract, Train And Retain Highly Qualified Personnel. We focus on attracting and retaining a highly trained and motivated workforce in order to consistently deliver innovative customer solutions and high-quality service. Our strategy is to become the employer of choice in each of the markets in which we operate by offering our employees:

     - comprehensive ongoing internal technical training programs throughout their careers

     - competitive compensation and employee benefits

     - career development opportunities and geographic mobility, and

     - equity participation in our success.

     We have a centralized employee training program and conduct numerous additional training programs throughout our offices. We believe that we have the comprehensive training, nationwide presence and financial resources to better attract and retain a highly qualified workforce than many of our competitors.

SERVICES


     Installation and Maintenance. We provide a full range of installation and maintenance services to our customers. The services we provide include the splicing and placing of cable, excavation of trenches in which to place the cable, placement of related structures such as poles, anchors, conduits, manholes, cabinets and closures, placement of drop cable from the main distribution lines to the customer's home and businesses, and maintenance and removal of these facilities. In addition, we install and maintain transmission and central office equipment. We have the capacity to directionally bore the placement of cables, a highly specialized and increasingly necessary method of placing buried cable networks in congested urban and suburban markets where trenching is highly impractical. We also employ a licensed rail plow device which enables us to bury cable on railway easements expeditiously at a low cost.



     Design and Engineering. We offer a variety of design and engineering capabilities. We design aerial, buried and underground fiber optic and copper cable systems from the telephone central office to the ultimate consumer's home or business. Engineering services for local exchange carriers include the design of service area concept boxes, terminals, buried and aerial drops, transmission and central office equipment design and the proper administration of feeder and distribution cable pairs. For competitive access providers, we design building entrance laterals, fiber rings and conduit systems. We obtain rights of way and permits in support of engineering activities, and provide installation management and inspection personnel in conjunction with engineering services or on a stand-alone basis. For cable television system operators, we perform make ready studies, strand mapping, field walk out, computer-aided radio frequency design and drafting, and fiber optic cable routing and design.


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

     Interior Wiring and Other Services. We provide a variety of interior wiring services which include the installation, design, engineering and maintenance of telecommunications and cable television networks in commercial, institutional and governmental facilities. These services generally include the development of communication networks within a company or government agency related primarily to the establishment and maintenance of computer operations, telephone systems, Internet access and communications systems established for purposes of monitoring environmental controls or security procedures. We also provide installation services for gas and water utilities.

ACQUISITION PROGRAM

     Since our formation in August 1997, we have acquired 13 telecommunications providers and cable television system operators which have pro forma 1998 revenues of approximately $265 million. The following table sets forth the businesses we have acquired.


                                    MONTH
BUSINESS ACQUIRED                 ACQUIRED         PRINCIPAL CUSTOMERS        HEADQUARTERS
-----------------                 --------         -------------------        ------------
Texel Corporation.............       May 1999  Interior Wiring              Reston, VA
Copenhagen Utilities &
  Construction, Inc...........  February 1999  Telecommunications           Clackamas, OR
Network Cabling Services,
  Inc.........................  February 1999  Interior Wiring              Houston, TX
Schatz Underground Cable,
  Inc.........................  February 1999  Telecommunications/Cable TV  Villa Ridge, MO
DAS-CO of Idaho, Inc..........  February 1999  Telecommunications           Nampa, ID
Burn-Techs, Inc...............    August 1998  Telecommunications           Tampa, FL
State Wide CATV, Inc..........    August 1998  Cable TV                     Tampa, FL
CATV Subscriber Services,
  Inc.........................    August 1998  Cable TV                     Greensboro, NC
U.S. Cable, Inc...............      June 1998  Cable TV                     O'Fallon, MO
Channel Communications, Inc...     March 1998  Cable TV                     Sheboygan, WI
Cablemasters Corp.............     March 1998  Cable TV                     Erie, PA
Mich-Com Cable Services
  Incorporated................     March 1998  Cable TV                     Stuart, FL
Excel Cable Construction,
  Inc.........................     March 1998  Cable TV                     Jacksonville, FL


     We believe that we are regarded by acquisition candidates as an attractive acquirer because of the following:

     - our strategy for creating a nationwide comprehensive and professionally managed business servicing the telecommunications and cable television systems industry

     - our access to capital resources

     - our decentralized operating strategy and opportunities to participate in a larger organization


     - our potential for increased profitability due to centralizing administrative functions, enhanced management information systems and economies of scale, and


     - the potential for owners of the businesses being acquired to participate in our planned growth while realizing liquidity.

The management of our acquired companies are instrumental in identifying and assisting in the completion of future acquisitions.

     We have developed a set of financial, geographic and management criteria designed to assist management in the evaluation of acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to the following:

     - experience and reputation of the candidate's management and operations

     - expertise of personnel

     - composition and size of the candidate's customer base

     - whether the geographic location of the candidate will enhance or expand our market area or ability to attract other acquisition candidates

     - whether the acquisition will augment our market share or services offered or help protect our existing customer base

     - historical and projected financial performance

     - historical and projected internal rate of return, return on assets and return on revenues

     - potential synergies gained by combining the acquisition candidate with our existing operations, and

     - liabilities, contingent or otherwise, of the candidate.

We anticipate that acquisition candidates in the target markets and services will typically have annual revenues ranging from $10 million to $100 million, exclusive of acquisitions which may have annual revenues below $10 million. All acquisitions are subject to initial evaluation and approval by our management before being recommended to our Board of Directors. The evaluation by management includes comprehensive financial, accounting and legal due diligence of the acquisition candidate.

BIDDING AND CONTRACTS


     Our contracts are awarded on a competitive basis, a negotiated basis, or a combination of the two depending on the nature of the contract and the customer. Upon receipt of a request for proposal, we develop a detailed bid which meets the unique specifications and requirements of each project. This process often entails strategic business analysis, resource planning, network design, cost and engineering studies and, in some cases, development of financing alternatives for the project. Bids may be structured as fixed price or cost plus, depending on the requirements of the request for proposal, and are typically quoted on a per unit basis. In either case, we believe that we enjoy a favorable competitive position due to our ability to provide a full range of high quality installation, design, engineering and maintenance services nationwide. Although master service agreements have historically been awarded in a competitive bidding process, recent trends have been toward securing or extending these contracts on negotiated terms. With the rapid expansion of the telecommunications and cable television networks, we believe that more master service agreements will be awarded on the basis of negotiated terms as opposed to the competitive bidding process.


     Our three primary types of contracts include:

     - installation contracts for specific projects

     - master service agreements for all specified services within a defined geographic territory, and

     - turnkey agreements for comprehensive installation, design, engineering and maintenance services.

     Project-Specific Contracts. We refer to contracts covering bids for particular services at specified prices as project-specific contracts. Generally, these contracts cover most installation projects completed in over one year. The majority of these contracts provide that we will furnish a specified unit of service for a specified unit of price. For example, we contract to install cable for a specified rate per foot. Pro forma revenues for project-specific contracts were $165 million in 1996, $174 million in 1997 and $218 million in 1998.

     Master Service Agreements. We refer to contracts with telecommunications providers and cable television system operators for the exclusive use of our services to perform all work up to a price ceiling within a specific geographic area as master service agreements. Under master service agreements, project services are provided upon the execution of work orders, which will describe the work to be undertaken. Each master service agreement contemplates hundreds of individual installation and maintenance projects generally valued at less than $50,000 each. While the terms of these agreements range from three to five years, our customers are generally able to terminate the agreements upon 90 days prior written notice and are often permitted to use other providers or to have the services performed by their own regularly employed personnel. Pro forma revenues for master service agreements were $32 million in 1996, $43 million in 1997 and $43 million in 1998.

     Turnkey Agreements. We refer to contracts covering a comprehensive spectrum of services, including the installation, design, engineering, and maintenance of telecommunications and cable television networks on a fixed unit-priced basis, as turnkey agreements. As we continue to grow and expand the scope of services we provide, we are able to enter into an increasing number of contracts to provide turnkey services. Even though these are generally long-term agreements, the pricing for our services is not necessarily fixed because these agreements often contain price adjustment provisions that are favorable to us as well as performance and completion incentives. Turnkey agreements require substantial initial working capital and equipment, which are partially funded by customer prepayments. Pro forma revenues for turnkey agreements were $0 in 1996, $0 in 1997 and $4 million in 1998.

CUSTOMERS


     We served a diverse group of more than 200 customers in 1998. Our customers include telecommunications providers such as incumbent local exchange carriers, competitive local exchange carriers long-distance service providers and cable television system operators. We also provide services to governmental entities, general contractors, owners and managers of commercial and institutional facilities such as public schools and utility providers. On a pro forma basis, TCI and U.S. West each accounted for approximately 10% of our revenues during 1998. For the three months ended March 31, 1999, TCI was the only customer which accounted for more than 10% of our pro forma revenues - $11.5 million, or 17%.


SALES AND MARKETING


     Our sales and marketing efforts are primarily the responsibility of the management of our operating subsidiaries. Our executive management supplements their efforts with respect to national accounts. We focus on increasing the value of comprehensive services provided to existing customers, actively cross-marketing our additional services to our existing customer base and developing new customer relationships. The management at each of our operating subsidiaries has been responsible for developing and maintaining successful long-term relationships with customers which helps facilitate our repeat business and generate cross-marketing opportunities. We use both the written and verbal referrals of our customers to help generate new business. Many of our customers or prospective customers have a qualification procedure for becoming an approved vendor based upon the satisfaction of particular performance and safety standards set by the customer. These customers often maintain a list of vendors meeting their standards and award contracts for individual jobs only to vendors which meet their standards. We strive to maintain our status as a preferred and qualified vendor to these customers.

BACKLOG


     We define our backlog as the uncompleted portion of services to be performed under project specific contracts and the estimated value of future services that we expect to provide under master service and turnkey agreements. As of March 31, 1999, our backlog was approximately $368 million. Of that amount, approximately $200 million is for work scheduled to be performed in 1999 and approximately $120 million is for work scheduled to be performed in 2000. Approximately $16.5 million of our backlog represents work subject to performance bonds and we may be required to pay liquidated damages if we fail to perform in a timely manner. Two of our customers, TCI and US West, each represent over 15% of our backlog. All our backlog can be canceled at any time without penalty except, in some cases, for the recovery of our actual committed costs and profit on work performed up to the date of cancellation. However, we have not had any significant cancellations in the past. We are unable to provide backlog information for periods prior to 1999 since our subsidiaries did not maintain any consistent information on contract backlog prior to their acquisition by Orius.


     Due to the nature of our contractual commitments, in many instances our customers do not commit to the volume of services to be purchased under the contract. Rather, these contractual provisions commit us to perform these services if requested by the customer and commit the customer to obtain these services from us if they are not performed internally. Many of the contracts are multi-year contracts and we include revenues from all the services projected to be performed over the life of the contract in our backlog based upon our historical relationships with our customers and experience in these types of contracts.

SAFETY AND RISK MANAGEMENT

     We are committed to ensuring that our employees perform their work in a safe environment. We regularly communicate with our employees to promote safety and to instill safe work habits through our company-wide employee training and educational programs. We have dedicated risk managers at each of our operating subsidiaries who review all accidents and claims, examine trends and implement changes in procedures or communications to address any safety issues. We also have a dedicated risk manager at our corporate headquarters who monitors the risk management programs at our subsidiaries and establishes overall corporate risk management objectives and standards.

EMPLOYEES

     As of June 30, 1999, we had approximately 200 salaried employees, including executive officers, project managers or engineers, job superintendents, staff and clerical personnel. We also had approximately 2,470 field-based employees, approximately 1,460 of which are paid on an hourly basis and approximately 1,000 of which are paid on a production basis. The number of employees can vary significantly according to contracts in progress. We maintain a core of technical and managerial personnel from which we draw to supervise all projects. As the need arises, we also subcontract with independent contractors to supply additional employees to complete specific projects. As of June 30, 1999, we had approximately 1,200 subcontracted workers. Approximately 120 of our employees are represented by a labor union and we consider relations with key and other employees to be good.

EQUIPMENT AND FACILITIES


     We operate a fleet of owned and leased trucks and trailers, support vehicles and specialty installation equipment, such as backhoes, excavators, trenchers, generators, boring machines, cranes, wire pullers and tensioners. The total size of the equipment fleet approximates 2,100 units. We believe that these vehicles generally are well-maintained and adequate for our present operations. We believe that in the future, we will be able to lease or purchase this equipment at favorable prices due to our larger size and the volume of our leasing and purchasing activity.


     Our corporate headquarters are located in leased space in West Palm Beach, Florida. Our subsidiaries operate from one office facility which we own in Villa Ridge, MO and leased administrative offices in: Jacksonville, FL; Stuart, FL; Tampa, FL; Nampa, ID; O'Fallon, MO; Greensboro, NC; Clackamas, OR; Erie, PA; Houston, TX; Reston, VA; and Sheboygan, WI. The total leased area is approximately 125,000 square feet and the total annual base rent for our parent and subsidiary headquarters facilities is approximately $1.1 million. The leases for those facilities have terms ranging from month-to-month to five years. None of the individual leases is material to our operations except for the facility in Reston, VA which covers 17,654 square feet at an annual rent of $406,000. The Reston lease expires in 2005 and has a five year annual option. Our subsidiaries also lease various district field offices, equipment yards, shop facilities and temporary storage locations. We also lease other smaller properties as necessary to enable us to efficiently perform our obligations under master service agreements and other contracts. We believe that our facilities are generally adequate for our needs. We do not anticipate difficulty in replacing such facilities or securing additional facilities, if needed.


COMPETITION

     The market in which we operate is highly competitive, requiring substantial resources and skilled and experienced personnel. We compete with other companies in all of the markets in which we operate, some of which are large publicly traded companies that may have greater financial, technical and marketing resources than we do, including, Dycom Industries, Inc., MasTec, Inc. and Quanta Services, Inc. There are relatively few, if any, barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to us. We may also face competition from the in-house service organizations of our existing or prospective customers which often employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced, there can be no assurance that our existing or prospective customers will continue to outsource service requirements for installation, design, engineering and maintenance services in the future.

     We believe that the principal competitive factors in our market include technical expertise, reputation, price, quality of service, availability of skilled technical personnel, geographic presence, breadth of service offerings, adherence to industry standards and financial stability. We believe that we compete favorably within our industry on the basis of these factors.

LEGAL PROCEEDINGS

     We occasionally are a party to legal proceedings incidental to our ordinary business operations. At present, we are not a party to any pending legal proceedings that we believe could have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth information concerning our executive officers and directors:



                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
William J. Mercurio.......................  58    President, Chief Executive Officer and
                                                  Chairman of the Board of Directors
Robert E. Agres...........................  38    Vice President and Chief Financial Officer
Robert J. Garrett.........................  61    Vice President-Business Development
Joseph P. Powers..........................  53    Vice President-Operations, Director
                                                  Nominee
Bernard E. Czarnecki......................  45    President-Cablemasters, Director
Jeffrey J. Ebersole.......................  43    President-Channel, Director
William Mullen............................  46    President-U.S. Cable, Director
Douglas F. Berman.........................  33    Director
Sami Mnaymneh.............................  38    Director
Brian Schwartz............................  32    Director
Leo J. Hussey.............................  60    Director Nominee
Ronald J. Mittelstaedt....................  35    Director Nominee
Gerald E. Wedren..........................  62    Director Nominee


     William J. Mercurio has been our President, Chief Executive Officer and Chairman of our Board of Directors since our formation in August 1997. Mr. Mercurio has more than 25 years of experience in our industry. From 1995 to 1997, Mr. Mercurio served as President and Chief Executive Officer of Able Telcom Holding Corp., a publicly-traded telecommunications installation, design, engineering and maintenance services company. From 1986 to 1995, Mr. Mercurio, who is a certified public accountant, owned a consulting and accounting firm. From 1971 to 1986, Mr. Mercurio held various positions with Burnup & Sims, Inc. at the time a publicly-traded telecom infrastructure service provider, including Senior Vice President, Chief Financial Officer and was a member of the Board of Directors. While at Burnup & Sims, Mr. Mercurio participated in over 30 acquisitions and was responsible for all financing and accounting matters.


     Robert E. Agres has been our Chief Financial Officer since June 1998. From 1993 to 1997, Mr. Agres served as Senior Vice President and Chief Financial Officer of Triarc Beverage Group, where he was primarily responsible for Triarc's subsidiary, Royal Crown Company, Inc. From 1997 to 1998 Mr. Agres was a private financial consultant. Mr. Agres, who is a CPA, has more than 15 years of experience in accounting and financial reporting including work at two public companies and public accounting at KMG prior to joining our company.


     Robert J. Garrett has been our Vice President for Business Development since our formation in August 1997. Mr. Garrett has more than 40 years of experience in the telecom infrastructure services industry. From 1995 to 1997, Mr. Garrett was Vice President of Development for Irwin Utilities, a Texas-based cable television installation company. For 36 years, until 1995, he was a district manager with American Telephone and Telegraph where he managed major telecom projects in Florida, Georgia, Louisiana, and New York.

     Joseph P. Powers has been our Vice President for Operations since our formation in August 1997. Mr. Powers has more than 32 years of experience in the telecom infrastructure services industry. From 1995 to 1997, he served as President of Able Communication Services, Inc., a wholly-owned subsidiary of Able Telcom. From 1990 to 1995, he was Director of Operations for Voltelcom, the telecommunications installation, design, engineering and maintenance services division of Volt Information Sciences.

     Bernard E. Czarnecki has served as a Director since March 1998. He has served as President of Cablemasters since he founded that company in 1983.

     Jeffrey J. Ebersole has served as a Director since March 1998. He has served as President of Channel since he founded that company in 1978.

     William Mullen has served as a Director since July 1998. He currently serves as the President of U.S. Cable and has been associated with that company since 1972.

     Douglas F. Berman has served as a Director since March 1998. Mr. Berman joined HIG in 1996 and became a Managing Director of HIG in 1998. From 1992 to 1996, Mr. Berman was with Bain & Company, an international management consulting firm, where he managed a variety of projects for Fortune 500 companies. Mr. Berman is also a director of Let's Talk Cellular & Wireless, Inc.

     Sami Mnaymneh has served as a Director since March 1998. He co-founded HIG Capital Management, Inc. in 1993 and serves as one of its Managing Directors. Before founding HIG, Mr. Mnaymneh was a Managing Director at The Blackstone Group, where he specialized in providing financial advisory services to Fortune 100 companies. Mr. Mnaymneh is also a director of Let's Talk Cellular & Wireless, Inc.

     Brian Schwartz has served as a Director since February 1999. Mr. Schwartz joined HIG in 1994 and became a Managing Director of HIG in 1998. Before joining HIG, Mr. Schwartz worked for PepsiCo, Inc.'s Strategic Planning Department.


     Leo J. Hussey has agreed to become a Director upon completion of this offering. Mr. Hussey has been the owner and Chief Executive Officer of Southeastern Printing Company, a commercial printer, since 1997. From 1994 to 1997, Mr. Hussey was engaged in residential land development and the export of motor vehicles to the United Kingdom. From 1970 to 1994, Mr. Hussey was an officer with Burnup & Sims, Inc., including, from 1984 to 1992, Senior Vice President and, from 1992 to 1994, Executive Vice President. Mr. Hussey was also a director of Burnup & Sims from 1986 to 1994.



     Ronald J. Mittelstaedt has agreed to become a Director upon completion of this offering. Mr. Mittelstaedt has been the President, Chief Executive Officer and a director of Waste Connections, Inc., a public solid waste services company, since the company was formed in September 1997. He became Chairman of Waste Connections in January 1998. From January 1997 to August 1997, Mr. Mittelstaedt was a consultant to United Waste Systems, Inc., and, from November 1993 to January 1997, was a Regional Vice President of USA Waste Services, Inc.



     Gerald E. Wedren has agreed to become a Director upon completion of this offering. Mr. Wedren has been the President of Craig Capital Co., a private Washington, D.C. based merger and acquisition advisory firm since 1973. Mr. Wedren has also been the Managing Partner of Tavern Real Estate Limited Partnership and Associates, which owns and leases properties in the Washington, D.C. and Baltimore area since 1988. Mr. Wedren is a director of Lexford Residential Trust and American Eagle Outfitters, Inc.


BOARD OF DIRECTORS


     Our Board of Directors has seven members. Upon the closing of this offering, the Board of Directors will have seven members, consisting of Messrs. Mercurio, Mnaymneh, Berman, Powers, Hussey, Mittelstaedt and Wedren. Our articles of incorporation provide that our Board of Directors will be divided into three classes, with regular three year staggered terms and initial terms of one, two and three years. Accordingly, Messrs. Berman and Wedren will hold office until the annual meeting of stockholders to be held in 2000, Messrs. Hussey and Mittelstaedt will hold office until the 2001 annual meeting, and Messrs. Mercurio, Powers and Mnaymneh will hold office until the 2002 annual meeting.


COMMITTEES OF THE BOARD OF DIRECTORS


     We have established an Audit Committee and a Compensation Committee. Messrs. Mittelstaedt and Wedren have agreed to serve as the initial members of our Audit Committee. The duties and responsibilities of the Audit Committee include (1) recommending to the full Board of Directors the appointment of our auditors and any termination of engagement, (2) reviewing the plan and scope of audits, (3) reviewing our significant accounting policies and internal controls,
(4) administering our compliance programs, (5) having general responsibility for all related auditing matters and (6) approving all transactions with affiliates.



     The Compensation Committee is composed of two directors. Our Chief Executive Officer makes recommendations to the committee as to the compensation of our officers, including salary, bonus, stock options and benefits, as well as the nomination of officers to be appointed by the Board of Directors. The current members of the Compensation Committee are Messrs. Mnaymneh and Mercurio, both of whom have agreed to resign. They will be replaced by Messrs. Hussey and Mittelstaedt.


DIRECTORS' COMPENSATION


     We do not currently pay any fees to directors. However, all directors are reimbursed for out-of-pocket expenses incurred in connection with the rendering of services as a director and, following this offering, our three independent director nominees will be paid nominal amounts for attending board and committee meetings. Upon consummation of this offering, each independent director nominee will receive an initial grant of 25,000 options, exercisable at the initial public offering price, which options will vest in one year. Each independent director nominee will receive an additional grant of 7,500 options, exercisable at the then current market value, on each anniversary of the consummation of the initial public offering if such director nominee continues to serve as a director at such time.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Mercurio, a member of the Compensation Committee, is our President and Chief Executive Officer. Mr. Mnaymneh, a member of our Compensation Committee, is a controlling person of HIG, one of our principal stockholders. See "Certain Transactions" for a description of various transactions between us, Mr. Mercurio and HIG. None of our executive officers has served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

EXECUTIVE COMPENSATION


     The following table sets forth information for the fiscal year ended December 31, 1998 concerning compensation we paid to our Chief Executive Officer and our other executive officers who were compensated over $100,000 during that year. None of the executive officers appearing in the Summary Compensation Table has received any stock options. Other annual compensation primarily represents amounts paid for auto allowances.


                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL COMPENSATION
                                                         -------------------   OTHER ANNUAL
NAME                                              YEAR    SALARY     BONUS     COMPENSATION
----                                              ----   --------   --------   ------------
William J. Mercurio.............................  1998   $135,375   $100,000      $6,750
Joseph P. Powers................................  1998    101,250     60,000       4,500



STOCK OPTION PLAN


     We have a stock option plan which provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Our stock option plan provides that stock options may be granted by the Compensation Committee. The Compensation Committee has the sole authority to grant option awards, to construe and interpret the plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the plan. The stock option plan is intended to provide incentives to, and rewards for, our employees and non-employee directors. All of our employees, non-employee directors, officers and advisors are eligible to receive awards and vote on the stock option plan, but only employees are eligible to receive incentive stock options. Incentive stock options granted under the stock option plan are non-transferable other than by will or by the laws of descent and distribution.



     The stock option plan may be amended at any time by the Board of Directors, although the Board of Directors may condition any amendment on the approval of our stockholders if approval is necessary or advisable with respect to tax, securities or other applicable laws. Options will be exercisable during the period specified in each option agreement and will generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. If a change of control of Orius occurs, the Board may terminate all options as of that date or accelerate the expiration of the options to the tenth day after the change of control. The stock option plan terminates in 2008.



     The total number of shares of common stock reserved for issuance under the stock option plan is 3,000,000. We have granted incentive stock options to acquire 672,680 shares of common stock, 103,609 of which are currently exercisable. We have awarded options on five occasions. In each case, the options vest in three equal installments on the first, second and third anniversaries of the date of grant. All of the options which we have awarded are incentive stock options, exercisable for a period of ten years, and the awards have been made only to our employees. All options expire 90 days after an employee ceases to be employed by the Company. The options were granted at exercise prices ranging from $4.83 per share to $8.69 per share when the estimated market price for the common stock ranged from $1.45 to $11.95 per share.


EXECUTIVE EMPLOYMENT AGREEMENTS


     We have employment agreements with Messrs. Mercurio, Powers and Garrett, dated February 26, 1999. Mr. Mercurio's employment agreement has a four-year term and Messrs. Powers' and Garrett's agreements have two-year terms. Mr. Mercurio receives a base salary of $400,000 per year, subject to adjustments for inflation. Messrs. Powers and Garrett receive a base salary of $200,000 and $150,000 per year, respectively, subject to adjustments for inflation. All three employment agreements provide for health, life and disability insurance and other benefits. They also contain covenants not to compete. So long as we do not terminate the executives without cause, this period will run through their employment and end on February 28, 2003 with respect to Mr. Mercurio, and February 28, 2001 with respect to Messrs. Powers and Garrett, or one year after their employment, whichever date is later. If we terminate Mr. Mercurio without cause or due to his death or disability, then we must pay him his salary for a period of two years following the date of termination. If that happens, Mr. Mercurio also will have the right to exercise any options and warrants granted to him while he was an employee. If Mr. Mercurio's termination is due to his death or permanent disability, then we must pay him (or his estate) his salary for one year after his death or date of disability. If Messrs. Powers or Garrett are terminated without cause, we must continue to pay full compensation and benefits to the terminated executive until February 28, 2001. If either executive's termination is due to his death or permanent disability, then we must pay him (or his estate) his salary for one year after his death or date of disability.


     None of our executive officers are parties to any agreements that are triggered upon a "change of control."

                              CERTAIN TRANSACTIONS

GENERAL


     We have, from time to time, entered into various transactions with certain of our officers, directors and principal stockholders and entities in which these parties have an interest. We believe that these transactions have been on terms no less favorable to us than could be obtained in a transaction with an independent third party.


ORGANIZATION OF ORIUS


     We were formed in August 1997 by William Mercurio, Joseph Powers and Robert Garrett, who acted as co-founders of Orius and paid nominal cash consideration for 2,008,701 shares of common stock. In March 1998, we acquired Cablemasters, Excel, Mich-Com and Channel for $25.1 million, including assumed indebtedness of $2.6 million, and 5,192,676 shares of common stock. Messrs. Ebersole and Czarnecki, directors of Orius, were stockholders of two of the founding companies. Mr. Ebersole received $12.9 million and 2,779,415 shares of common stock, with an effective per share price of $1.44, in connection with the sale of Channel to us. We also entered into two three-year leases with entities controlled by Mr. Ebersole for the lease of Channel's headquarters and office space. The monthly rent for both leases is approximately $10,600. At the time of the acquisition of Channel, Mr. Ebersole entered into a three-year employment agreement with Channel that provided for an initial annual base salary of $150,000. In addition, Mr. Ebersole received $200,000 and 59,399 shares of our common stock as a finders fee for identifying acquisition candidates. Mr. Czarnecki received $4.6 million and 1,098,680 shares of common stock, with an effective per share price of $1.44, in connection with the sale of Cablemasters. Mr. Czarnecki also signed a three-year employment agreement with Cablemasters, with an initial annual base salary of $150,000. HIG Cable, Inc., an entity controlled by Mr. Mnaymneh, purchased 10,000 shares of our Series A preferred stock for $4.5 million and $1.0 million of our 9% junior subordinated convertible notes, which will be converted into an aggregate of 3,809,455 shares of common stock, with an effective per share price of $1.44, immediately prior to the closing of this offering, to fund a portion of our initial acquisitions.


U.S. CABLE ACQUISITION


     In June 1998, we acquired U.S. Cable from its former shareholders, including William Mullen, one of our directors. Mr. Mullen and members of his immediate family received $5.1 million and 1,290,218 shares of our common stock, with an effective per share price of $1.44. Mr. Mullen signed a three year employment agreement with U.S. Cable with an initial annual base salary of $140,000 and became a member of our Board of Directors. U.S. Cable also entered into a five-year lease for its corporate headquarters with an entity controlled by Mr. Mullen at a monthly base rent of $5,000. As a result of the U.S. Cable acquisition, the conversion ratio of the series A preferred stock held by HIG Cable, Inc. was adjusted to provide that the Series A preferred stock will convert into an additional 935,838 shares of common stock. This adjustment was a term of the series A preferred stock when it was originally issued. In addition, Mr. Mercurio received an additional 337,987 shares of common stock and Mr. Garrett received an additional 144,852 shares pursuant to the terms of the original issuance of these shares.


1999 ACQUISITIONS

     In February 1999, we acquired Schatz, DAS-CO, Copenhagen and Network in a transaction that was designed to give tax-free treatment to the stock issued to the former stockholders of the acquired companies. To complete these acquisitions all of our then existing stockholders exchanged their interests in the company for new interests in Orius and we raised additional equity to fund the 1999 acquisitions. HIG Cable West, Inc., an entity controlled by Mr. Mnaymneh, acquired 7,596.38 shares of our series B preferred stock for $7.6 million, which will be converted into 3,252,290 shares of common stock, with an effective per share price of $2.34, immediately prior to the closing of the offering. We also sold 1,066,219 shares of our common stock to our then existing stockholders and employees for $2.4 million. The following officers, directors and principal stockholders, and their immediate family members and affiliated entities, purchased the number of shares indicated at $2.34 per share, in cash: William J. Mercurio -- 132,319, Robert E. Agres -- 41,444, Bernard E. Czarnecki -- 115,843, and William Mullen -- 106,717. In connection with the 1999 acquisitions, we paid (1) Mercurio and Associates, P.A., an affiliate of William J. Mercurio, a consulting fee of $550,000 for assistance in identification of, and due diligence with respect to, acquisition candidates and
(2) HIG, an entity controlled by Mr. Mnaymneh, $267,000 for fees and expenses.



     We have agreed to pay HIG Capital LLC, an entity controlled by Mr. Mnaymneh, a professional services fee of approximately $1.55 million in connection with this offering, less $230,000 for fees previously paid. We do not currently have any other agreements or arrangements with any of our executive officers or directors for the payment of fees or the reimbursement of expenses, other than pursuant to employment agreements.


OTHER


     Rosemarie Mulholland, the daughter of William J. Mercurio, is our Secretary and Treasurer. Ms. Mulholland, a certified public accountant, received total compensation of $64,287 from us in 1998, including a salary of $53,787 and an accrued bonus of $10,500. Ms. Mulholland also received options to purchase 9,325 shares of our common stock, exercisable at $4.83 per share. The options vest in equal annual increments in April 1999, 2000 and 2001.


COMPANY POLICY

     In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors or a committee thereof, including a majority of disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The table below lists information about the beneficial ownership of our common stock as of June 30, 1999, including shares which the individuals have the right to acquire within 60 days upon the conversion of our convertible preferred stock or junior subordinated convertible note or the exercise of options or warrants, by (a) each person whom we know to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers (c) all of our directors and executive officers as a group, and (d) our selling stockholders. The share information for HIG Cable, Inc. set forth below consists of shares issuable upon conversion of series A preferred stock and upon conversion of a junior subordinated convertible note and the share information for HIG Cable West, Inc. set forth below consists of shares issuable upon conversion of series B preferred stock.



                                   SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                      OWNED BEFORE                          OWNED AFTER
                                      THE OFFERING                         THE OFFERING
                                   -------------------    SHARES TO     -------------------
              NAME                   NUMBER        %      BE OFFERED      NUMBER        %
              ----                 -----------   -----    ----------    -----------   -----
Sami Mnaymneh(1).................   7,061,745    32.8     1,848,552      5,213,193    17.8
Douglas F. Berman(1).............   7,061,745    32.8     1,848,552      5,213,193    17.8
Brian Schwartz(1)................   7,061,745    32.8     1,848,552      5,212,193    17.8
HIG Cable, Inc.(2)...............   3,809,455    20.1     1,848,552      1,960,903     6.7
HIG Cable West, Inc..............   3,252,290    18.4            --      3,252,290    11.1
Jeffery J. Ebersole..............   2,838,817    19.6       557,873      2,280,944     7.8
William J. Mercurio..............   1,255,916     8.7            --      1,255,916     4.3
Bernard E. Czarnecki.............   1,098,680     7.6       109,868        988,812     3.9
Robert J. Garrett................     930,357     6.4            --        930,357     3.2
Larry Bonadeo....................     823,071     5.7            --        823,071     2.8
P. Nicholas Johnson..............     764,734     5.3            --        764,734     2.6
Jerry R. Wood and Sandra M. Wood
  Trust(3).......................     760,448     5.3       199,062        561,386     1.9
William Mullen Trustee...........     569,531     3.9       112,198        457,333     1.6
Robert Mullen....................     552,651     3.8       108,872        443,779     1.5
Kenneth Childress................     401,237     2.8        79,044        322,193     1.1
Douglas Hoffman..................     378,981     2.6        74,659        304,322     1.0
Joseph P. Powers.................     305,267     2.1            --        305,267     1.0
Glenn E. Mullen(4)...............     168,036     1.2        43,987        124,049       *
PNC Bank, N.A.(5)................     175,307     1.2       175,307             --       *
Magnetite Asset Investor LLC(5)..     106,241       *       106,241             --       *
Heller Financial Inc.(5).........      31,870       *        31,870             --       *
GMS Consultants Group, Inc.......      47,049       *        25,902         21,147       *
Robert E. Agres..................      46,624       *            --         46,624       *
Merrill Lynch Capital
  Corporation(5).................      26,565       *        26,565             --       *
All officers and directors as a
  group (10 persons).............  14,106,937    65.6     2,628,491     11,478,446    39.2


------------

(1) Consists of shares owned by HIG Cable, Inc. and HIG Cable West, Inc. that are deemed to be owned by this person because of his position as a managing director of HIG.

(2) Does not include up to 722,504 additional shares which may be purchased by the underwriters upon exercise of the over-allotment option.


(3) Does not include up to 77,803 additional shares which may be purchased by the underwriters upon exercise of the over-allotment option.


(4) Does not include up to 17,192 additional shares which may be purchased by the underwriters upon exercise of the over-allotment option.


(5) Consists of shares issuable upon conversion of warrants.


 *  Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock will consist of 200,000,000 shares of common stock having a par value of $.01 per share and 2,000,000 shares of preferred stock having a par value of $.01 per share.


COMMON STOCK


     The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Holders of common stock are not entitled to vote cumulatively for the election of directors. Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business.


     Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK


     Our articles of incorporation permit the Board of Directors to issue shares of preferred stock in one or more series and to fix the relative rights, preferences and limitations of each series. These rights, preferences and limitations include dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock. There are currently two series of preferred stock outstanding, all of the shares of which are held by HIG, which will be converted into an aggregate of 6,369,118 shares of common stock immediately prior to the closing of this offering.



     In connection with the stockholder rights plan, which we will adopt immediately prior to the closing of this offering, we will authorize 200,000 shares of series A junior participating preferred stock that will be issuable upon the exercise of the stock purchase rights to be distributed as a dividend to all of the holders of our common stock. Under the rights plan, each stockholder will receive, for each share of common stock, a right to purchase one one-thousandth of a share of series A junior participating preferred stock. The junior participating preferred stock will have the following features: quarterly cumulative dividends in an amount per whole share equal to the greater of $10 or 1,000 times the dividends declared on the common stock; voting rights of 1,000 votes per share; the ability to elect two directors in the event of a default in the payment of six quarterly dividends; priority over the common stock in the event of liquidation or dissolution; and ranking senior to the common stock, but junior to all future series of preferred stock.



ANTI-TAKEOVER EFFECTS OF FLORIDA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS



     The provisions of our articles of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the stockholders.

     Staggered Terms of Directors. Our articles and bylaws provide for a classified Board of Directors. The Board is divided into three classes of three, two and two directors. Directors are elected for three-year terms, which are staggered so that the terms of the different classes expire in successive years.



     Nominating Directors. Our bylaws have an advance notice procedure for the nomination of candidates by our stockholders for election as directors.


     Authorized But Unissued Shares. Subject to the applicable requirements of the exchange or automated quotation service on which our shares are listed or traded, the authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions or employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.


     Indemnification and Limitation of Liability. Our articles of incorporation and bylaws provide that our directors and officers shall be indemnified by us to the full extent permitted by Florida law against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. Our bylaws also provide that the right of any person to indemnification is a contract right and shall not be exclusive of any other right to which the person may be entitled. Our articles of incorporation contain a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.



     Statutory Business Combination Provisions. Our articles of incorporation, as amended, provide that we will be governed by the Florida Control Share Act, which generally provides that shares acquired above specified thresholds will not possess any voting rights unless those voting rights are approved by a majority of a corporation's disinterested stockholders. Our articles provide that we will NOT be governed by the Florida Affiliated Transactions Act, which generally requires supermajority approval by disinterested stockholders of specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation.



STOCKHOLDER RIGHTS PLAN



     Immediately prior to the closing of this offering, we will adopt a stockholder protection rights agreement. Pursuant to the terms of the rights agreement, we will distribute, as a dividend, preferred stock purchase rights to holders of record of shares of common stock as of the closing date, at a rate of one purchase right for each share of common stock held. Purchase rights will also be attached to all shares of common stock that we issue on or after the closing date. Each purchase right will entitle its holder to purchase from us one one-thousandth of a share of preferred stock, par value $0.01 per share, at a purchase price to be determined by the Board of Directors on the closing date, subject to adjustment.



     The purchase rights will become exercisable ten business days after a person or group announces an offer which would, if consummated, result in the person or group owning 15% or more of our common stock or the first date of a public announcement that a person or group has acquired 15% or more of our common stock. Until either of those events occur, the purchase rights will be attached to all common stock certificates, and the rights will automatically trade with shares of common stock. The rights will expire ten years after the adoption of the stockholder protection rights agreement, unless we terminate the rights earlier.



     In the event that any person becomes an owner of 15% or more of our common stock, each holder of a purchase right, other than rights beneficially owned by the acquiring person and its affiliates and associates, will have the right to receive, upon exercise of a right, shares of our common stock. The number of shares of common stock which a holder of a purchaser right is entitled to receive is that number of shares having an aggregate market price, as defined in the shareholder protection rights agreement, on the date of the public announcement, equal to twice the exercise price of the purchase right, for an amount in cash equal to the then current exercise price.



     At any time after any person crosses the 15% threshold, but prior to the acquisition by such person of 50% or more of the outstanding shares of common stock, the Board of Directors may exchange the purchase rights, other than purchase rights owned by the acquiring person, in whole or in part, at an exchange ratio of one share of common stock per purchase right.



     The purchase rights also have anti-takeover effects. The purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by the Board of Directors. The purchase rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board of Directors, nor should the purchase rights interfere with any merger or other business combination approved by the Board of Directors.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 29,264,328 shares of common stock outstanding. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by affiliates of our company. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholders from selling or otherwise disposing of shares for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities, Inc. After February 25, 2000, all of the currently outstanding shares will be eligible for resale in the public market, subject to the restrictions of Rule 144.


     We have agreed not to sell, contract or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus, except as consideration for business acquisitions or upon exercise of currently outstanding stock options or warrants, without the prior written consent of Deutsche Bank Securities, Inc.


     In general, under Rule 144, a person, including persons who may be deemed affiliates of our company, who has beneficially owned his or her shares for at least one year is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the common stock or the average weekly trading volume during the four calendar week preceding each sale. Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about our company. Under Rule 144(k), a person who is not or has not been deemed an "affiliate" of the company for at least three months and who has beneficially owned his or her shares for at least two years would be entitled to sell these shares under Rule 144 without regard to the limitations discussed above.



     There has been no public market for the common stock prior to this offering and no assurance can be given that an active public market for the common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of the common stock, or the perception that substantial sales of common stock could occur, could adversely affect the prevailing market price of the common stock and could impair our ability to raise capital or effect acquisitions through the issuance of common stock.


     After 180 days after completion of this offering, we intend to file a registration statement under the Securities Act to register 3,000,000 shares of common stock issuable on exercise of stock options or other awards granted or to be granted under our stock option plan. After the filing of that registration statement, those shares will be freely saleable in the public market immediately following exercise of such options.



     In addition, our existing stockholders, who after the closing of this offering will own approximately 18,364,325 shares of common stock, have the right to include their shares in public offerings of our securities. Two of our stockholders, holding 5,213,193 shares of common stock, have the right to cause us to register shares of common stock owned by them.


TRANSFER AGENT AND REGISTRAR


     Continental Stock Transfer & Trust Company will serve as transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

     We have entered into an underwriting agreement with the underwriters named below in which they have severally agreed to purchase from us the number of shares of common stock set forth beside their names below. Deutsche Bank Securities, Inc., Banc of America Securities LLC, Morgan Keegan & Company, Inc., and The Robinson-Humphrey Company, LLC are the representatives of the underwriters.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities, Inc. .............................
Banc of America Securities LLC..............................
Morgan Keegan & Company, Inc................................
The Robinson-Humphrey Company, LLC..........................

                                                              --------
          Total.............................................
                                                              ========

     The obligation of the underwriters to purchase the common stock is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all of the shares of the common stock offered by this prospectus, if any are purchased. The shares of common stock offered by the underwriters pursuant to this prospectus are subject to prior sale, when, as and if delivered to and accepted by the underwriters, and subject to the underwriters' right to reject any order in whole or in part.


     The underwriters have advised us that they propose to offer the shares of
common stock to the public at the public offering price of $       per share.
Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $       per share from the public offering price. These
securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $       per share from the
public offering price. The underwriters may change the public offering price after the common stock is released for sale to the public.



     The underwriters may sell more shares than the total number set forth in the table above. To cover these sales, the underwriters have an option to purchase up to 1,635,000 additional shares of common stock, one half of which are from Orius and one half of which are from the selling stockholders, at the public offering price less the underwriting discounts and commissions set forth in the table above. The underwriters may exercise this option for 30 days after the date of this prospectus only to cover these sales. To the extent that the underwriters purchase shares pursuant to this option, each of the underwriters will purchase shares in approximately the same proportion as the number of shares of common stock to be purchased by it shown in the above table bears to 10,900,000 and we will be obligated, pursuant to the option, to sell these shares to the underwriters. If purchased, the underwriters will offer the additional shares on the same terms as those on which the initial 10,900,000 shares are being offered.



     Orius and the selling stockholders have agreed to indemnify the underwriters with respect to liabilities incurred by the underwriters, including liabilities under the Securities Act of 1933, as amended.


     To facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over allot shares of the common stock in connection with this offering, thereby creating a short position in the underwriters' account. A short position results when an underwriter sells more shares of common stock than the underwriter is committed to purchase. Additionally, to cover the over allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, they may be discontinued at any time. The underwriters may also reclaim selling concessions allowed to an underwriter or dealer, if the underwriters repurchase shares distributed by that underwriter or dealer.



     We have agreed not to make any offering, sale, short sale, transfer, pledge or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of common stock for a period of 180 days after the date of this prospectus, directly or indirectly, without the prior written consent of Deutsche Bank Securities, Inc., except that we may, without this consent, issue options granted under the stock option plan and issue shares upon exercise of options granted under the stock option plan, and in connection with the acquisitions of businesses.


     Our executive officers, directors, and current stockholders have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, pledge or otherwise dispose of any shares of common stock or any securities convertible or exchangeable into common stock owned or acquired in the future in any manner until 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities, Inc. These restrictions will be applicable to any shares acquired by any of those persons during the applicable restricted period.

     The representatives of the underwriters have advise us that they do not intend to confirm sales to any account over which they exercise discretionary authority.


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 400,000 shares to be offered and sold to our employees and other persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase any of the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. Individuals purchasing reserved shares may be required to agree not to sell, offer or otherwise dispose of any shares of common stock for a period of three months after the date of this prospectus.



     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are prevailing market conditions, our result of operations in recent periods, the market capitalizations and stages of development of other companies that we and the representatives believe to be comparable to Orius, estimates of our business potential, the present state of our development and other factors deemed relevant. The initial public offering price set forth on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. The initial public offering price is subject to change as a result of market conditions and other factors. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "ORS."

                                    EXPERTS

     The consolidated financial statements of Orius Corp. and Subsidiaries as of December 31, 1998 and for the period from March 31, 1998 through December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Channel Communications, Inc., f/k/a Kenya Corp., as of and for the two years ended December 31, 1997 included in this prospectus have been included in reliance on the report of Williams, Young & Associates, LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of U.S. Cable, Inc. as of September 30, 1996 and 1997 and June 30, 1998 and for each of the two years in the period ended September 30, 1997 and for the nine months ended June 30, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CATV Subscriber Services, Inc. and its subsidiary as of December 31, 1997 and August 31, 1998 and for the year ended December 31, 1997 and the eight months ended August 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of DAS-CO of Idaho, Inc. as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of Milhouse, Martz & Neal, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The financial statements of Network Cablings Services, Inc. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


     The financial statements of Copenhagen Utilities and Construction, Inc. as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Texel Corporation as of December 31, 1997 and 1998 and for each of two years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


     Akerman, Senterfitt & Eidson, P.A., Fort Lauderdale, Florida will pass upon the validity of the shares of common stock offered by this prospectus for us. White & Case LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered by this prospectus for the underwriters.


                             ADDITIONAL INFORMATION


     We intend to file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Our reports, proxy and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, at prescribed rates. The Commission maintains a website that contains all information filed electronically by us. The address of the Commission's website is http://www.sec.gov. Our common stock is proposed to be listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Orius can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



     This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the Commission under the Securities Act, with respect to the securities offered in this prospectus. The registration statement contains additional information with respect to Orius and this offering. Accordingly, we refer you to the registration statement and to the exhibits to the registration statement for further information with respect to Orius and the securities offered in this prospectus. Parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. Copies of the registration statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.



     We have summarized what we believe are the material provisions of documents discussed in this prospectus. If you have any questions concerning those provisions or documents, we encourage you to read the entire documents which are on file with the Commission as exhibits to the registration statement.


                          REPORTS TO SECURITY HOLDERS

     We intend to distribute to our stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS


ORIUS CORP. AND SUBSIDIARIES INTERIM CONSOLIDATED FINANCIAL
  STATEMENTS (UNAUDITED)
  Interim Consolidated Balance Sheets.......................    F-3
  Interim Consolidated Statements of Operations.............    F-4
  Interim Consolidated Statements of Cash Flows.............    F-5
  Notes to Interim Consolidated Financial Statements
     (unaudited)............................................    F-6
ORIUS CORP. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Statements.............................................   F-12
  Unaudited Pro Forma Statements of Operations..............   F-13
  Unaudited Pro Forma Balance Sheet.........................   F-16
  Notes to Unaudited Pro Forma Financial Statements.........   F-17
ORIUS CORP. AND SUBSIDIARIES
  Financial Statements -- December 31, 1998
  Report of Independent Accountants.........................   F-19
  Consolidated Balance Sheet................................   F-22
  Consolidated Statements of Operations.....................   F-23
  Consolidated Statements of Cash Flows.....................   F-24
  Consolidated Statements of Changes in Stockholders'
     Equity.................................................   F-25
  Notes to Consolidated Financial Statements................   F-26
U.S. CABLE, INC.
  Financial Statements -- September 30, 1996 and 1997 and
     June 30, 1998
  Report of Independent Accountants.........................   F-38
  Balance Sheets............................................   F-39
  Statements of Operations..................................   F-40
  Statements of Cash Flows..................................   F-41
  Statements of Changes in Shareholders' Equity.............   F-42
  Notes to Financial Statements.............................   F-43
CATV SUBSCRIBER SERVICES, INC. AND ITS SUBSIDIARY
  Financial Statements -- December 31, 1997 and August 31,
     1998
  Report of Independent Accountants.........................   F-48
  Balance Sheets............................................   F-49
  Statements of Operations..................................   F-50
  Statements of Cash Flows..................................   F-51
  Statements of Changes in Stockholders' Equity.............   F-52
  Notes to Financial Statements.............................   F-53
DAS-CO OF IDAHO, INC.
  Financial Statements -- December 31, 1996, 1997 and 1998
  Report of Independent Accountants.........................   F-58
  Balance Sheets............................................   F-59
  Statements of Operations..................................   F-60
  Statements of Cash Flows..................................   F-61
  Statements of Changes in Stockholders' Equity.............   F-62
  Notes to Financial Statements.............................   F-63

SCHATZ UNDERGROUND CABLE, INC.
  Financial Statements -- December 31, 1996, 1997 and 1998
  Report of Independent Accountants.........................   F-67
  Balance Sheets............................................   F-68
  Statements of Income and Retained Earnings................   F-69
  Statements of Cash Flows..................................   F-70
  Notes to Financial Statements.............................   F-71
NETWORK CABLING SERVICES, INC.
  Financial Statements -- September 30, 1997 and 1998 and
     December 31, 1997 and 1999 unaudited
  Report of Independent Certified Public Accountants........   F-76
  Balance Sheets............................................   F-77
  Statements of Income......................................   F-78
  Statements of Cash Flows..................................   F-79
  Statements of Stockholders' Equity........................   F-80
  Notes to Financial Statements.............................   F-81
COPENHAGEN UTILITIES AND CONSTRUCTION, INC.
  Consolidated Financial Statements -- December 31, 1996,
     1997 and 1998
  Report of Independent Accountants.........................   F-86
  Consolidated Balance Sheets...............................   F-87
  Consolidated Statements of Operations.....................   F-88
  Consolidated Statements of Cash Flows.....................   F-89
  Notes to Consolidated Financial Statements................   F-90
TEXEL CORPORATION
  Financial Statements -- December 31, 1997 and 1998 and
     March 31, 1998 and 1999 unaudited
  Report of Independent Accountants.........................   F-97
  Balance Sheets............................................   F-98
  Statements of Operations..................................   F-99
  Statements of Cash Flows..................................  F-100
  Statements of Changes in Shareholders' Equity.............  F-101
  Notes to Financial Statements.............................  F-102

                                  ORIUS CORP.

                      INTERIM CONSOLIDATED BALANCE SHEETS


                                                                                             PRO FORMA
                                                                                             MARCH 31,
                                                              DECEMBER 31,    MARCH 31,         1999
                                                                  1998           1999        (NOTE 12)
                                                              ------------   ------------   ------------
                                                                             (UNAUDITED)    (UNAUDITED)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 2,252,303    $         --   $         --
Accounts receivable, net....................................   26,153,402      43,399,783     43,399,783
Unbilled accounts receivable................................   12,189,615      25,391,153     25,391,153
Inventory...................................................    9,542,743      14,681,541     14,681,541
Prepaid and other current assets............................      852,481       1,241,667      1,241,667
                                                              -----------    ------------   ------------
        Total current assets................................   50,990,544      84,714,144     84,714,144
                                                              -----------    ------------   ------------
PROPERTY AND EQUIPMENT, NET.................................   15,474,071      35,314,088     35,314,088
                                                              -----------    ------------   ------------
OTHER ASSETS:
Goodwill, net...............................................   26,860,511      72,289,965     72,289,965
Deferred financing costs, net...............................    1,400,527       3,976,256      3,976,256
Other.......................................................      917,986       2,078,681      2,078,681
                                                              -----------    ------------   ------------
        Total other assets..................................   29,179,024      78,344,902     78,344,902
                                                              -----------    ------------   ------------
        TOTAL...............................................  $95,643,639    $198,373,134   $198,373,134
                                                              ===========    ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Current portion of long term debt...........................  $ 5,864,268    $ 10,270,713   $ 10,270,713
Borrowing under credit facility.............................    6,750,000       8,000,000      8,000,000
Accounts payable............................................    8,288,999      13,796,238     13,796,238
Accrued liabilities.........................................    5,889,749      11,208,447     11,208,447
Deferred revenues...........................................    2,621,398       3,083,725      3,083,725
Other liabilities, including deferred income tax
  liability.................................................      655,988         201,099        201,099
                                                              -----------    ------------   ------------
        Total current liabilities...........................   30,070,402      46,560,222     46,560,222
                                                              -----------    ------------   ------------
Long-term debt..............................................   42,649,585     111,328,837    111,328,837
Deferred income tax liability...............................    2,594,697       5,450,539      5,450,539
Deferred revenues...........................................    4,670,000       4,670,000      4,670,000
                                                              -----------    ------------   ------------
        Total liabilities...................................   79,984,684     168,009,598    168,009,598
                                                              -----------    ------------   ------------
Convertible preferred stock, par value $.0001 per share;
  300,000 shares authorized:
    Series A, 10,000 shares issued and outstanding..........    7,340,649      10,017,496             --
    Series B, 7,596.33 shares issued and outstanding........           --      10,452,866             --
Value of redemption rights associated with junior
  subordinated convertible note.............................      493,358       1,056,290             --
                                                              -----------    ------------   ------------
                                                                7,834,007      21,526,652             --
                                                              -----------    ------------   ------------
STOCKHOLDERS' EQUITY:
Warrants....................................................           --         868,538        868,538
Common stock, par value $.0001 per share; 48,696,230 shares
  authorized; 10,897,151 and 13,421,163 shares issued and
  outstanding at December 31, 1998 and March 31, 1999,
  respectively..............................................          105             130            197
Additional paid-in capital..................................    7,427,745       7,968,216     29,494,801
Retained earnings...........................................      397,098              --             --
                                                              -----------    ------------   ------------
        Total stockholders' equity..........................    7,824,948       8,836,884     30,363,536
                                                              -----------    ------------   ------------
        Total...............................................  $95,643,639    $198,373,134   $198,373,134
                                                              ===========    ============   ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          ORIUS CORP. AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)


                                                                 1998         1999
                                                              ----------   -----------
REVENUES, NET:..............................................  $4,218,833   $46,069,230
                                                              ----------   -----------
EXPENSES:
Direct costs................................................   3,364,584    36,223,996
General and administrative..................................     709,928     4,540,170
Depreciation and amortization...............................     202,643     1,937,279
                                                              ----------   -----------
          Total.............................................   4,277,155    42,701,445
                                                              ----------   -----------
Income (loss) from operations...............................     (58,322)    3,367,785
Other (income) expense:
  Interest expense, net.....................................     (57,697)    2,160,091
  Other income..............................................     (52,966)      (26,257)
                                                              ----------   -----------
Income before income tax provision and extraordinary item...      52,341     1,233,951
Provision for income taxes..................................     358,430       540,470
                                                              ----------   -----------
(Loss) income before extraordinary charge...................    (306,089)      693,481
Extraordinary charge for debt retirement, net of tax benefit
  of $578,000...............................................          --      (770,000)
                                                              ----------   -----------
(LOSS) FROM OPERATIONS......................................  $ (306,089)  $   (76,519)
                                                              ==========   ===========
Accretion and dividends associated with preferred stock and
  junior convertible note...................................                (6,096,307)
                                                                           -----------
Net (loss) available to common stockholders.................               $(6,172,826)
                                                                           -----------
(Loss) per share:
  Basic:
     (Loss) available to common stockholders................               $     (0.46)
     Extraordinary charge...................................               $     (0.07)
                                                                           -----------
     Net loss available to common stockholders..............  $(1,113.05)  $     (0.53)
                                                              ==========   ===========
Weighted average shares outstanding:
  Basic.....................................................         275    11,738,489
                                                              ==========   ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          ORIUS CORP. AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
             THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)


                                                               1998             1999
                                                            ----------      ------------
Increase (Decrease) in Cash and Equivalents from:
OPERATING ACTIVITIES:
Net (Loss)................................................  $ (306,089)     $    (76,519)
Adjustments to reconcile net cash provided by (used in)
  operating activities:
  Provision for uncollectible accounts....................     165,000             4,091
  Depreciation and amortization...........................     202,643         1,937,279
  Extraordinary charge....................................          --         1,348,000
  Amortization of deferred finance costs..................          --         1,890,162
  Loss (gain) on disposal of assets.......................       1,928           (16,400)
  Deferred income taxes...................................     330,254          (314,673)
Changes in assets and liabilities:
  Accounts receivable, billed and unbilled................     903,872        (8,232,905)
  Inventories.............................................          --        (3,714,821)
  Other current assets....................................     (51,198)         (364,733)
  Other noncurrent assets.................................      (2,598)           47,329
  Accounts payable and accrued liabilities................     (46,997)       (1,078,499)
  Deferred revenues.......................................          --           171,202
  Other liabilities.......................................     (31,242)         (133,261)
                                                            ----------      ------------
Net cash provided by (used in) operating activities.......   1,165,573        (8,533,748)
                                                            ----------      ------------
INVESTING ACTIVITIES:
  Capital expenditures....................................    (152,337)       (1,534,966)
  Purchases of subsidiaries, net of cash acquired.........          --       (65,745,431)
                                                            ----------      ------------
Net cash (used in) investing activities...................    (152,337)      (67,280,397)
                                                            ----------      ------------
FINANCING ACTIVITIES:
  Borrowings on credit facility...........................      51,074       130,500,000
  Principal payments on notes payable and credit
     facility.............................................          --       (62,472,266)
  Amounts paid for deferred financing costs...............          --        (4,465,891)
  Distributions paid to stockholder.......................      (6,117)               --
  Proceeds from issuance of common stock..................          --         2,403,622
  Proceeds from issuance of convertible preferred stock,
     net of costs.........................................          --         7,596,377
                                                            ----------      ------------
Net cash provided by financing activities.................      44,957        73,561,842
                                                            ----------      ------------
NET CASH INFLOW (OUTFLOW) FROM ALL ACTIVITIES.............   1,058,193        (2,252,303)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD...............     346,636         2,252,303
                                                            ----------      ------------
CASH AND EQUIVALENTS AT END OF PERIOD.....................  $1,404,829      $         --
                                                            ==========      ============
Cash paid for:
  Interest................................................  $      855      $    760,363
  Income taxes............................................  $   59,418      $    793,760


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          ORIUS CORP. AND SUBSIDIARIES

         NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION


     The interim consolidated financial statements of Orius Corp. and its subsidiaries (the "Company") as of and for the period ended March 31, 1999 includes the accounts of the Company and its subsidiaries and in the opinion of management, includes all necessary adjustments, consisting of only normal recurring adjustments, to present fairly the consolidated financial position and results of operations of the Company for the periods presented. The accompanying unaudited consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. Accordingly, these unaudited consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in this registration statement. Reported interim results of operations are based in part on estimates, and are not necessarily indicative of those expected for the year.


     With the acquisitions discussed in Note 5, the Company assumed and began to offer contracts under fixed price arrangements. Consequently, the Company modified its revenue recognition policy to include these types of contracts. For fixed priced contracts, Orius Corp. recognizes revenue and the related costs under the percentage-of-completion method. Revenues from these contracts are recognized as the related costs are incurred based on the relationship of costs incurred to total estimated contract costs. Unbilled accounts receivable for contracts-in-progress represents revenue recognized but not yet billed. Deferred revenue represents billings on contracts for which costs have not yet been incurred and revenue has not been recognized. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

     The financial information as of and for the period ended March 31, 1998 represents the information of Channel Communications, Inc., which was deemed the accounting acquirer in the March 31, 1998 simultaneous business combination. Such financial information has been derived from the audited accounts as of and for the same period which appear elsewhere in this registration statement.

2. REORGANIZATION

     At December 31, 1998, the organization consisted of eight subsidiaries operating under the Company: Channel Communications, Inc.; Cablemasters Corp.; Excel Cable Construction, Inc.; Mich-Com Cable Services Incorporated; U.S. Cable, Inc.; CATV Subscriber Services, Inc.; Statewide CATV, Inc.; and Burn-Techs, Inc. The common stock of NATG is owned by the former owners of these companies and certain executive officers and founders of NATG. HIG Cable, Inc. owns all the outstanding Convertible Preferred Stock.

     On February 8, 1999, a reorganization of the Company occurred in connection with the acquisition of four companies and related financing. Orius Corp., a Delaware corporation, was formed, and it formed NATG Holdings, LLC, a Delaware limited liability company. All of the interest in NATG Holdings is held by Orius Corp. NATG Holdings formed a subsidiary, NATG Merger Sub., which was merged with and into NATG with NATG as the surviving corporation.

     As a result of the Reorganization, NATG became an indirect wholly owned subsidiary of Orius. The Reorganization resulted in all of the stockholders of NATG holding shares of Orius.

                          ORIUS CORP. AND SUBSIDIARIES

                         NOTES TO INTERIM CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

Shares of common and Preferred Stock of NATG were converted into one-tenth of a share of common and preferred stock of Orius, respectively. This one-for-ten exchange was the same for all stockholders and has been reflected in these financial statements by restating all share amounts.

3. EARNINGS PER SHARE

     Diluted earnings per common share have been excluded because inclusion of the effects on earnings per share associated with the convertible preferred stock, junior convertible note, options and warrants issued during the period would be anti-dilutive.

4. PRO FORMA EARNINGS PER SHARE

     Pro forma earnings per share presented below were computed under SFAS No. 128 "Earnings per Share" based on the weighted average number of common shares outstanding during the period after giving retroactive effect to the exchange of the Company's Series A and Series B preferred stock to the Company's newly established common stock, the split of the Company's newly established common stock, the Company's planned initial public offering of common stock and the conversion of the junior subordinated convertible note. All common shares and stock options issued have been included as outstanding for the entire period using the treasury stock method and the estimated public offering price per share.


                                                                FOR THE THREE MONTHS
                                                                       ENDED
                                                              ------------------------
                                                              MARCH 31,    MARCH 31,
                                                                1998          1999
                                                              ---------   ------------
Pro forma net income per share (unaudited):
  Basic.....................................................   $  0.05      $  0.10
  Diluted...................................................   $  0.05      $  0.10
Pro forma weighted average shares outstanding (unaudited):
  Basic.....................................................    29,296       29,296
  Diluted...................................................    29,529       29,529


5. ACQUISITIONS

     On February 26, 1999, four companies were acquired for total consideration of $73.1 million plus transaction related expenses of $.9 million. Additionally, approximately $7.1 million of debt was assumed. Cash paid for the four acquisitions totaled $65.7 million (net of cash acquired of $4.8 million) and the value of common stock issued (1,494,922 shares) totaled $3.5 million. The purchase price of each acquisition is subject to a customary purchase price adjustment mechanism and finalization of certain valuations.


     The companies acquired were: DAS-CO of Idaho, Inc.; Copenhagen Utilities and Construction, Inc.; Shatz Underground Cable, Inc.; and Network Cabling Services, Inc. All the acquisitions were accounted for as purchases and were included in the results of operations from the date of acquisition. The goodwill associated with all the acquisitions during the period ended March 31, 1999 totaled $45.0 million. In connection with the acquisition of Network Cabling Services, Inc., the Company is obliged to pay up to $500,000 in each of the next two years if the acquired company meets certain performance levels through December 31, 2000. In connection with the acquisition of Copenhagen Utilities, Inc., the Company is obligated to pay up to $2,438,000 and issue up to 120,259 additional shares of common stock in each of the

                          ORIUS CORP. AND SUBSIDIARIES

                         NOTES TO INTERIM CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


next two years if the acquired company meets certain performance levels through December 31, 2000. If such contingent consideration is paid, it will be accounted for as additional purchase price consideration.


     The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions and the seven acquisitions completed during the year ended December 31, 1998 had been completed on January 1, 1998. These pro forma results give effect to increased interest expense for acquisition debt and amortization of related goodwill. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed on January 1, 1998 nor are the results indicative of the company's future results of operations (in thousands).


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues....................................................  $45,108    $62,105
Net income..................................................  $  (685)   $ 1,366
Net (loss) available to common stock per share..............  $ (0.05)   $ (0.35)


6. DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt outstanding at December 31, 1998 and March 31, 1999 is detailed by type of borrowing as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------   ------------
Bank credit facilities:
  Revolving credit facility, maturing on April 1, 2005;
     interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.00% or 0.50%,
     respectively...........................................  $ 6,750,000    $         --
  Revolving credit facility, maturing on February 26, 2004;
     interest rate of LIBOR or Federal Funds Rate plus
     0.50%, plus a margin ranging from 2.25% to 3.00% for
     LIBOR and 1.25% to 2.00% for Federal Funds Margin based
     on leverage ratio, beginning June 30, 1999.............                    8,000,000
  Term loan, amortizing with final payment due April 1,
     2003; interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.00% or 0.50%,
     respectively...........................................   27,625,000              --
  Term loan, amortizing with final payment due April 1,
     2005; interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.375% or
     0.875%, respectively...................................   18,950,000              --
  Term loan A, amortizing with final payment due December
     31, 2003; interest rate of LIBOR or Federal Funds Rate
     plus 0.50%, plus a margin ranging from 2.25% to 3.00%
     for LIBOR and 1.25% to 2.00% for Federal Funds. Margin
     based on leverage ratio, beginning June 30, 1999.......                   60,000,000

                          ORIUS CORP. AND SUBSIDIARIES

                         NOTES TO INTERIM CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------   ------------
  Term loan B, amortizing with final payment due December
     31, 2004; interest rate of LIBOR or Federal Funds Rate
     plus 0.50%, in either case plus a margin of 3.75% or
     2.75%, respectively 45,000,000
  Term loan C, amortizing with final payment due December
     31, 2005; interest rate of LIBOR or Federal Funds Rate
     plus 0.50%, in either case plus a margin of 5.00% or
     4.00%, respectively....................................                   14,151,462
Junior subordinated convertible note, due April 15, 2005,
  interest rate of 9%.......................................    1,063,750       1,086,300
Other debt and capital lease obligations....................      875,103       1,361,788
                                                              -----------    ------------
          Total debt and capital lease obligations..........   55,263,853     129,599,550
Less current portion........................................   12,614,268      18,270,713
                                                              -----------    ------------
Long-term debt..............................................  $42,649,585    $111,328,837
                                                              ===========    ============

     On February 26, 1999, NATG Holdings entered into a new credit agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Bank, National Association (PNC), as joint lead arrangers and a new syndication of banks (New Credit Agreement). The New Credit Agreement includes a $25.0 million revolving credit facility, maturing in 5 years, and a $120.0 million senior secured term loan credit facility. The term loan facility is allocated among a $60.0 million Term Loan A facility, maturing on December 1, 2003; a $45.0 million Term Loan B facility, maturing on December 1, 2004; and a $15.0 million Term Loan C facility, maturing on December 1, 2005. Of this credit facility, NATG Holding borrowed $2.0 million under the revolving credit facility, $60.0 million under the Term Loan A facility, $45.0 million under the Term Loan B facility, and $15.0 million under the Term Loan C facility to complete the four new acquisitions and to repay substantially all indebtedness of NATG, and terminate all commitments to make extensions of credit to NATG, under NATG's old credit facility with PNC.

     Amounts under the credit facility bear interest, at the Company's choice, at either LIBOR plus an applicable margin; or, the higher of PNC's corporate base rate of interest, or the Federal Fund Rate plus 0.50% (the ABR), in each case plus an applicable margin. For LIBOR loans, the margin is 3.00% for the revolving credit facility and Term Loan A facility, 3.75% for the Term Loan B facility and 5.00% for Term Loan C facility. For ABR loans, the margin is 2.00% for the revolving credit facility and Term Loan A facility, 2.75% for the Term Loan B facility and 4.00% for Term Loan C facility. Beginning June 30, 1999, the margins for all interest rates will be adjusted based upon certain leverage ratios, but cannot exceed the ranges disclosed above. Outstanding amounts under the credit facility are secured by substantially all of NATG Holdings' assets and the pledge of all of the outstanding shares of common stock of each or Orius' direct and indirect subsidiaries, including NATG. The credit facility also contains certain affirmative and negative covenants relating to NATG Holdings' operations.

     As a result of the termination and repayment of the indebtedness outstanding under the old credit facility, the deferred financing costs associated with the old credit facility totaling $1,348,000 were written off resulting in an extraordinary charge to income of $770,000, net of tax benefits of $578,000.

                          ORIUS CORP. AND SUBSIDIARIES

                         NOTES TO INTERIM CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     During the three months ended March 31, 1999, the accretion associated with the junior subordinated convertible note totaled approximately $562,732 which represents the estimated appreciation in the value of common stock into which the debt could have been converted.

7. CONVERTIBLE PREFERRED STOCK

     In connection with the reorganization discussed above, the number of shares of common stock into which the Series A Convertible Preferred Stock (Series A Preferred) was convertible was changed to 3,116,828. Additionally, the provision that reduced the conversion rate in the event of an initial public stock offering of Orius Corp. common stock was removed from the Series A Preferred rights. At March 31, 1999, the total recorded value of the Series A Preferred has been determined based upon the convertible common shares of 3,116,828 at $3.214 per share, or $10,017,485. The accretion to that value during the period ended March 31, 1999 was $2,676,847.

     In connection with the acquisitions on February 26, 1999, HIG Cable West, Inc. purchased 7,596.38 shares of Series B Convertible Preferred Stock (Series B Preferred) for $7,569,377. The Series B Preferred has the same rights as the Series A Preferred and may be converted into 3,252,289 shares of Orius Corp. common stock. At March 31, 1999, the recorded value of the Series B Preferred has been determined based upon the converted common shares of 3,252,289 at $3.214 per share, or $10,452,856. The accretion from February 26, 1999 to March 31, 1999 totaled $2,856,728.

8. WARRANTS TO PURCHASE COMMON STOCK

     In connection with entering the new credit agreement on February 26, 1999, the Company issued to the joint lead arrangers and certain of the banks that participated in the new credit agreement warrants to purchase a total of 371,853 shares of common stock. The warrants expire March 31, 2009 and entitle the holders to purchase common stock for $.01 per share. The warrants are exercisable any time after the consummation of an initial public offering, September 30, 2003 or in the event of a merger or other change of control.

     The estimated fair market value of the warrants at date of issuance of $868,538 has been reflected in the separate component of stockholders' equity entitled warrants. An offsetting amount has been reflected as a discount or reduction of the Company's long-term debt. The $868,538 of discount is being recognized as interest expense using the effective interest method over 66 months which is the weighted average life of the credit agreement components including the full capacity of the revolver and the Term A, B and C loans.

9. ISSUANCE OF COMMON STOCK


     On February 26, 1999, the Company issued to certain of its then existing stockholders 1,066,219 shares of common stock in exchange for cash of $2,403,622.


10. INCOME TAXES

     In connection with the simultaneous business combination on March 31, 1998, Channel Communications, Inc.'s S corporation status for income tax purposes was terminated. Consequently, a change to income tax expense of $330,254 was recorded to establish deferred tax liabilities with payment to be spread over four years.

                          ORIUS CORP. AND SUBSIDIARIES

                         NOTES TO INTERIM CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

11. SUBSEQUENT EVENTS -- ACQUISITION

     On May 25, 1999, the Company acquired all of the outstanding stock of Texel Corporation for cash of $26.25 million and 1,030,335 shares of common stock, plus transaction costs of $750 thousand.

12. PRO FORMA BALANCE SHEET (UNAUDITED)

     In July 1999, the Company announced its plan to exchange all outstanding convertible Series A and Series B preferred stock and the junior subordinated convertible note for 7,061,745 shares of common stock immediately preceding an initial public offering of its common stock. Additionally, the Company announced its plan to split each share of common stock into 10.3609 shares of common stock. The effect of this exchange and split has been reflected in the unaudited pro forma balance sheet and all share amounts presented reflect the split.

                          ORIUS CORP. AND SUBSIDIARIES
            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     We (Orius Corp.) were formed in August 1997 to create a nationwide provider of comprehensive telecom infrastructure services. We have completed 13 acquisitions since March 1998. While the businesses were acquired at various dates during 1998 and 1999, the following unaudited pro forma statements of operations are presented as if all such acquisitions and this offering had occurred on January 1, 1998. The following unaudited pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999. All other acquisitions occurred prior to March 31, 1999 and are included in the Company's balance sheet at March 31, 1999.


     The following unaudited pro forma financial statements have been derived from (1) our (including the acquired businesses) financial information and, when applicable, includes adjustments to conform fiscal periods to calendar periods,
(2) the audited financial statements and notes thereto of certain of the acquired businesses for certain periods and (3) audited financial statements and notes thereto since inception, which financial statements appear elsewhere in this prospectus.

     The unaudited pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the acquired businesses been purchased and this offering consummated as of the assumed dates, nor are the results indicative of our future results. The unaudited pro forma financial statements should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto since inception and certain of the acquired businesses for certain periods included elsewhere herein.

                UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS(A)
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31, 1998
                       ----------------------------------------------------------------------------------------------------------

                         THE     CABLE-                         U.S.    STATE-   BURN-
                       COMPANY   MASTERS   EXCEL    MICH-COM   CABLE     WIDE    TECHS    CATV     DAS-CO    SCHATZ    COPENHAGEN
                       -------   -------   ------   --------   ------   ------   -----   -------   -------   -------   ----------
REVENUES:............  $81,551   $3,485    $1,868    $2,379    $9,465   $3,524   $597    $19,412   $21,778   $31,254    $35,192
EXPENSES:
 Direct costs........  59,896     2,500     1,545     1,953     6,832    2,879    223     16,018   14,548     18,867     27,092
 General and
   administrative....   8,645       572        94       187     3,013      272     41      3,493    3,830      9,137      7,701
 Depreciation and
   amortization......   3,759       114        35        73       259      125     14        296      938      2,199        840
                       -------   ------    ------    ------    ------   ------   ----    -------   -------   -------    -------
      Total..........  72,300     3,186     1,674     2,213    10,104    3,276    278     19,807   19,316     30,203     35,633
INCOME (LOSS) FROM
 OPERATIONS..........   9,251       299       194       166      (639)     248    319       (395)   2,462      1,051       (441)
OTHER (INCOME)
 EXPENSE:
 Interest expense,
   net...............   2,508        43        --         7       (67)      24     --        290      (44)       576       (170)
 Other (income)
   expense...........     (72)       (6)       (1)       30      (144)      --     --                   4        (77)       (35)
                       -------   ------    ------    ------    ------   ------   ----    -------   -------   -------    -------
INCOME (LOSS) BEFORE
 INCOME TAX
 PROVISION...........   6,815       262       195       129      (428)     224    319       (685)   2,502        552       (236)
PROVISION FOR INCOME
 TAXES...............   3,328        --        --        21      (156)       1     96       (248)      --        224        (76)
                       -------   ------    ------    ------    ------   ------   ----    -------   -------   -------    -------
NET INCOME (LOSS)....  $3,487    $  262    $  195    $  108    $ (272)  $  223   $223    $  (437)  $2,502    $   328    $  (160)
                       =======   ======    ======    ======    ======   ======   ====    =======   =======   =======    =======
Earnings per share,
 Basic and diluted...

                                            YEAR ENDED DECEMBER 31, 1998
                       ----------------------------------------------------------------------
                                                                                       PRO
                                                                       OFFERING       FORMA,
                       NETWORK                                PRO       ADJUST-         AS
                       CABLING    TEXEL    ADJUSTMENTS       FORMA       MENTS       ADJUSTED
                       -------   -------   -----------     ---------   ---------     --------
REVENUES:............  $24,586   $29,649    $      --      $264,740    $      --     $264,740
EXPENSES:
 Direct costs........  21,393     20,634         (925)(b)   193,455           --      193,455
 General and
   administrative....   1,808      1,762      (15,188)(c)    25,367           --       25,367
 Depreciation and
   amortization......     179        101        3,347(d)     12,279           --       12,279
                       -------   -------    ---------      --------    ---------     --------
      Total..........  23,380     22,497      (12,766)      231,101           --      231,101
INCOME (LOSS) FROM
 OPERATIONS..........   1,206      7,152       12,766        33,639           --       33,639
OTHER (INCOME)
 EXPENSE:
 Interest expense,
   net...............     143       (128)      11,079(e)     14,261       (9,639)(g)    4,622
 Other (income)
   expense...........     (12)        88           --          (225)          --         (225)
                       -------   -------    ---------      --------    ---------     --------
INCOME (LOSS) BEFORE
 INCOME TAX
 PROVISION...........   1,075      7,192        1,687        19,603        9,639       29,242
PROVISION FOR INCOME
 TAXES...............     391         --        5,319(f)      8,900        4,376(f)    13,276
                       -------   -------    ---------      --------    ---------     --------
NET INCOME (LOSS)....  $  684    $ 7,192    $  (3,632)     $ 10,703    $   5,263     $ 15,966
                       =======   =======    =========      ========    =========     ========
Earnings per share,
 Basic and diluted...                                                                $   0.54(h)

                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS(A)
                                 (IN THOUSANDS)

                                                            THREE MONTHS ENDED MARCH 31, 1998
                       -----------------------------------------------------------------------------------------------------------

                         THE     CABLE-                         U.S.    STATE
                       COMPANY   MASTERS   EXCEL    MICH-COM   CABLE    WIDE    BURN-TECHS    CATV    DAS-CO   SCHATZ   COPENHAGEN
                       -------   -------   ------   --------   ------   -----   ----------   ------   ------   ------   ----------
REVENUES:............  $4,219    $3,485    $1,868    $2,379    $3,948   $909       $189      $8,069   $2,655   $4,830     $7,654
Expenses:
 Direct costs........   3,364     2,500     1,545     1,953     2,557    598         30       6,673   2,060     3,458      6,149
 General and
   administrative....     710       572        94       187       888    166          4         639     682     1,066        532
 Depreciation and
   amortization......     203       114        35        73        75     36          2         139     235       400        221
                       ------    ------    ------    ------    ------   ----       ----      ------   ------   ------     ------
      Total..........   4,277     3,186     1,674     2,213     3,520    800         36       7,451   2,977     4,924      6,902
INCOME (LOSS) FROM
 OPERATIONS..........     (58)      299       194       166       428    109        153         618    (322)      (94)       752
OTHER (INCOME)
 EXPENSE:
 Interest expense,
   net...............     (57)       43        --         7       (32)    15         --         115      (2)      129         (5)
 Other (income)
   expense...........     (53)       (6)       (1)       30       (12)    --         --          (9)      8       (15)       (31)
                       ------    ------    ------    ------    ------   ----       ----      ------   ------   ------     ------
INCOME (LOSS) BEFORE
 INCOME TAX
 PROVISION...........      52       262       195       129       472     94        153         512    (328)     (208)       788
PROVISION FOR INCOME
 TAXES...............     358        --        --        21       196     --         --         167      --        56         --
                       ------    ------    ------    ------    ------   ----       ----      ------   ------   ------     ------
NET INCOME (LOSS)....  $ (306)   $  262    $  195    $  108    $  276   $ 94       $153      $  345   $(328)   $ (264)    $  788
                       ======    ======    ======    ======    ======   ====       ====      ======   ======   ======     ======
Earnings per share,
 basic and diluted...

                                         THREE MONTHS ENDED MARCH 31, 1998
                       ---------------------------------------------------------------------
                                                                                      PRO
                                                                      OFFERING      FORMA,
                       NETWORK                               PRO      ADJUST-         AS
                       CABLING   TEXEL    ADJUSTMENTS       FORMA      MENTS       ADJUSTED
                       -------   ------   -----------     ---------   --------     ---------
REVENUES:............  $4,903    $7,411    $     --        $52,519    $    --       $52,519
Expenses:
 Direct costs........   4,272     5,259           7(b)      40,425         --        40,425
 General and
   administrative....     339       381        (975)(c)      5,285         --         5,285
 Depreciation and
   amortization......      38        15       1,484(d)       3,070         --         3,070
                       ------    ------    --------        -------    -------       -------
      Total..........   4,649     5,655         516         48,780         --        48,780
INCOME (LOSS) FROM
 OPERATIONS..........     254     1,756        (516)         3,739         --         3,739
OTHER (INCOME)
 EXPENSE:
 Interest expense,
   net...............      38       (30)      3,344(e)       3,565     (2,409)(g)     1,156
 Other (income)
   expense...........      --        19          --            (70)        --           (70)
                       ------    ------    --------        -------    -------       -------
INCOME (LOSS) BEFORE
 INCOME TAX
 PROVISION...........     216     1,767      (3,860)           244      2,409         2,653
PROVISION FOR INCOME
 TAXES...............      79        --        (766)(f)        111      1,094(f)      1,205
                       ------    ------    --------        -------    -------       -------
NET INCOME (LOSS)....  $  137    $1,767    $ (3,094)       $   133    $ 1,315       $ 1,448
                       ======    ======    ========        =======    =======       =======
Earnings per share,
 basic and diluted...                                                               $  0.05(h)

                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS(A)
                                 (IN THOUSANDS)

                                                       THREE MONTHS ENDED MARCH 31, 1999
                                    -----------------------------------------------------------------------
                                      THE                                    NETWORK
                                    COMPANY   DAS-CO   SCHATZ   COPENHAGEN   CABLING   TEXEL    ADJUSTMENTS
                                    -------   ------   ------   ----------   -------   ------   -----------
REVENUES:.........................  $46,069   $3,660   $4,698     $3,877     $3,801    $6,051    $      --
Expenses:
  Direct costs....................   36,224   1,910     3,457      2,640      3,012     4,460           --
  General and administrative......    4,540     368       902        474        314       395          112(c)
  Depreciation and amortization...    1,937     122       320        160         28        31          472(d)
                                    -------   ------   ------     ------     ------    ------    ---------
        Total.....................   42,701   2,400     4,679      3,274      3,354     4,886          584
INCOME FROM OPERATIONS............    3,368   1,260        19        603        447     1,165         (584)
OTHER (INCOME) EXPENSE:
  Interest expense, net...........    2,160      (3)      (12)       (19)        31       (31)       1,439(e)
  Other (income) expense..........      (26)      1        (1)         8          1        46           --
                                    -------   ------   ------     ------     ------    ------    ---------
INCOME (LOSS) BEFORE INCOME TAX
  PROVISION and extraordinary
  charge..........................    1,234   1,262        32        614        415     1,150       (2,023)
PROVISION FOR INCOME TAXES........      540      18        13         --        172        --          432(f)
                                    -------   ------   ------     ------     ------    ------    ---------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CHARGE..........................  $   694   $1,244   $   19     $  614     $  243    $1,150    $  (2,455)
                                    =======   ======   ======     ======     ======    ======    =========
Earnings per share, basic and
  diluted.........................

                                       THREE MONTHS ENDED MARCH 31, 1999
                                    ---------------------------------------
                                       PRO       OFFERING       PRO FORMA,
                                      FORMA     ADJUSTMENTS     AS ADJUSTED
                                    ---------   -----------     -----------
REVENUES:.........................   $68,156     $      --        $68,156
Expenses:
  Direct costs....................    51,703            --         51,703
  General and administrative......     7,105            --          7,105
  Depreciation and amortization...     3,070            --          3,070
                                     -------     ---------        -------
        Total.....................    61,878            --         61,878
INCOME FROM OPERATIONS............     6,278            --          6,278
OTHER (INCOME) EXPENSE:
  Interest expense, net...........     3,565        (2,409)(g)      1,156
  Other (income) expense..........        29            --             29
                                     -------     ---------        -------
INCOME (LOSS) BEFORE INCOME TAX
  PROVISION and extraordinary
  charge..........................     2,684         2,409          5,093
PROVISION FOR INCOME TAXES........     1,175         1,055(f)       2,230
                                     -------     ---------        -------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CHARGE..........................   $ 1,509     $   1,354        $ 2,863
                                     =======     =========        =======
Earnings per share, basic and
  diluted.........................                                $  0.10(h)

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)


                                                                      AT MARCH 31, 1999
                                    --------------------------------------------------------------------------------------
                                       THE                    PRO FORMA                       OFFERING         PRO FORMA,
                                    COMPANY(I)   TEXEL(I)   ADJUSTMENTS(J)     PRO FORMA   ADJUSTMENTS(J)      AS ADJUSTED
                                    ----------   --------   --------------     ---------   --------------      -----------
ASSETS
Cash and cash equivalents.........   $     --    $ 2,126       $    --         $  2,126       $     --          $  2,126
Accounts receivable, net..........     43,400      6,525            --           49,925             --            49,925
Unbilled accounts receivable for
  work-in-process.................     25,391        786            --           26,177             --            26,177
Inventory.........................     14,682         --            --           14,682             --            14,682
Prepaid and other current
  assets..........................      1,241         14            --            1,255             --             1,255
                                     --------    -------       -------         --------       --------          --------
        Total current assets......     84,714      9,451            --           94,165             --            94,165
                                     --------    -------       -------         --------       --------          --------
Property and equipment, net.......     35,314      1,010            --           36,324             --            36,324
                                     --------    -------       -------         --------       --------          --------
Goodwill, net.....................     72,290         --        33,384(i)       105,674             --           105,674
Deferred financing costs, net.....      3,976         --            --            3,976         (2,476)(v)         1,500
Other, including deferred income
  tax asset.......................      2,079         --            --            2,079             --             2,079
                                     --------    -------       -------         --------       --------          --------
        TOTAL.....................   $198,373    $10,461       $33,384         $242,218       $ (2,476)         $239,742
                                     ========    =======       =======         ========       ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long term
  debt............................   $ 10,271    $    --       $ 1,550(ii)     $ 11,821       $(11,821)(vi)     $     --
Borrowing under credit facility...      8,000         --         2,000(ii)       10,000        (10,000)(vi)           --
Accounts payable..................     13,796      1,297            --           15,093             --            15,093
Accrued liabilities...............     11,209        786            --           11,995             --            11,995
Deferred revenues.................      3,084        102            --            3,186             --             3,186
Other liabilities, including
  deferred income tax liability...        201         --           513(iii)         714             --               714
                                     --------    -------       -------         --------       --------          --------
        Total current
          liabilities.............     46,561      2,185         4,063           52,809        (21,821)           30,988
                                     --------    -------       -------         --------       --------          --------
Long-term debt....................    111,329         --        23,450(ii)      134,779        (69,863)(vi)       64,916
Deferred income tax liability.....      5,450         --         1,537(iii)       6,987             --             6,987
Deferred revenues.................      4,670        297            --            4,967             --             4,967
                                     --------    -------       -------         --------       --------          --------
        Total liabilities.........    168,010      2,482        29,050          199,542        (91,684)          107,858
                                     --------    -------       -------         --------       --------          --------
Convertible preferred stock.......     20,470         --            --           20,470        (20,470)(vii)          --
Value of redemption rights
  associated with junior
  subordinated convertible note...      1,056         --            --            1,056         (1,056)(vii)          --
                                     --------    -------       -------         --------       --------          --------
                                       21,526         --            --           21,526        (21,526)               --
                                     --------    -------       -------         --------       --------          --------
Stockholders' equity..............      8,837      7,979         4,334(iv)       21,150        110,734(viii)     131,884
                                     --------    -------       -------         --------       --------          --------
        TOTAL.....................   $198,373    $10,461       $33,384         $242,218       $ (2,476)         $239,742
                                     ========    =======       =======         ========       ========          ========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    (a) For the Company, results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent actual historical 1998 results, including results for the Acquired Businesses purchased in the related 1998 period from the date of acquisition. Results for the three months ended March 31, 1999 represent actual historical results for the Company, including results for the acquired businesses purchased in the first quarter of 1999 from the date of acquisition. For the acquired businesses, results for the year ended December 31, 1998 and for the three months ended March 31, 1998, represent combined historical results for (i) the acquired businesses purchased in the related 1998 period prior to the date of acquisition and (ii) the acquired businesses purchased in 1999. For the acquired businesses, results for the three months ended March 31, 1999 represent combined historical results for (i) the acquired businesses purchased in 1999 prior to the date of acquisition and (ii) Texel which was acquired on May 25, 1999.

    (b) Reflects the decrease resulting from differentials between compensation levels of the former owners of U.S. Cable that related to direct costs and the terms of their employment agreements entered into with the Company. A portion of the salaries of the former owners of U.S. Cable is also included in general and administrative expenses. After the acquisition of the acquired businesses, the owners' duties and responsibilities will not change and additional costs are not expected to be incurred related to their efforts.

    (c) The pro forma adjustment consists of the following:


                                                                              THREE MONTHS
                                                                                  ENDED
                                                               YEAR ENDED       MARCH 31,
                                                              DECEMBER 31,   ---------------
                                                                  1998        1998     1999
                                                              ------------   -------   -----
Owners compensation(i)......................................    $(14,036)    $  (969)  $  12
Business not acquired(ii)...................................      (1,372)        (86)     --
Rent expense(iii)...........................................         220          80     100
                                                                --------     -------   -----
                                                                $(15,188)    $  (975)  $ 112
                                                                --------     -------   -----



        (i) Reflects the decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between the former owners and the Company. After the acquisition of the acquired businesses, the owners' duties and responsibilities will not change and additional costs are not expected to be incurred related to their efforts. Also reflects the elimination of compensation expense associated with the distribution of excess cash balances to the former owners of the acquired businesses immediately prior to the dates of acquisition by Orius.



        (ii) Reflects the elimination of a business not purchased from CATV Subscriber Services.



        (iii) Reflects the rent expense resulting from our current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from leasing rather than owning related facilities which were not purchased from the former owners of the acquired businesses.



    (d) Depreciation has been derived utilizing the property, plant and equipment values of each of the acquired businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the acquired businesses in the period presented. Reflects the impact on depreciation resulting from the application of our straight-line depreciation policy rather than those of the former owners of the acquired businesses. In addition, reflects the change in depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated based on goodwill lives ranging from 10 to 25 years. The pro forma adjustments consist of the following:



                                                                              THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                              ------------   --------------
                                                                  1998        1998    1999
                                                              ------------   ------   -----
Depreciation:
  Change in accounting policy...............................    $(3,088)     $ (462)  $(738)
  Write-up of property and equipment........................      2,679         815     575
                                                                -------      ------   -----
                                                                   (409)        353    (163)
Amortization of goodwill....................................      3,756       1,131     635
                                                                -------      ------   -----
                                                                $ 3,347      $1,484   $ 472
                                                                -------      ------   -----


    (e) Reflects the increase in interest expense at our borrowing rate under our bank credit agreements on the indebtedness resulting from the purchase of the acquired businesses. In addition, reflects elimination of $67 and $25

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT PER SHARE DATA) -- (CONTINUED)

during the year ended December 31, 1998 and three months ended March 31, 1998, respectively, of a business not purchased from CATV Subscriber Services. Under the terms of our bank credit agreements, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense would change by $194 for the year ended December 31, 1998 and $49 for the three month periods ended March 31, 1998 and 1999.

    (f) Reflects the income tax rate that would have been in effect if the acquired businesses had been combined and subject to a federal statutory rate of 35% and the applicable state statutory rate for each of the acquired businesses throughout the period presented.


    (g) Reflects the decrease in interest expense at our borrowing rate under our new credit facility on the indebtedness remaining after using the proceeds from the initial public offering to repay a portion of our indebtedness. Under the terms of new credit facility, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense as adjusted would change by $81 for the year ended December 31, 1998 and $20 for the three month periods ended March 31, 1998 and March 31, 1999.


    (h) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the conversion of Series A and Series B Preferred Stock, the Stock Split, the Offering and the conversion of the junior subordinated convertible note as well as the dilutive effect of shares issuable upon exercise of outstanding options.

    (i) Represents the actual historical balance sheets for the Company and Texel as of March 31, 1999.

    (j) The following are adjustments to the aforementioned balance sheets:


        (i) Reflects $32,634 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $750 of transaction related expenses.


        (ii) Reflects additional borrowings of $25,000 and $2,000 under the senior secured credit facility and revolving credit facility, respectively, to fund the Texel acquisition of $26,250 and $750 of transaction related expenses.

        (iii) Reflects liabilities assumed in connection with the Texel acquisition.

        (iv) Reflects the issuance of Orius common stock used to fund the acquisition of Texel and the elimination of the equity of Texel.

        (v) Reflects the capitalization of deferring financing fees incurred for the new credit facility and the write-off of fees associated with the previous facility.

        (vi) Reflects the repayment of debt with the proceeds from the initial public offering.

        (vii) Reflects the conversion of the convertible preferred stock and the junior convertible subordinated note.

        (viii) Reflects the issuance of common stock in conjunction with the initial public offering and the conversion of the convertible preferred stock and the junior convertible subordinated note and the exercise of 339,983 warrants.

                       REPORT OF INDEPENDENT ACCOUNTANTS

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF
ORIUS CORP. AND SUBSIDIARIES

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Orius Corp. and Subsidiaries (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                        /s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
April 29, 1999, except for Note 18 as
to which the date is July 7, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Stockholder and Board of Directors of
Kenya Corporation and Subsidiary
Sheboygan, Wisconsin

     We have audited the accompanying consolidated balance sheet of Channel Communications, Inc. (f/k/a Kenya Corp.) as of December 31, 1997, and the related consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Kenya Corporation and subsidiary as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /s/ WILLIAMS, YOUNG & ASSOCIATES, LLC

Madison, Wisconsin
February 27, 1998

                          INDEPENDENT AUDITORS' REPORT

Stockholder and Board of Directors
Kenya Corporation and Subsidiary
Sheboygan, Wisconsin

     We have audited the accompanying consolidated balance sheet of Kenya Corporation and Subsidiary as of December 31, 1996, and the related consolidated statement of income and retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our report dated August 15, 1997, we expressed a qualified opinion because of the non recognition of a loss of $723,716 for an uncollectible receivable in 1995. This loss was recorded in 1996. If the financial statements were corrected for this departure, net income would be increased by $723,716 in 1996 and decreased by $723,716 in 1995. The net effect of this loss on retained earnings as of December 31, 1996 is $0. The Company has changed its method of accounting for this transaction and restated its financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the financial statements, as presented herein, is different from that expressed in our previous report.

     In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Kenya Corporation and Subsidiary as of December 31, 1996, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /s/ WILLIAMS, YOUNG & ASSOCIATES, LLC

Madison, Wisconsin
August 15, 1997, except as to the
third paragraph above, which is
as of May 26, 1999.

                          ORIUS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  346,636    $ 2,252,303
  Accounts receivable, net..................................    4,349,058     26,153,402
  Unbilled accounts revenue.................................    1,495,732     12,189,615
  Inventory.................................................           --      9,542,743
  Prepaid and other current assets..........................       76,158        852,481
                                                               ----------    -----------
  Total current assets......................................    6,267,584     50,990,544
                                                               ----------    -----------
Property and equipment, net.................................    3,303,390     15,474,071
                                                               ----------    -----------
Other assets:
  Goodwill, net.............................................       81,304     26,860,511
  Deferred financing costs, net.............................           --      1,400,527
  Other.....................................................       16,450        917,986
                                                               ----------    -----------
  Total other assets........................................       97,754     29,179,024
                                                               ----------    -----------
          Total assets......................................   $9,668,728    $95,643,639
                                                               ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long term debt.........................   $       --    $ 5,864,268
  Borrowing under credit facility...........................           --      6,750,000
  Accounts payable..........................................    1,244,919      8,288,999
  Accrued liabilities.......................................      276,682      5,889,749
  Deferred revenues.........................................           --      2,621,398
  Other liabilities, including deferred income tax
     liability..............................................           --        655,988
                                                               ----------    -----------
          Total current liabilities.........................    1,521,601     30,070,402
                                                               ----------    -----------
Long-term debt..............................................           --     42,649,585
Deferred income tax liability...............................           --      2,594,697
Deferred revenues...........................................           --      4,670,000
                                                               ----------    -----------
          Total liabilities.................................    1,521,601     79,984,684
                                                               ----------    -----------
Convertible preferred stock, par value $.0001 per share;
  300,000 shares authorized; 10,000 shares issued and
  outstanding...............................................           --      7,340,649
Value of redemption rights associated with junior
  subordinated convertible note.............................           --        493,358
                                                               ----------    -----------
                                                                       --      7,834,007
                                                               ----------    -----------
Stockholders' equity:
  Common stock: no par value, 275 shares authorized, issued
     and outstanding at December 31, 1997; par value $.0001
     per share, 48,696,230 shares authorized, 10,897,151
     shares issued and outstanding at December 31, 1998.....       27,500            105
  Additional paid-in capital................................          386      7,427,745
  Retained earnings.........................................    8,119,241        397,098
                                                               ----------    -----------
          Total stockholders' equity........................    8,147,127      7,824,948
                                                               ----------    -----------
          Total liabilities and stockholders' equity........   $9,668,728    $95,643,639
                                                               ==========    ===========


   The accompanying notes are an integral part of the consolidated financial statements

                          ORIUS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          CHANNEL               COMPANY
                                                 -------------------------   --------------
                                                        YEARS ENDED
                                                       DECEMBER 31,            YEAR ENDED
                                                 -------------------------    DECEMBER 31,
                                                    1996          1997            1998
                                                 -----------   -----------   --------------
REVENUES, NET:.................................  $32,124,776   $20,267,800    $81,550,425
                                                 -----------   -----------    -----------
EXPENSES:
Direct costs...................................   23,518,738    15,256,947     59,896,854
General and administrative.....................    3,297,932     2,260,758      8,645,007
Depreciation and amortization..................      670,436       823,602      3,758,708
                                                 -----------   -----------    -----------
          Total................................   27,487,106    18,341,307     72,300,569
                                                 -----------   -----------    -----------
Income (loss) from operations..................    4,637,670     1,926,493      9,249,856
Other (income) expense:
       Interest expense, net...................      (97,068)      (66,314)     2,507,395
       Other income............................      (88,669)      (69,812)       (72,345)
                                                 -----------   -----------    -----------
Income before income tax provision and
  discontinued operations......................    4,823,407     2,062,619      6,814,806
(Benefit) provision for income taxes...........    1,619,000      (137,387)     3,328,290
                                                 -----------   -----------    -----------
Income (loss) from continuing operations.......    3,204,407     2,200,006      3,486,516
Loss from discontinued operations, net of tax
  benefit of $77,401...........................     (121,063)           --             --
Gain on sale of assets of discontinued
  operation, net of tax of $1,042,760..........    2,003,648            --             --
                                                 -----------   -----------    -----------
Net income (loss)..............................  $ 5,086,992   $ 2,200,006      3,486,516
                                                 ===========   ===========
Accretion and dividends associated with
  preferred stock and junior convertible
  note.........................................                                (3,395,507)
                                                                              -----------
Net income available to common stockholders....                               $    91,009
                                                                              ===========
Per common share:
  Basic:
     Income (loss) from operations.............  $ 11,652.39
     Loss from discontinued operations.........      (440.23)
     Gain on sale of discontinued operations...     7,285.99
                                                 -----------
Net income (loss) available to common
  stockholders.................................  $ 18,498.15   $  8,000.02    $      0.01
                                                 ===========   ===========    ===========
Weighted average shares outstanding:
  Basic........................................          275           275      8,361,078
                                                 ===========   ===========    ===========


   The accompanying notes are an integral part of the consolidated financial statements

                          ORIUS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    CHANNEL              COMPANY
                                                            -----------------------   --------------
                                                                  YEARS ENDED
                                                                 DECEMBER 31,           YEAR ENDED
                                                            -----------------------    DECEMBER 31,
                                                               1996         1997           1998
                                                            ----------   ----------   --------------
Increase (Decrease) in cash and equivalents from:
Operating Activities:
Net Income................................................  $5,086,992   $2,200,006    $  3,486,516
Adjustments to reconcile net cash provided by (used in)
  operating activities:
  Provision for uncollectible accounts....................          --       14,047         405,284
  Depreciation and amortization...........................     837,130      823,602       3,758,708
  Amortization of deferred finance costs..................          --           --         166,919
  Loss (gain) on disposal of assets.......................  (3,032,742)     (13,705)         53,150
  Deferred income tax benefit.............................     133,420     (220,276)       (307,439)
Changes in assets and liabilities:
  Accounts receivable and unbilled revenues...............  (1,246,198)  (2,982,762)    (11,151,317)
  Inventories.............................................          --           --      (9,542,743)
  Income tax receivable...................................     196,406           --              --
  Other current assets....................................     (69,602)      86,050         690,921
  Other noncurrent assets.................................     958,917        9,623        (576,584)
  Accounts payable and accrued liabilities................     303,055     (112,602)      2,318,033
  Deferred revenues.......................................          --           --       7,291,398
  Other liabilities.......................................   2,216,568   (2,185,326)       (641,807)
                                                            ----------   ----------    ------------
Net cash provided by (used in) operating activities.......   5,383,946   (2,381,343)     (4,048,961)
                                                            ----------   ----------    ------------
INVESTING ACTIVITIES:
  Capital expenditures....................................  (2,475,748)    (211,947)     (3,923,200)
  Proceeds from sale of assets............................   3,214,590       57,542          75,510
  Purchases of subsidiaries, net of cash acquired,
    including payment to accounting acquirer..............          --           --     (40,934,547)
  Collection on notes receivable stockholder..............     982,823      548,614              --
                                                            ----------   ----------    ------------
Net cash provided by (used in) investing activities.......   1,721,665      394,209     (44,782,237)
                                                            ----------   ----------    ------------
FINANCING ACTIVITIES:
  Borrowings on credit facility...........................          --           --      61,306,677
  Principal payments on notes payable and credit
    facility..............................................  (2,911,878)          --     (13,434,749)
  Amounts paid for deferred financing costs...............          --           --      (1,567,446)
  Distributions paid to stockholder.......................          --   (2,593,439)         (6,117)
  Proceeds from issuance of convertible preferred stock,
    net of costs..........................................          --           --       4,438,500
                                                            ----------   ----------    ------------
Net cash provided by (used in) financing activities.......  (2,911,878)  (2,593,439)     50,736,865
                                                            ----------   ----------    ------------
NET CASH INFLOW (OUTFLOW) FROM ALL ACTIVITIES.............   4,193,733   (4,580,573)      1,905,667
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........     733,476    4,927,209         346,636
                                                            ----------   ----------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................  $4,927,209   $  346,636    $  2,252,303
                                                            ==========   ==========    ============
Cash paid for:
  Interest................................................  $   97,525   $   19,858    $  2,306,701
  Income taxes............................................  $   26,356   $2,185,326    $  2,769,243


   The accompanying notes are an integral part of the consolidated financial statements

                          ORIUS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                            COMMON STOCK         COMMON STOCK       ADDITIONAL                    TOTAL
                          -----------------   -------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                          SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL      EARNINGS       EQUITY
                          ------   --------   ----------   ------   ----------   ----------   -------------
Balance at December 31,
  1996..................    275    $ 27,500           --    $ --    $     386    $8,512,674    $ 8,540,560
Net Income..............                                                          2,200,006      2,200,006
Distributions...........                                                         (2,593,439)    (2,593,439)
                          -----    --------   ----------    ----    ----------   ----------    -----------
Balance at December 31,
  1997..................    275      27,500           --      --          386     8,119,241      8,147,127
Distributions...........                                                           (166,787)      (166,787)
Shares exchanged........   (275)    (27,500)   2,779,387      27       27,473            --             --
Cash payment to
  accounting acquirer...                                            (4,440,635)  (7,646,365)   (12,087,000)
Common stock issued for
  acquisitions..........                       8,117,764      78    11,840,521                  11,840,599
Accretion associated
  with junior
  subordinated
  convertible note......                                                           (493,358)      (493,358)
Accretion associated
  with convertible
  preferred stock,
  including dividends...                                                         (2,902,149)    (2,902,149)
Net income..............                                                          3,486,516      3,486,516
                          -----    --------   ----------    ----    ----------   ----------    -----------
Balance at December 31,
  1998..................     --    $     --   10,897,151    $105    $7,427,745   $  397,098    $ 7,824,948
                          =====    ========   ==========    ====    ==========   ==========    ===========


        The accompanying notes are an integral part of the consolidated financial statements

                          ORIUS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. COMMENCEMENT OF OPERATIONS

     Orius Corp. was formed in January 1999 by North American Tel-Com Group, Inc. (NATG or the Company). NATG was formed in 1997 to create a nationwide provider of comprehensive telecom infrastructure services. As further discussed in Note 17, as a result of a merger in February 1999, NATG became an indirect subsidiary of Orius. NATG had no substantive operations prior to March 31, 1998 and these financial statements reflect the NATG operations from March 31, 1998 through December 31, 1998, NATG's fiscal year end.

     On March 31, 1998, NATG and several other parties simultaneously entered into a series of transactions and agreements including: a new stockholders' agreement (Note 9); preferred stock coupled with a redemption agreement (Notes 7 and 8) and a junior subordinated convertible note (Note 6) were issued to HIG Cable, Inc. (HIG), a credit facility and loan agreement was completed (Note 6); and four stock exchange agreements were completed (Note 3). The result of these transactions was the commencement of NATG's operations. NATG had no substantive operations from its inception in August 1997 to March 31, 1998 and these financial statements reflect the NATG operations from March 31, 1998 through December 31, 1998. As further discussed in Note 17, Orius was reorganized in early 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature Of Business -- The Company's operations consist primarily of installation, design, engineering, and maintenance services for the telecom industry in the United States.

     Principles Of Consolidation -- The consolidated financial statements include NATG Corp. and its subsidiaries, all of which are currently wholly owned subsidiaries of NATG. All material intercompany accounts and transactions have been eliminated. The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. Accordingly, fiscal 1998 ended on December 31, 1998.


     Use Of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.


     Estimates are used in the Company's revenue recognition of work-in-process, allowance for doubtful accounts, depreciation and amortization, and in the estimated lives of assets including intangibles.

     Earnings Per Share -- Diluted earnings per share have not been presented because inclusion of the effects of the Company's convertible securities and options granted to management are anti-dilutive individually and in the aggregate.

     Revenues -- Orius Corp.'s revenue consists principally of unit contracts. Consequently, Orius Corp. accounts for revenue and related costs using the units-of-delivery revenue recognition method. Revenue is recognized as the related units are completed, and costs allocable to the delivered units are recognized as the cost of earned revenue. Unbilled revenues consist of work-in-process on contracts based on management's estimate of work performed, but not billed. All costs associated with unbilled revenues are recorded as expenses in the same period as the unbilled revenue. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. Deferred revenues consist principally of

                          ORIUS CORP. AND SUBSIDIARIES
prepayments by customers for the cost of material and services to be provided and are recognized as revenues as the related material is used or services are provided.

     Additionally, Orius Corp. recognizes revenues from short term contracts with duration under two weeks under the completed contract method. Billings and costs are accumulated on the balance sheet, and no profit or income is recorded before completion or substantial completion of the work.

     Cash And Cash Equivalents -- Cash and cash equivalents include all highly liquid investments with a maturity of three months or less at the time of purchase. For purposes of the consolidated statements of cash flows, the Company considers these to be cash equivalents.

     Property And Equipment -- Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful service lives of the assets are: buildings -- 20-30 years; leasehold improvements -- the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles -- 3-7 years; equipment and machinery -- 3-7 years; computer software and hardware -- 3-5 years; and furniture and fixtures -- 5-7 years. Maintenance and repairs are expensed as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

     Inventory -- Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Inventory consists of items purchased for resale at cost based on terms of customer contracts. Accordingly, there is no cost other than the purchase price of the items purchased included in the carrying value.

     Fair Value Of Financial Instruments -- The fair value of the Company's financial instruments approximate the carrying values.


     Intangible Assets -- The excess of the purchase price over the fair market value of the tangible net assets of acquired businesses (goodwill) is amortized on a straight-line basis over estimated useful lives of 10 to 25 years. The appropriateness of the carrying value of goodwill is reviewed periodically by the Company at a subsidiary level. An impairment loss for the difference between fair value and recorded value is recognized when the projected undiscounted future cash flows are less than the carrying value of goodwill. No impairment loss has been recognized in the period presented. Amortization expense was $766,953 for the fiscal period ending December 31, 1998. The intangible assets at December 31, 1998 are net of accumulated amortization of $766,953.


     Included in other assets are intangible assets for deferred financing costs. Deferred financing costs of $1,567,446 are being amortized over the term of the related debt facility. For the period ended December 31, 1998, $166,919 of amortization expense related to these costs has been included in interest expense.

     Income Taxes -- The Company and its subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

     Stock Option Plans -- In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation," which was effective for the Company beginning August 1, 1996. SFAS No. 123 requires expanded disclosures of stock based compensation arrange-

                          ORIUS CORP. AND SUBSIDIARIES
ments with employees, and encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. Under SFAS No. 123, companies are permitted, however, to continue to apply Accounting Principle Board (APB) Opinion No. 25, which recognizes compensation based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees, and will disclose in the annual financial statements the required pro forma effect on net income and earnings per share. See Note 12.

     Recently Issued Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting of derivative instruments, including certain derivative instruments imbedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as other assets or liabilities in the statement of financial position, and measure those instruments at fair value. This statement is effective for financial statements for periods beginning after December 15, 1999.


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in 1998 has had no impact to date as the Company has not had any items of other comprehensive income in any period presented.


3. ACQUISITIONS

     On March 31, 1998, Channel Communications, Inc. (Channel), Cablemasters Corp., Excel Cable Construction, Inc. and Mich-Com Cable Services Incorporated simultaneously entered into stock exchange agreements with the Company. Common stock of each of these companies was exchanged for cash and common stock of the Company. In accordance with APB Opinion No. 16, Channel was deemed to be the accounting acquirer of the other companies involved in the simultaneous business combination. This designation was made because after giving effect to the transactions on March 31, 1998, Channel held the largest percentage of voting common stock and was the largest entity involved in the simultaneous business combination. Accordingly, the cash paid of $12,087,000 to former Channel stockholders was accounted for as a reduction of Channel's March 31 equity and no value was ascribed to the Company shares of common stock received by the former stockholders.

                          ORIUS CORP. AND SUBSIDIARIES

     Seven companies, including the companies involved in the simultaneous business combination other than Channel, were acquired during 1998 for total consideration of $39,583,400 plus transaction related expenses of $1,209,350. Cash paid for the seven acquisitions totaled $27,638,200 (net of cash acquired of $3,025,200) and the value of common stock issued, including the value of the shares held by Orius management, totaled $11,840,600. Additionally, approximately $7.5 million of debt was assumed. Summarized below are the seven acquisitions:

                                              ACQUISITION      PRIMARY           PRINCIPAL
              COMPANY ACQUIRED                   DATE          LOCATION          CUSTOMERS
              ----------------                -----------   --------------   ------------------
Cablemasters Corp...........................    3/31/98     Pennsylvania          Cable TV
Excel Cable Construction, Inc...............    3/31/98     Florida               Cable TV
Mich-Com Cable Services Incorporated........    3/31/98     Florida               Cable TV
U.S. Cable, Inc.............................    6/30/98     Missouri              Cable TV
CATV Subscriber Services, Inc...............    8/31/98     North Carolina        Cable TV
State Wide CATV, Inc........................    8/31/98     Florida               Cable TV
Burn-Techs, Inc.............................    8/31/98     Florida          Telecommunications

     All the acquisitions were accounted for as purchases and were included in the results of operations from the date of acquisition. The goodwill associated with all the acquisitions during 1998 totaled $27,627,465.

     The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1998. These pro forma results give effect to increased interest expense for acquisition debt and amortization of related goodwill. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed on January 1, 1998 nor are the results indicative of the company's future results of operations (in thousands).


Revenues....................................................  $123,338
Net income..................................................  $  5,924
Net income available to common stock per share..............  $   0.23


4. ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 1998 consist of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
Contract billings...........................................   $4,067,489    $23,673,522
     Retainage..............................................      301,569      2,818,579
                                                               ----------    -----------
                                                                4,369,058     26,492,101
     Less allowance for doubtful accounts...................       20,000        338,699
                                                               ----------    -----------
  Accounts receivable, net..................................   $4,349,058    $26,153,402
                                                               ==========    ===========

     The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts, the majority of the retention balances at December 31, 1998 are expected to be collected within the next twelve months.

                          ORIUS CORP. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

     The accompanying consolidated balance sheet includes the following property and equipment at December 31, 1998:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
Land, building and leasehold improvements...................   $  510,217    $   616,258
  Vehicles..................................................    3,010,131     12,957,646
  Equipment and machinery...................................    3,331,415      7,579,213
  Office equipment, including furniture and fixtures, and
     computer equipment and software........................           --        770,931
                                                               ----------    -----------
                                                                6,851,763     21,924,048
  Less accumulated depreciation.............................    3,548,374      6,449,977
                                                               ----------    -----------
  Property and equipment, net...............................   $3,303,389    $15,474,071
                                                               ==========    ===========

     Certain subsidiaries of the Company have entered into lease arrangements accounted for as capitalized leases. The carrying value of capital leases at December 31, 1998 was $474,326, net of accumulated depreciation of $76,628. Assets under capital leases are included as a component of vehicles, and equipment and machinery. Maintenance and repairs of property and equipment amounted to $1,204,600 for the period ended December 31, 1998.

6. DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt outstanding at December 31, 1998 is detailed by type of borrowing as follows:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Bank credit facility:
  Revolving credit facility, maturing on April 1, 2005;
     interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.00% or 0.50%,
     respectively...........................................  $ 6,750,000
  Term loan, amortizing with final payment due April 1,
     2003; interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.00% or 0.50%,
     respectively...........................................   27,625,000
  Term loan, amortizing with final payment due April 1,
     2005; interest rate of LIBOR or Federal Funds Rate plus
     0.50%, in either case plus a margin of 2.375% or
     0.875%, respectively...................................   18,950,000
Capital lease obligations...................................      402,819
Equipment loans.............................................      472,284
Junior subordinated convertible note, due April 15, 2005,
  interest rate of 9%.......................................    1,063,750
                                                              -----------
          Total debt and capital lease obligations..........   55,263,853
Less current portion........................................   12,614,268
                                                              -----------
Long-term debt..............................................  $42,649,585
                                                              ===========

BANK CREDIT FACILITY

     On March 31, 1998, the Company entered into a credit facility with PNC Bank, National Bank (PNC) as Bank and agent (the Credit Agreement), to provide for two term notes totaling $19,000,000 and a revolving credit facility, including a letter of credit subfacility, in the amount

                          ORIUS CORP. AND SUBSIDIARIES
of $10,000,000. In conjunction with the purchase of U.S. Cable, Inc., the Credit Agreement was amended on June 30, 1998, increasing the revolving credit note to $12,000,000 and the term notes to $33,000,000. In conjunction with the acquisition of CATV Subscriber Services, Inc., State Wide CATV, Inc., and Burn-Techs, Inc., a second amendment to the credit facility occurred on August 31, 1998, increasing the revolving credit note to $15,000,000 and the term loans to $47,000,000. The term loan in the amount of $28,000,000 matures on April 1, 2003. The revolving credit note and the other term loan in the amount of $19,000,000, mature on April 1, 2005. There is a commitment fee of 0.50% of the unused portion of the credit facility.

     Outstanding amounts under the credit facility were secured by substantially all of the Company's assets and the pledge of all of the outstanding shares of common stock of each of the Company's direct and indirect subsidiaries. The credit facility also contains certain affirmative and negative covenants relating to the Company's Holding's operations. As discussed in Note 16, the Company entered a new bank credit agreement on February 26, 1999.

     At December 31, 1997, the Company had a revolving line-of-credit with a bank for $2,500,000. The line of credit agreement expired June 30, 1998. At December 31, 1997, none of the line-of-credit had been drawn.

CAPITAL LEASE OBLIGATIONS AND EQUIPMENT LOANS

     In addition to the borrowings under the credit facility, certain subsidiaries have obligations outstanding under capital leases and other equipment financing arrangements. The remaining obligations are payable in monthly installments expiring at various dates through June 2003.

JUNIOR SUBORDINATED CONVERTIBLE NOTE


     On March 31, 1998, the Company sold to HIG a $1,000,000, 9% junior subordinated convertible note, due April 15, 2005 (the Junior Convertible Note). Any time at the option of HIG, or at the Company's option upon an initial public offering, the debt may be converted into 692,627 shares of the Company's common stock. As further discussed in Note 8, the Company and HIG entered into a redemption agreement that gives HIG certain rights to put its converted common stock to the Company. Due to the conversion feature of the Junior Convertible Note coupled with the redemption rights of HIG, the liability associated with the Junior Convertible Note is adjusted at each balance sheet date to the greater of the principal plus interest due or the fair market value of the converted common stock. At December 31, 1998, the fair market value of the converted common stock is estimated at $2.34. Accordingly, the liability for the Junior Convertible Note is recorded at $1,063,750. The amount attributable to the accretion to the fair value of the converted common stock for the period ended December 31, 1998 of $493,358 is recorded as a reduction of retained earnings and on a separate line in the balance sheet. The interest charge for the period ended December 31, 1998 totaled $63,500 and was recorded as interest expense.

                          ORIUS CORP. AND SUBSIDIARIES

MATURITIES

     At December 31, 1998, the estimated aggregate annual repayments for notes payable and capital lease obligations are as follows:

Maturities for fiscal years:
     1999...................................................  $12,614,268
     2000...................................................    6,277,265
     2001...................................................    6,722,108
     2002...................................................    7,027,750
     2003...................................................    8,021,212
     Thereafter.............................................   14,601,250
                                                              -----------
                                                              $55,263,853
                                                              ===========

7. SERIES A CONVERTIBLE PREFERRED STOCK


     The Company issued 10,000 shares of Series A Convertible Preferred Stock (Preferred Stock) to HIG for $4,438,500, net of $61,500 of issue costs. The Preferred Stock has an 8% cumulative dividend, is convertible to shares of Orius common stock, has full voting rights on an as-if converted basis and conversion is at the discretion of HIG. At December 31, 1998, the Preferred Stock could have been converted to 3,116,828 shares of common stock. The conversion rate may be reduced to ensure that the value received by HIG in an initial public offering of Orius common stock (an IPO) is equal to the face value of the Preferred Stock plus accrued and unpaid dividends. In the event of an IPO, the Company has the right to force conversion of the Preferred Stock. Further, HIG has been given certain redemption rights discussed in Note 8.



     At December 31, 1998, the total recorded value of the Preferred Stock has been determined based upon the value of the converted common stock shares of 3,116,828 at $2.34 per share or $7,340,649. The $2.34 per share price was based upon the value of the additional preferred stock purchased by HIG on February 26, 1999 as further discussed in Note 16.


8. HIG REDEMPTION RIGHTS

     The Company entered into a redemption agreement on March 31, 1998 with HIG (the Redemption Agreement) that allows HIG to redeem its converted shares of common stock derived from the Preferred Stock and Junior Convertible Note. Pursuant to the Redemption Agreement, HIG may cause the Company to redeem its converted shares of common stock at the earlier of a sale of the Company, a merger involving the Company, commencement of liquidation or bankruptcy proceedings, or April 15, 2005. Conversion can only occur for all of the shares Preferred Stock at once and the Junior Convertible Note must be converted at the same time. The redemption value of the converted shares of common stock is the greater of fair market value at the date of redemption or the initial purchase price for the Preferred Stock and Junior Convertible Note plus any accumulated and unpaid dividends and interest. In the event of an initial public offering of Orius common stock, HIG's redemption rights are terminated.

                          ORIUS CORP. AND SUBSIDIARIES

9. STOCKHOLDERS' AGREEMENT

     On March 31, 1998, a stockholders agreement was entered into by all of the common stockholders and HIG. The stockholders agreement limits the transfer of the common shares to immediate family and HIG has certain limited rights with respect to sales of its shares. Generally, the existing stockholders have the right of first refusal for all proposed sales of common stock, but the Company has no obligation to repurchase any shares except those covered by the Redemption Agreement discussed in Note 8.

10. INCOME TAXES

     Effective January 1, 1997, Channel elected to be treated as an S corporation for income tax purpose as allowed under the Internal Revenue Code. With this conversion, the Company's net deferred tax balance of $220,276 was reversed as a credit to the provision for income taxes. The tax liabilities for the year ended December 31, 1997 were the responsibility of the individual shareholder. In connection with the transaction on March 31, 1998, the Company's S corporation status was terminated. With this termination, the Company was required to recognize a deferred tax liability and corresponding charge to income of $330,254 with payment to be spread over four years.

     The components of the provision for income taxes for the period ended December 31, 1998 and 1996 are:


                                                                 1996         1998
                                                              ----------   ----------
Current:
  Federal...................................................  $2,225,000   $2,912,700
  State.....................................................     225,859      723,029
                                                              ----------   ----------
                                                               2,450,859    3,635,729
                                                              ----------   ----------
Deferred:
  Federal...................................................     123,000     (555,480)
  State.....................................................      10,500      (82,213)
                                                              ----------   ----------
                                                                 133,500     (637,693)
                                                              ----------   ----------
          Total tax provision...............................  $2,584,359   $2,998,036
                                                              ==========   ==========


     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred liabilities and assets at December 31, 1998 and their approximate tax effects are as follows:

                                                              TEMPORARY       TAX
                                                              DIFFERENCE     EFFECT
                                                              ----------   ----------
Allowance for doubtful accounts.............................  $1,169,722   $  463,327
Deferred compensation.......................................     212,037       83,988
Other.......................................................      48,220       19,100
                                                              ----------   ----------
          Total deferred tax assets.........................   1,429,980      566,415
                                                              ----------   ----------
Accumulated depreciation....................................   4,780,492    1,893,553
Reversal of cash basis......................................   3,200,098    1,267,559
                                                              ----------   ----------
          Total deferred tax liabilities....................   7,980,591    3,161,112
                                                              ----------   ----------
          Net deferred tax liability........................  $6,550,611   $2,594,697
                                                              ==========   ==========

                          ORIUS CORP. AND SUBSIDIARIES

     A reconciliation of the expected provision for income taxes at the statutory Federal income tax rate and the actual provision for the period ended December 31, 1998 and 1996 are as follows:


                                                            1996                1998
                                                      -----------------   -----------------
                                                        AMOUNT      %       AMOUNT      %
                                                      ----------   ----   ----------   ----
Expected total tax at statutory rate................  $2,362,196   34.0   $2,317,034   34.0
State taxes, net of federal benefit.................     149,067    2.1      519,677    6.8
Nondeductible amortization..........................          --     --      268,452    2.8
Other, net..........................................      73,096    1.1     (107,127)  (1.5)
                                                      ----------   ----   ----------   ----
                                                      $2,584,359   37.2   $2,998,036   42.1
                                                      ==========   ====   ==========   ====


11. EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company have defined contribution plans that provide retirement benefits to all employees that elect to participate. Under the plans, participating employees may defer up to 15% of their base pre-tax compensation. Generally, the Company's contributions to the plans are discretionary. The Company's contributions were $72,509 in the fiscal period ended December 31, 1998.

12. STOCK OPTION PLANS


     The Company has reserved 518,045 shares of common stock under its 1998 Incentive Stock Option Plan (the "1998 Plan") which was approved by the stockholders on March 30, 1998. The 1998 Plan provides for the granting of options to key employees. Options are exercisable over a period of 5 years. At December 31, 1998, options available for grant under the 1998 plan totaled 166,552 shares.



     In fiscal 1998, the Company granted to key employees under the 1998 Plan, options to purchase an aggregate of 351,493 shares of common stock. The options were granted at prices ranging from $4.83 to $8.69, prices representing a premium to the fair market value on the date of grant. At December 31, 1998, the weighted-average remaining contractual life of the stock options outstanding is approximately nine years. As of December 31, 1998, no options were exercisable.


     Grants of options under the plan are accounted for using the intrinsic value method. Accordingly, no compensation cost has been recognized for grants made to date. There would have been no difference in net income for the year ended December 31, 1998 had compensation cost been determined by computing under the provisions of SFAS 123 regarding the minimum fair value of each grant. For purposes of this calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 were risk-free interest rates ranging from 5.0% to 5.7% and an option life of six years.

13. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The operating subsidiaries obtain contracts from both public and private concerns. For the period ended December 31, 1998, approximately 56% of the contract revenues were from three customers (TCI, Time Warner, and MediaOne), with the largest customer representing approximately 24% of the contract revenues.

                          ORIUS CORP. AND SUBSIDIARIES

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The three customers noted above represent a significant portion of the Company's customer base. As of December 31, 1998, the total outstanding trade receivables from these customers was approximately $13 million or 50% of the Company's outstanding trade receivables.

14. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have entered operating leases covering office facilities, vehicles and equipment that have non-cancelable terms in excess of one year. Certain of these leases contain renewal provisions and generally require the Company to pay insurance, maintenance, and other operating expenses. Total expense incurred under operating lease agreements for period ended December 31, 1998 was approximately $1,183,300.

For fiscal years ending:
1999........................................................  $  610,512
2000........................................................     262,510
2001........................................................     150,497
2002........................................................     133,929
2003........................................................      68,278
                                                              ----------
     Total Payments.........................................  $1,225,726
                                                              ==========

15. RELATED PARTY TRANSACTIONS

     Certain subsidiaries of the Company lease administrative offices from partnerships and corporations of which certain officers of the subsidiaries are the general partners or shareholders. The total expense under these arrangements was $174,718 during the period ended December 31, 1998. The future minimum lease commitments under these arrangements are $140,715 in 1999 and 2000, $121,500 in 2001, $83,070 in 2002 and $35,768 in 2003.

16. SALE OF SUBSIDIARY

     In January 1996 and September 1996, the Company sold the operating assets of its subsidiary, Channelvision Cable TV, Inc. in two separate transactions. Proceeds from the sales were $3,195,640 with a gain of $3,046,408 being recognized on the sales. The 1996 financial statements include the losses from discontinued operations and the net gain from the disposal of assets, after applicable income taxes of $1,042,760. Revenues of the subsidiary were $114,606 in 1996.

17. SUBSEQUENT EVENTS

     At December 31, 1998, the organization consisted of eight subsidiaries operating under the Company: Channel Communications, Inc.; Cablemasters Corp.; Excel Cable Construction, Inc.; Mich-Com Cable Services Incorporated; U.S. Cable, Inc.; CATV Subscriber Services, Inc.; State Wide CATV, Inc., and Burn-Techs, Inc. The common stock of the Company is owned by the former owners of these companies and certain executive officers and founders of the Company. HIG Cable, Inc. owns all the outstanding Preferred Stock of the Company.

     On February 8, 1999 a reorganization of NATG occurred in connection with the acquisition of four companies and related financing. Orius Corp., a Delaware corporation, was formed, and it formed NATG Holdings, LLC, a Delaware limited liability company. All of the interest in NATG

                          ORIUS CORP. AND SUBSIDIARIES

Holdings is held by Orius Corp. In February 1999, NATG Holdings formed a subsidiary, NATG Merger Sub., which was merged with and into NATG with NATG as the surviving corporation.

     As a result of the merger, NATG became an indirect wholly owned subsidiary of Orius. The merger resulted in all of the stockholders of NATG holding shares of Orius. Shares of common and Preferred Stock of NATG were converted into one-tenth of a share of common and preferred stock of Orius, respectively. This one-for-ten exchange was the same for all stockholders and has been reflected in these financial statements. Furthermore, the Company sold a total of 99,323.25 shares (on a post-split basis) of common stock to existing stockholders for $2,403,623.

     On February 26, 1999, four companies were acquired by NATG Holdings for consideration of $69.4 million in cash and 144,285 shares of Orius common stock. The four companies acquired by NATG Holdings were Schatz Underground Cable, Inc; DAS-CO of Idaho, Inc.; Copenhagen Utilities and Construction, Inc.; and Network Cabling Services, Inc.


     In connection with these acquisitions, NATG Holdings entered into a $25.0 million revolving credit facility, maturing in 5 years, and a $120.0 million senior secured credit facility with Merrill Lynch Capital Corporation and PNC, as agents for a syndicate of financial institutions (the Agents). The term loan facility is allocated among a $60.0 million Term Loan A facility, maturing on December 1, 2003; a $45.0 million Term Loan B facility, maturing on December 1, 2004; and a $15.0 million Term Loan C facility, maturing on December 1, 2005. Of this credit facility, NATG Holdings borrowed $2.0 million under the revolving credit facility, $60.0 million under the Term Loan A facility, $45.0 million under the Term Loan B facility, and $15.0 million under the Term Loan C facility to complete the four new acquisitions and to repay substantially all indebtedness of NATG, and terminate all commitments to make extensions of credit to NATG, under NATG's existing credit facility with PNC. Additionally, the Company issued to the Agents warrants to purchase 371,853 shares of common stock of Orius Corp. for $.01 per share.


     Amounts under the credit facility bear interest, at the Company's choice, at either LIBOR plus an applicable margin; or, the higher of PNC's corporate base rate of interest, or the Federal Fund Rate plus 0.50% (the ABR), in each case plus an applicable margin. For LIBOR loans, the margin is 3.00% for the revolving credit facility and Term Loan A facility, 3.75% for the Term Loan B facility and 5.00% for Term Loan C facility. For ABR loans, the margin is 2.00% for the revolving credit facility and Term Loan A facility, 2.75% for the Term Loan B facility and 4.00% for Term Loan C facility. Outstanding amounts under the credit facility are secured by substantially all of NATG Holdings' assets and the pledge of all of the outstanding shares of common stock of each of Orius' direct and indirect subsidiaries, including NATG. The credit facility also contains certain affirmative and negative covenants relating to NATG Holding's operations.


     Also in connection with the acquisitions, HIG made an additional investment in 7,596.38 shares of the Company's Series B Preferred Stock (the Series B Preferred) for $7,569,377. The Series B Preferred is convertible into Orius common stock based upon a conversion rate that resulted in 3,252,290 converted common shares at the date of issuance, or a value of $2.34 per share on a split basis.

                          ORIUS CORP. AND SUBSIDIARIES

18. SUBSEQUENT EVENT -- STOCK SPLIT

     In connection with its initial public offering of common stock, the Company announced that each share of common stock will split into 10.3609 shares of common stock. The effect of this split has been reflected in these financial statements.

  Pro Forma Earnings per Share

     Pro forma earnings per share presented below was computed under SFAS No. 128 "Earnings per Share" based on the weighted average number of common shares outstanding during the period after giving retroactive effect to the exchange of the Company's Series A and Series B preferred stock to the Company's newly established common stock, the split of the Company's newly established common stock, the Company's planned initial public offering of common stock and the conversion of the junior subordinated convertible note. All common shares and stock options issued have been included as outstanding for the entire period using the treasury stock method and the estimated public offering price per share.


                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Pro forma net income per share (unaudited):
  Basic.....................................................    $  0.54
  Diluted...................................................    $  0.54
Pro forma weighted average shares outstanding (unaudited):
  Basic.....................................................     29,296
  Diluted...................................................     29,529

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Orius Corp.

     In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of U.S. Cable, Inc. at September 30, 1996 and 1997 and June 30, 1998, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1997 and the nine months ended June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
April 1, 1999

                                U.S. CABLE, INC.
                                 BALANCE SHEETS

                 SEPTEMBER 30, 1996 AND 1997 AND JUNE 30, 1998

                                                      1996         1997          1998
                                                   ----------   -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents......................  $  856,593   $ 4,251,340   $ 2,069,038
  Accounts receivable............................   3,200,754     2,426,636     3,771,432
  Deferred billings..............................   2,043,590     1,393,030     2,706,321
  Inventory......................................     386,473       315,112       204,609
  Prepaid expenses...............................     112,074       105,678        81,133
  Income tax receivable..........................          --            --       574,211
                                                   ----------   -----------   -----------
          Total current assets...................   6,599,484     8,491,796     9,406,744
                                                   ----------   -----------   -----------
Property and equipment, net......................   1,331,382     1,465,180     1,079,415
                                                   ----------   -----------   -----------
Other assets.....................................     239,742       235,111       176,255
                                                   ----------   -----------   -----------
          Total assets...........................  $8,170,608   $10,192,087   $10,662,414
                                                   ==========   ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt...........  $  245,465   $   167,433   $        --
  Accounts payable...............................   1,086,878       665,798     1,014,495
  Accrued payroll and payroll taxes..............   2,399,806     3,294,402     3,026,879
  Accrued expenses...............................      92,736        74,351        30,918
  Income taxes payable...........................      49,820       103,389            --
                                                   ----------   -----------   -----------
          Total current liabilities..............   3,874,705     4,305,373     4,072,292
                                                   ----------   -----------   -----------
Long-term debt...................................     741,424       649,187            --
                                                   ----------   -----------   -----------
Shareholders' equity:
  Common stock, no par value, 40,000 shares
     authorized; 36,720 (1996 and 1997) and
     27,356 (1998) shares issued and
     outstanding.................................     232,174       901,541     1,904,022
  Retained earnings..............................   5,387,405     6,329,855     4,686,100
  Less treasury stock, 19,697 (1996), 16,267
     (1997) shares at cost.......................  (2,065,100)   (1,993,869)           --
                                                   ----------   -----------   -----------
          Total shareholders' equity.............   3,554,479     5,237,527     6,590,122
                                                   ----------   -----------   -----------
          Total liabilities and shareholders'
            equity...............................  $8,170,608   $10,192,087   $10,662,414
                                                   ==========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                U.S. CABLE, INC.
                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                       AND THE PERIOD ENDED JUNE 30, 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Revenues.......................................  $14,963,035   $16,111,159   $12,354,223
                                                 -----------   -----------   -----------
Cost of revenues:
  Materials....................................    1,203,284       404,374       466,178
  Subcontracting fees..........................    5,094,629     6,299,154     5,006,676
  Direct labor.................................    2,022,261     1,860,541     1,445,939
  Overhead expenses............................    3,162,098     3,543,693     2,326,318
                                                 -----------   -----------   -----------
          Total cost of revenues...............   11,482,272    12,107,762     9,245,111
                                                 -----------   -----------   -----------
Gross profit...................................    3,480,763     4,003,397     3,109,112
General and administrative expenses............    1,753,565     2,175,709     3,440,303
                                                 -----------   -----------   -----------
Income (loss) from operations..................    1,727,198     1,827,688      (331,191)
                                                 -----------   -----------   -----------
Other (income) expenses:
  Interest income..............................      (22,969)     (125,026)     (134,320)
  Interest expense.............................       38,076        58,885        30,150
  Miscellaneous................................       14,807       (22,738)     (145,101)
                                                 -----------   -----------   -----------
          Total other (income) expense.........       29,914       (88,879)     (249,271)
                                                 -----------   -----------   -----------
Income (loss) before income taxes..............    1,697,284     1,916,567       (81,974)
(Benefit) Provision for income taxes...........      681,758       766,725       (19,598)
                                                 -----------   -----------   -----------
Net income (loss)..............................  $ 1,015,526   $ 1,149,842   $   (62,376)
                                                 ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                U.S. CABLE, INC.
                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                       AND THE PERIOD ENDED JUNE 30, 1998

                                                      1996          1997         1998
                                                   -----------   ----------   -----------
Cash flows from operating activities
  Net income (loss)..............................  $ 1,015,526   $1,149,842   $   (62,376)
                                                   -----------   ----------   -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Gain on investments, net.......................       (2,798)      (2,599)      (29,629)
  Gain on sale of equipment, net.................      (32,883)     (40,028)      (70,947)
  Depreciation...................................      447,349      458,508       334,187
  Equity in losses (earnings) of affiliated
     company.....................................       15,008       (8,398)      (20,259)
  Deferred income tax provision..................           --      (25,000)       15,000
  Changes in assets and liabilities
     Accounts receivable.........................   (1,721,481)     774,118    (1,344,796)
     Deferred billings...........................     (176,469)     650,560    (1,313,291)
     Inventory...................................      (53,171)      71,361       110,503
     Other assets................................       (8,433)       6,396        24,545
     Accounts payable............................      261,354     (421,080)      348,697
     Accrued payroll and payroll taxes...........    1,468,503      894,596      (267,523)
     Accrued expenses............................       44,870      (18,385)      (43,433)
     Income taxes payable/receivable.............     (477,119)      78,569      (692,600)
                                                   -----------   ----------   -----------
          Total adjustment.......................     (235,270)   2,418,618    (2,949,546)
                                                   -----------   ----------   -----------
Net cash (used) provided by operating
  activities.....................................      780,256    3,568,460    (3,011,922)
                                                   -----------   ----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment............     (627,479)    (699,134)     (493,830)
  Proceeds from sale of property and equipment...       61,040      146,856       616,355
  Proceeds from distributions of investment
     earnings....................................        5,696       30,654            --
  Proceeds from sale of investments..............           --           --       120,049
  Net increase in cash value of life insurance...      (14,660)     (15,026)      (11,305)
                                                   -----------   ----------   -----------
Net cash provided by (used in) investing
  activities.....................................  $  (575,403)  $ (536,650)  $   231,269
                                                   -----------   ----------   -----------
Cash flows from financing activities:
  Proceeds from borrowing on long-term debt......      750,907      391,730            --
  Principal payments on long-term debt...........     (351,107)    (561,999)     (816,620)
  Payments of dividends to shareholders..........      (55,718)    (207,392)     (205,056
  Sales of treasury stock........................      340,283    1,132,328     1,620,027
  Purchases of treasury stock....................     (643,050)    (391,730)           --
                                                   -----------   ----------   -----------
Net cash provided by financing activities........       41,315      362,937       598,351
                                                   -----------   ----------   -----------
Net (decrease) increase in cash and cash
  equivalent.....................................      246,168    3,394,747    (2,182,302)
Cash and cash equivalent --
  Beginning of year..............................      610,425      856,593     4,251,340
                                                   -----------   ----------   -----------
Cash and cash equivalent --
  End of year....................................  $   856,593   $4,251,340   $ 2,069,038
                                                   ===========   ==========   ===========

    The accompanying notes are an integral part of the financial statements.

                                U.S. CABLE, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                     AND FOR THE PERIOD ENDED JUNE 30, 1998

                                     COMMON STOCK                       TREASURY STOCK
                                  -------------------    RETAINED    --------------------
                                  SHARES     AMOUNT      EARNINGS    SHARES     AMOUNT
                                  ------   ----------   ----------   ------   -----------
BALANCE AT SEPTEMBER 30, 1995...  36,720   $   72,819   $4,427,597   18,398   $(1,602,978)
  Net income....................                         1,015,526
  Dividends paid................                           (55,718)
  Purchases of 3,370 shares.....                                      3,370      (643,050)
  Sales of 2,071 shares.........              159,355                (2,071)      180,928
                                  ------   ----------   ----------   ------   -----------
BALANCE AT SEPTEMBER 30, 1996...  36,720   $  232,174   $5,387,405   19,697   $(2,065,100)
  Net income....................                         1,149,842
  Dividends paid................                          (207,392)
  Purchases of 1,822 shares.....                                      1,822      (391,730)
  Sales of 5,252 shares.........              669,367                (5,252)      462,961
                                  ------   ----------   ----------   ------   -----------
BALANCE AT SEPTEMBER 30, 1997...  36,720   $  901,541   $6,329,855   16,267   $(1,993,869)
  Net loss......................                           (62,376)
  Dividends.....................                          (205,056)
  Sales of 6,903 shares.........            1,017,666                (6,803)      602,361
  Retirement of 9,364 shares....  (9,364)     (15,185)  (1,376,323)  (9,364)    1,391,508
                                  ------   ----------   ----------   ------   -----------
BALANCE AT JUNE 30, 1998........  27,356   $1,904,022   $4,686,100       --   $        --
                                  ======   ==========   ==========   ======   ===========

    The accompanying notes are an integral part of the financial statements.

                                U.S. CABLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                     AND FOR THE PERIOD ENDED JUNE 30, 1998

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of certain significant accounting policies followed in the preparation of the financial statements.

PRINCIPAL ACTIVITIES

     U.S. Cable, Inc. (the "Company,") incorporated on December 12, 1963, is a cable installation contractor for cable companies throughout the United States. During the course of its business, the Company grants unsecured credit to its customers.

BASIS OF ACCOUNTING

     The Company's policy is to prepare its financial statements on the accrual basis of accounting.

REVENUE RECOGNITION

     Revenue is recorded as units and footages are actually installed. If the unit price of a contract is determined to be below estimated cost, the entire estimated ultimate loss is accrued.

DEFERRED BILLINGS

     Deferred billings consist of unbilled accounts receivable for work performed prior to the balance sheet date. All costs associated with the deferred billings are also recognized as expenses as of the balance sheet date.

ACCOUNTS RECEIVABLE

     Accounts receivable include amounts that represent retainage on contracts which is collectible at the conclusion of the contracts. Retainage included in the accounts receivable balance totaled $627,348, $288,770 and $607,200 as of September 30, 1996 and 1997, June 30, 1998, respectively. Historically, the Company has not experienced any significant bad debts or pricing adjustments and, accordingly, there is no provision for bad debts or other allowances recorded as of any balance sheet date.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

INVENTORY

     Inventory is stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Inventory consists primarily of purchased materials used in the installation of cable systems.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using various accelerated and straight-line methods. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to expense as incurred.

                                U.S. CABLE, INC.

Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gain or loss included in other income.

TREASURY STOCK

     The Company's common stock is no par value. When common stock is repurchased, it is recorded as treasury stock at the cost of repurchase. When treasury stock is sold, treasury stock is reduced by the lesser of the sale price or original cost with any excess proceeds over cost used to increase common stock. All treasury stock was retired during the period ended June 30, 1998.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes, which have not been material, are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of the Company's financial instruments approximate the carrying values due to their short-term maturities.

USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.


     Estimates are used in the Company's revenue recognition of work-in-process, costs associated with the work-in-progress, allowances for doubtful accounts, depreciation and amortization, and in the estimated lives of assets.

NOTE 2 -- STATEMENT OF CASH FLOWS

     For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                                             1996        1997      1998
                                                          ----------   --------   -------
Cash paid during the year for:
Interest................................................  $   36,826   $ 59,714   $49,732
                                                          ==========   ========   =======
Income taxes............................................  $1,158,877   $713,156   $83,791
                                                          ==========   ========   =======

                                U.S. CABLE, INC.

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Land...........................................  $   142,430   $   140,075   $        --
Buildings and improvements.....................      368,352       414,903            --
Vehicles.......................................    1,156,937     1,170,674     1,398,052
Construction equipment.........................      822,094       848,179       885,981
Office equipment...............................      106,515       117,477        68,701
                                                 -----------   -----------   -----------
                                                   2,596,328     2,691,308     2,352,734
Accumulated depreciation.......................   (1,477,590)   (1,598,441)   (1,614,133)
                                                 -----------   -----------   -----------
          Total................................  $ 1,118,738   $ 1,092,867   $   738,601
                                                 ===========   ===========   ===========

NOTE 4 -- INVESTMENT IN AFFILIATED COMPANY

     The Company has an investment in an affiliated company which is accounted for using the equity method of accounting. The total investment was $26,558 and $19,026 at September 30, 1996 and 1997, respectively. The Company sold its interest in the affiliated company during 1998 for $62,144 resulting in a gain of $38,789. Cash received from the affiliates in the form of distributions has not been significant.

NOTE 5 -- LONG-TERM DEBT

     Long-term debt at September 30, 1996 and 1997 consists of the following:

                                                                1996        1997
                                                              ---------   ---------
Note payable to Allegiant Bank with 35 monthly payments of
  $2,889 including interest at prime plus 1/2% and a final
  payment due June 28, 1999. Secured by certain equipment...  $  84,319   $      --
Promissory note to former shareholder with annual
  installments of $12,210 plus interest at the one-year US
  Treasury Bill rate determined at each anniversary.........     61,050          --
Promissory note to shareholder with annual installments of
  $83,143 plus interest at the one-year U.S. Treasury Bill
  rate determined at each anniversary.......................    498,857     415,714
Promissory note to shareholder payable in monthly
  installments of $1,032 including interest at 8.75% Secured
  by certain land...........................................     45,940      37,232
Promissory note to shareholder payable in monthly
  installments of $1,032 including interest at 8.75% Secured
  by certain land...........................................     45,940      37,232
Promissory note to former shareholder, payable in annual
  installments of $46,583 plus interest (tied to the rate on
  US Treasury Bills)........................................     93,167          --
Promissory note to former shareholder, payable in annual
  installments of $49,911 plus interest (tied to the rate on
  US Treasury Bills)........................................    149,732          --

                                U.S. CABLE, INC.

                                                                1996        1997
                                                              ---------   ---------
Promissory note to shareholder, payable in annual
  installments of $65,288 plus interest (tied to the rate on
  US Treasury Bills)........................................         --     326,442
                                                              ---------   ---------
          Total other.......................................      9,884          --
          Total.............................................    986,889     816,620
Less current portion........................................   (245,465)   (167,433)
                                                              ---------   ---------
          Total.............................................  $ 741,424   $ 649,187
                                                              =========   =========

NOTE 6 -- INCOME TAXES

     The components of the provision for income taxes are:

                                                            SEPTEMBER 30,
                                                         -------------------
                                                           1996       1997     JUNE 30, 1998
                                                         --------   --------   -------------
Current:
  Federal..............................................  $586,317   $664,369     $(20,676)
  State................................................    95,441    127,356      (13,922)
                                                         --------   --------     --------
                                                          681,758    791,725      (34,598)
Deferred...............................................        --    (25,000)      15,000
                                                         --------   --------     --------
Total tax provision (benefit)..........................  $681,758   $766,725     $(19,598)
                                                         ========   ========     ========

     The difference between income tax expense (or benefit) calculated by multiplying the Federal statutory rate by income (or loss) before income taxes and the reported amount of income tax expense (or benefit) is due state taxes and nondeductible meals and entertainment expenses. Deferred tax assets and liabilities are not significant.

NOTE 7 -- RETIREMENT PLAN

     The Company has a qualified 401(k) profit sharing plan covering all full-time employees employed one year. The Company matches 100% of the employee deferral amount up to 2.5% of the employee's compensation. Total Company contributions were $38,098 and $38,937 for the years ended September 30, 1996 and 1997, respectively and $30,845 for the period ended June 30, 1998.

NOTE 8 -- COMMON STOCK

     All of the common stock of U.S. Cable, Inc., is subject to an agreement between the company and its shareholders who have the right to require the Company to repurchase shares at fair market value in the event of death, retirement and certain financial hardships.

NOTE 9 -- CONCENTRATIONS OF BANK BALANCE

     The Company maintains accounts with a bank totaling $856,593, $4,251,340 and $2,069,038 at September 30, 1996 and 1997 and June 30, 1998, respectively. The cash at this bank is primarily invested in cash equivalents.

NOTE 10 -- CONCENTRATION OF CUSTOMERS

     Sales to three major customers; Media One, Time Warner and Cox Communications, who operate cable television networks, for the years ended September 30, 1996 and 1997 and the

                                U.S. CABLE, INC.

period ended June 30, 1998 were $14,228,938, $13,889,838 and $10,857,676, respectively representing 95%, 86% and 88% of sales, respectively. Account receivable from the three major customers at September 30, 1996 and 1997 and June 30, 1998 were $5,025,742, $3,475,362, and $6,102,784, and, respectively representing 95%, 91% and 94% of account receivable balance, respectively.

NOTE 11 -- DIVIDEND

     The Board of Directors of the Company declared and paid the dividends of $2, $11 and $8 per share for the years ended September 30, 1996 and 1997 and the period ended June 30, 1998, respectively.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Company paid consultancy fees of $250,000 to its shareholders for the period ended June 30, 1998 in connection with the negotiation of the sale of the Company's common stock to North American Tel-Com Group, Inc. ("NATG.") These amounts were recorded as administrative expenses.

     The Company sold certain land, buildings, construction equipment and other investments to a shareholder for $672,894 during the period ended June 30, 1998 resulting in a gain of approximately $110,000 which was recorded as miscellaneous income. Management believes the prices paid by the shareholder approximated fair market value.

     The Company sold and purchased shares of common stock to certain employees of the company during all the periods presented. The share prices for these transactions were determined by a formula which management believes resulted in share prices that approximated the fair value of the common stock. There were no differences between the formula prices per share and the prices per share paid or received by the company. Accordingly, no compensation expense was recorded in the financial statements for any of these transactions.

NOTE 13 -- LEASE COMMITMENT

     Prior to June 30, 1998, the Company sold its building to a shareholder and leased it back commencing from July 1, 1998 under a capital lease agreement. Under the capital lease agreement, the Company is required to pay the annual lease payment for a term of five years commencing from July 1, 1998. The lease payments are as follows:

1999........................................................  $ 60,000
2000........................................................    60,000
2001........................................................    60,000
2002........................................................    60,000
2003........................................................    60,000
                                                              --------
                                                               300,000
Less: Imputed interest......................................   (54,567)
                                                              --------
                                                              $245,433
                                                              ========

NOTE 14 -- SALE OF COMMON STOCK

     On June 30, 1998 the Company's shareholders entered into a stock exchange agreement with NATG. Pursuant to that transaction, all the shares of the Company's common stock were exchanged for cash and shares of NATG common stock. The financial statements of the Company as of and for the period ended June 30, 1998 do not reflect the share exchange agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Orius Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, retained earnings and of cash flows present fairly, in all material respects, the financial position of CATV Subscriber Services, Inc. and its subsidiary (the "Company") at December 31, 1997 and August 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
April 23, 1999

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
                      BALANCE SHEETS AT DECEMBER 31, 1997
                              AND AUGUST 31, 1998

                                                              DECEMBER 31,   AUGUST 31,
                                                                  1997          1998
                                                              ------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   31,100    $   231,418
  Accounts receivable, net..................................    5,976,705      4,713,417
  Deferred billings.........................................    1,364,080      2,975,188
  Inventory.................................................           --        138,421
  Prepaid expenses & other current assets...................      134,848        493,941
                                                               ----------    -----------
          Total current assets..............................    7,506,733      8,552,385
                                                               ----------    -----------
Property and equipment, net.................................    1,837,508      2,154,989
                                                               ----------    -----------
Other assets................................................       47,887         24,031
                                                               ----------    -----------
          Total assets......................................   $9,392,128    $10,731,405
                                                               ==========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................   $3,108,447    $   190,676
  Capital lease obligation, current.........................      246,763        347,445
  Accounts payable..........................................      883,702        465,882
  Amounts due to -- NATG....................................           --      3,317,768
  Accrued costs in excess of billings.......................      784,000      1,709,503
  Accrued payroll and payroll taxes.........................       42,406        120,491
  Accrued expenses..........................................      912,431      1,063,840
                                                               ----------    -----------
          Total current liabilities.........................    5,977,749      7,215,605
                                                               ----------    -----------
Long-term liabilities:
  Notes payable.............................................      582,043        251,060
  Capital lease obligation, noncurrent......................      192,698        319,818
  Deferred income tax payable...............................      159,093        188,947
                                                               ----------    -----------
          Total long-term liabilities.......................      933,834        759,825
                                                               ----------    -----------
Shareholders' equity:
  Common stock, par value $10; 10,000 shares authorized;
     1,615 (1997) and 1,806 (1998) shares issued and
     outstanding............................................       16,150         18,060
  Paid-in capital...........................................        5,015        813,700
  Retained earnings.........................................    2,459,380      1,924,215
                                                               ----------    -----------
          Total shareholders' equity........................    2,480,545      2,755,975
                                                               ----------    -----------
          Total liabilities and shareholders' equity........   $9,392,128    $10,731,405
                                                               ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                        THE PERIOD ENDED AUGUST 31, 1998

                                                              DECEMBER 31,   AUGUST 31,
                                                                  1997          1998
                                                              ------------   -----------
Revenues....................................................  $21,546,731    $19,411,946
                                                              -----------    -----------
  Cost of revenues:
  Materials.................................................      489,937        404,313
  Subcontracting fees.......................................    8,302,304      8,333,115
  Direct labor..............................................    6,096,415      4,505,819
  Overhead expenses.........................................    4,375,972      3,070,671
                                                              -----------    -----------
          Total cost of revenues............................   19,264,628     16,313,918
                                                              -----------    -----------
Gross profit................................................    2,282,103      3,098,028
General and administrative expenses.........................    1,972,025      3,493,019
                                                              -----------    -----------
(Loss) income from operations...............................      310,078       (394,991)
                                                              -----------    -----------
Other (income) expense:
  Interest expense, net.....................................      333,332        289,788
  Miscellaneous.............................................       31,170             --
                                                              -----------    -----------
          Total other (income) expense......................      364,502        289,788
                                                              -----------    -----------
Loss before income taxes....................................      (54,424)      (684,779)
Income tax benefit..........................................       (1,725)      (247,564)
                                                              -----------    -----------
Net loss....................................................  $   (52,699)   $  (437,215)
                                                              ===========    ===========

      The accompanying notes are an integral part of the financial statements.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      AND THE PERIOD ENDED AUGUST 31, 1998

                                                                 1997          1998
                                                              -----------   -----------
Cash flows from operating activities:
Net (loss)..................................................  $   (52,699)  $  (437,215)
                                                              -----------   -----------
Adjustment to reconcile net (loss) to net cash used in
  operating activities:
  Loss on sale of equipment.................................       31,509            --
  Depreciation expense......................................      505,639       296,369
  Provision for bad debt....................................      385,017     1,014,578
  Deferred income tax provision.............................       33,813      (354,734)
  Changes in assets and liabilities
     Accounts receivable....................................   (2,065,764)      248,710
     Deferred billings......................................   (1,364,080)   (1,611,108)
     Inventory..............................................           --      (138,421)
     Prepaid and other current assets.......................       (5,387)       25,495
     Other assets...........................................       (3,164)       23,856
     Accounts payable.......................................      844,807      (417,820)
     Accrued costs in excess of billings....................      784,000       925,503
     Accrued payroll and payroll taxes......................       17,437        78,085
     Accrued expenses.......................................      (12,990)      151,409
     Accrued income taxes...................................     (359,198)           --
                                                              -----------   -----------
          Total adjustment..................................   (1,208,361)      241,922
                                                              -----------   -----------
Net cash used in operating activities.......................  $(1,261,060)  $  (195,293)
                                                              -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (254,448)     (271,421)
  Proceeds from sale of property and equipment..............       19,920            --
  Net (increase) in cash value of life insurance............       (9,993)           --
                                                              -----------   -----------
Net cash (used in) investing activities.....................     (244,521)     (271,421)
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from borrowing on long-term debt.................    9,366,314       257,350
  Principal payments on long-term debt......................   (7,913,819)   (3,506,104)
  Payment of capital lease obligation.......................     (320,075)     (114,627)
  Amounts received from NATG................................           --     3,317,768
  Payment of dividends......................................           --       (97,950)
  Proceeds from issuance of stock...........................           --       810,595
                                                              -----------   -----------
Net cash provided by financing activities...................    1,132,420       667,032
                                                              -----------   -----------
Net increase (decrease) in cash and cash equivalent.........     (373,161)      200,318
Cash and cash equivalent -- Beginning of year...............      404,261        31,100
                                                              -----------   -----------
Cash and cash equivalent -- End of year.....................  $    31,100   $   231,418
                                                              ===========   ===========
Non-Cash Transactions:
Capital lease obligations...................................  $   207,242   $   342,429
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                          PERIOD ENDED AUGUST 31, 1998

                                               NUMBER OF
                                             SHARES ISSUED
                                                  AND        COMMON     RETAINED    PAID-IN
                                              OUTSTANDING     STOCK     EARNINGS    CAPITAL
                                             -------------   -------   ----------   --------
BALANCE AT DECEMBER 31, 1996...............      1,615       $16,150   $2,512,079   $  5,015
  Net loss.................................                               (52,699)
                                                 -----       -------   ----------   --------
BALANCE AT DECEMBER 31, 1997...............      1,615       $16,150   $2,459,380   $  5,015
  Net loss.................................                              (437,215)
  Dividends paid...........................                               (97,950)
  Issuance of 191 shares...................        191         1,910                 808,685
                                                 -----       -------   ----------   --------
BALANCE AT AUGUST 31, 1998.................      1,806       $18,060   $1,924,215   $813,700
                                                 =====       =======   ==========   ========

    The accompanying notes are an integral part of the financial statements.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of certain significant accounting policies followed in the preparation of the financial statements.

COMPANY'S ACTIVITIES

     CATV Subscriber Services, Inc. (the Company), incorporated in North Carolina in March 1972, is a provider of infrastructure services to cable television system operators.

BASIS OF ACCOUNTING

     The Company's policy is to prepare its financial statements on the accrual basis of accounting. The consolidated financial statements include the accounts of CATV Subscriber Services, Inc., and its wholly owned inactive subsidiary, Arizona Cable Concepts, Inc. Intercompany accounts have been eliminated.

USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.


     Estimates are used in determining the Company's revenue recognition of work-in-progress, costs associated with the work-in-progress, allowances for doubtful accounts, depreciation and amortization, and in the estimated useful lives of assets.

REVENUE RECOGNITION

     Revenue is recorded as units and footages are actually installed. If the unit price of a contract is determined below cost, the entire estimated ultimate loss is accrued.

DEFERRED BILLINGS

     Deferred billings consist of unbilled accounts receivable on work performed prior to December 31, 1997 and August 31, 1998. All costs associated with the deferred billings are also recognized as expenses as of the balance sheet date.

ACCRUED COSTS IN EXCESS OF BILLINGS

     Accrued costs in excess of billings represents estimated cost required to complete the current units of production in excess of amounts billed for those units of production.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

INVENTORY

     Inventory is stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market, and consists of materials purchased for installation of cable television networks.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using various accelerated and straight-line methods for income tax and financial statement purposes. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gain or loss included in current income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's financial instruments approximate their carrying value due to the short-term maturities of these financial instruments.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and certain reserves recorded for book purposes that are not currently deductible for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

NOTE 2 -- STATEMENT OF CASH FLOWS

     For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                                               YEAR ENDED      EIGHT MONTHS
                                                              DECEMBER 31,   ENDED AUGUST 31,
                                                                  1997             1998
                                                              ------------   ----------------
Cash paid during the year for:
  Interest..................................................    $333,332         $289,788
                                                                ========         ========
  Income taxes..............................................    $359,198         $201,983
                                                                ========         ========

NOTE 3 -- ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31, 1997 and August 31, 1998:

                                                                 1997         1998
                                                              ----------   ----------
Trade receivables...........................................  $5,433,509   $5,097,585
Retainage...................................................     928,213      745,732
Allowance for doubtful accounts.............................    (385,017)  (1,129,900)
                                                              ----------   ----------
Accounts receivable, net....................................  $5,976,705   $4,713,417
                                                              ==========   ==========

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY

     Retainage consists of amounts that are not due until the completion of a contract. The allowance for doubtful accounts was increased by $997,374 during 1998 for the write-off of receivables from St. Martin Cable TV, FWI. (SMCTV). The Company filed a claim against SMCTV in mid-1997 and has received only insignificant payments since that time. During 1998, the Company elected to not pursue the collection of the receivable due to costs associated with doing so.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 1997          1998
                                                              -----------   -----------
Land........................................................  $    37,018   $        --
Office building.............................................       93,628            --
Leasehold improvements......................................        2,344         2,344
Automobiles and trucks......................................    2,315,510     2,820,681
Equipment and tools.........................................    1,684,571     1,847,788
Furniture and fixtures......................................      147,568       223,676
                                                              -----------   -----------
                                                                4,280,639     4,894,489
Accumulated depreciation....................................   (2,443,131)   (2,739,500)
                                                              -----------   -----------
          Total.............................................  $ 1,837,508   $ 2,154,989
                                                              ===========   ===========

NOTE 5 -- LONG-TERM DEBT

     Long-term debt at December 31, 1997 and August 31, 1998, consists of the following:

                                                                 1997        1998
                                                              ----------   --------
Notes payable to BB&T Bank with monthly installments of
  $33,333 plus interest at prime plus 1.5%. Secured by St.
  Martin Cable TV system and all Company assets.............  $  987,993   $     --
Note payable to BB&T Bank. Monthly interest payable at prime plus 2% and a principal due upon demand. Secured by all
  Company assets............................................   2,341,991         --
Notes payable to Ford Motor Credit payable in monthly
  installments ranging from $405 to $906 with terms of 36 to
  60 months; interest ranges from 8.25% to 10.95%...........     308,970    387,401
Notes payable to GMAC Financial Services with 48 monthly
  payments of principal and interest of $795; interest at
  9.50%.....................................................      17,726     12,474
Notes payable to Mazda American Credit payable in 36 monthly
  installments of $1,198; interest at 8.25%.................          --     37,128
Other equipment loans.......................................      33,810      4,733
                                                              ----------   --------
          Total.............................................   3,690,490    441,736
Less current portion........................................   3,108,447    190,676
                                                              ----------   --------
          Total.............................................  $  582,043   $251,060
                                                              ==========   ========

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY

     Maturities of long-term debt for each of the 5 years subsequent to August 31, 1998 are as follows:

  1999......................................................  $190,676
  2000......................................................   130,655
  2001......................................................    79,940
  2002......................................................    33,770
  2003......................................................     6,695
                                                              --------
                                                              $441,736
                                                              ========

     On August 30, 1998, NATG loaned the Company $3,317,768 which was used to repay certain of the Company's indebtedness.

NOTE 6 -- INCOME TAXES

     The components of the provision (benefit) for income taxes for the year ended December 31, 1997 and the period ended August 31, 1998:

                                                                1997       1998
                                                              --------   ---------
Current:
  Federal...................................................  $(30,918)  $  93,238
  State.....................................................    (4,620)     13,932
                                                              --------   ---------
                                                               (35,538)    107,170
                                                              --------   ---------
Deferred:
  Federal...................................................    29,417    (308,619)
  State.....................................................     4,396     (46,115)
                                                              --------   ---------
                                                                33,813    (354,734)
                                                              --------   ---------
Total tax benefit...........................................  $ (1,725)  $(247,564)
                                                              ========   =========

     The effective income tax rate for 1997 and 1998 varies from the federal statutory rate of 34% due primarily to state taxes, as detailed above, and certain non-deductible entertainment expenses.

     Deferred tax assets in the amount of $398,000 due to reserves for the St. Martin receivable are included in prepaid expenses and other current assets as of August 31, 1998. The deferred tax liabilities of $159,093 and $188,947 at December 31, 1997 and August 31, 1998, respectively consist primarily of tax depreciation in excess of book. There are no other significant deferred tax amounts recorded as of December 31, 1997 or August 31, 1998.

NOTE 7 -- CONCENTRATION OF CUSTOMERS

     The Company's customer base is highly concentrated with customers operating cable television networks. For the year ended December 31, 1997 and the eight months ended August 31, 1998 and as of those dates, five customers Media One, Falcon Communications, Cox Communications, Charter Communications and Time Warner, accounted for approximately 77% and 87%, respectively, of net revenues and accounts receivable.

                 CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY

NOTE 8 -- LEASE COMMITMENT

     The Company and its subsidiary maintain various capital leases for equipment. Future minimum lease payments for each of the years subsequent to August 31, 1998 are as follows:

1999........................................................  $347,445
2000........................................................   180,425
2001........................................................    93,469
2002........................................................    45,924
                                                              --------
                                                              $667,263
                                                              ========

NOTE 9 -- SUBSEQUENT EVENTS

     On August 31, 1998, the company's shareholders entered into an agreement to exchange all of the common stock of CATV for cash and stock of the Company. The effect of this stock exchange agreement has not been reflected in these accounts.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
of DAS-CO of Idaho, Inc.
and the Board of Directors of Orius Corp.

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DAS-CO of Idaho, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Boise, Idaho
May 3, 1999

                             DAS-CO OF IDAHO, INC.
                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  283,383   $  826,986
  Accounts receivable.......................................   4,182,269    4,551,536
  Unbilled accounts receivable for contracts-in-process.....     844,114      433,416
  Inventory.................................................     159,526      166,881
  Other current assets......................................      59,412        3,213
                                                              ----------   ----------
          Total current assets..............................   5,528,704    5,982,032
                                                              ----------   ----------
Property and equipment, net.................................   3,422,112    3,097,182
                                                              ----------   ----------
          Total assets......................................  $8,950,816   $9,079,214
                                                              ==========   ==========

LIABILITIES
Current liabilities:
  Current portion of long-term debt.........................  $  206,180   $  208,500
  Accounts payable..........................................     683,810    1,258,516
  Accrued liabilities.......................................     127,982      115,662
  Profit sharing contribution payable.......................     100,000      100,000
  Deferred revenue..........................................          --      306,669
                                                              ----------   ----------
          Total current liabilities.........................   1,117,972    1,989,347
Long-term debt, less current portion........................     510,154      284,828
                                                              ----------   ----------
          Total liabilities.................................   1,628,126    2,274,175
                                                              ----------   ----------
Contingencies and Commitments (Note 8)......................          --           --

STOCKHOLDERS' EQUITY
Stockholders' equity:
  Common stock, par value $1 per share; 5,000 shares
     authorized and issued (including 1,200 shares held in
     treasury)..............................................       5,000        5,000
  Retained earnings.........................................   7,322,997    6,805,346
                                                              ----------   ----------
          Total.............................................   7,327,997    6,810,346
  Less treasury stock, at cost..............................      (5,307)      (5,307)
                                                              ----------   ----------
          Total stockholders' equity........................   7,322,690    6,805,039
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $8,950,816   $9,079,214
                                                              ==========   ==========

    The accompanying notes are an integral part of the Financial Statements.

                             DAS-CO OF IDAHO, INC.
                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Revenues.......................................  $20,389,928   $19,126,148   $21,778,456
                                                 -----------   -----------   -----------
Costs and expenses:
  Cost of revenues.............................   14,443,164    13,682,534    15,415,090
  Selling, general and administrative..........    3,267,175     3,502,691     3,900,768
                                                 -----------   -----------   -----------
          Total................................   17,710,339    17,185,225    19,315,858
                                                 -----------   -----------   -----------
Income from operations.........................    2,679,589     1,940,923     2,462,598
Other (income) expense:
  Interest income..............................      (46,722)      (62,683)      (86,981)
  Interest expense.............................      115,010        72,991        42,914
  (Gain) loss on disposal of assets............      (14,236)       (6,848)        4,238
                                                 -----------   -----------   -----------
Income before income tax provision.............    2,625,537     1,937,463     2,502,427
Provision for income taxes.....................           --            --            --
                                                 -----------   -----------   -----------
          Net income...........................  $ 2,625,537   $ 1,937,463   $ 2,502,427
                                                 ===========   ===========   ===========
Pro Forma Tax Provision (Unaudited):
  Income before income taxes...................  $ 2,625,537   $ 1,937,463   $ 2,502,427
  Pro forma provision for income taxes.........      997,000       736,200       950,900
                                                 -----------   -----------   -----------
                                                 $ 1,628,537   $ 1,201,263   $ 1,551,527
                                                 ===========   ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                             DAS-CO OF IDAHO, INC.
                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents from:
OPERATING ACTIVITIES:
  Net income...................................  $ 2,625,537   $ 1,937,463   $ 2,502,427
  Adjustments to reconcile net cash provided by
     operating activities:
     Depreciation and amortization.............      768,440       883,658       937,988
     (Gain) loss on disposal of assets.........      (14,236)       (6,848)        4,238
  Changes in assets and liabilities:
     Accounts receivable.......................    1,445,670    (1,439,915)     (369,267)
     Unbilled accounts receivable for
       contracts-in-process....................     (491,856)     (352,258)      410,698
     Inventories...............................      (20,170)     (139,356)       (7,355)
     Other current assets......................      (11,223)      (15,852)       56,199
     Accounts payable..........................     (160,178)       30,677       574,706
     Accrued liabilities.......................      (21,893)       62,631       (12,320)
     Deferred revenue..........................     (155,120)           --       306,669
                                                 -----------   -----------   -----------
  Net cash inflow from operating activities....    3,964,971       960,200     4,403,983
                                                 -----------   -----------   -----------

INVESTING ACTIVITIES:
     Capital expenditures......................   (1,692,719)     (758,280)   (1,014,322)
     Proceeds from sale of assets..............       16,931         6,848        90,362
                                                 -----------   -----------   -----------
  Net cash outflow from investing activities...   (1,675,788)     (751,432)     (923,960)
                                                 -----------   -----------   -----------
FINANCING ACTIVITIES:
     Payments on line of credit................     (905,000)           --            --
     Proceeds from long-term debt..............      821,303            --            --
     Principal payments on long-term debt......     (683,756)     (177,713)     (223,006)
     Distributions.............................     (200,000)   (1,330,000)   (2,713,414)
                                                 -----------   -----------   -----------
  Net cash outflow from financing activities...     (967,453)   (1,507,713)   (2,936,420)
                                                 -----------   -----------   -----------
  Net cash inflow (outflow) from all
     activities................................    1,321,730    (1,298,945)      543,603
  Cash and cash equivalents at beginning of
     year......................................      260,598     1,582,328       283,383
                                                 -----------   -----------   -----------
  Cash and cash equivalents at end of year.....  $ 1,582,328   $   283,383   $   826,986
                                                 ===========   ===========   ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest.......................  $   142,592   $    72,991   $    42,914
  Noncash investing and financing activities:
  Assets acquired through a capital lease......  $   178,697   $        --   $        --
  Distribution of equipment to stockholders....  $        --   $        --   $   306,664

    The accompanying notes are an integral part of the Financial Statements.

                             DAS-CO OF IDAHO, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                      COMMON STOCK                                  TOTAL
                                     ---------------    RETAINED     TREASURY   STOCKHOLDERS'
                                     SHARES   AMOUNT    EARNINGS      STOCK        EQUITY
                                     ------   ------   -----------   --------   -------------
Balance at January 1, 1996.........  5,000    $5,000   $ 4,289,997   $(5,307)    $ 4,289,690
Net income.........................                      2,625,537                 2,625,537
Distributions......................                       (200,000)                 (200,000)
                                     -----    ------   -----------   -------     -----------
Balance at December 31, 1996.......  5,000    $5,000   $ 6,715,534    (5,307)    $ 6,715,227
Net income.........................                      1,937,463                 1,937,463
Distributions......................                     (1,330,000)               (1,330,000)
                                     -----    ------   -----------   -------     -----------
Balance at December 31, 1997.......  5,000    $5,000     7,322,997    (5,307)      7,322,690
Net income.........................                      2,502,427                 2,502,427
Distributions......................                     (3,020,078)               (3,020,078)
                                     -----    ------   -----------   -------     -----------
Balance at December 31, 1998.......  5,000    $5,000   $ 6,805,346   $(5,307)    $ 6,805,039
                                     =====    ======   ===========   =======     ===========

    The accompanying notes are an integral part of the Financial Statements.

                             DAS-CO OF IDAHO, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     DAS-CO of Idaho, Inc. (the Company) is a provider of installation, design, engineering and maintenance services for the telecom industry, formerly in the western United States. The Company is headquartered in Nampa, Idaho, and has offices in Twin Falls and Pocatello, Idaho.

     On February 26, 1999, the Company was sold to Orius Corp. headquartered in West Palm Beach, Florida, (the acquisition).


     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.


     Revenue: Revenues from contracts are recognized as the related costs are incurred based on the relationship of costs incurred to total estimated contract costs. Unbilled accounts receivable for contracts-in-process represents revenue recognized but not billed. Deferred revenue represents billings on contracts for which costs have not yet been incurred and revenue has not been recognized. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

     Cash and Cash Equivalents: Cash and cash equivalents include cash balances on deposit with banks, overnight repurchase agreements, and various other financial instruments purchased with a remaining maturity of three months or less. At times, balances on deposit with banks may exceed amounts insured by the Federal Deposit Insurance Corporation.

     Inventory: Inventories are stated at the lower of cost, on a first-in, first-out basis, or market.

     Property and Equipment: Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful lives of the assets are: leasehold improvements -- the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles -- 5 years; equipment and machinery -- 5 years; computer equipment -- 3-5 years; and other equipment -- 10 years. Maintenance and repairs are expensed as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

     Income Taxes: Prior to the acquisition date, the Company was an S corporation for income tax purposes, and accordingly, any income tax liabilities for the periods prior to acquisition were the responsibility of the respective stockholders. Pro forma income taxes are calculated at a combined federal and state tax rate of 38%.

     Subsequent to the acquisition the Company became part of the consolidated group for federal income tax purposes.

                             DAS-CO OF IDAHO, INC.

2. ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Contract billings...........................................  $4,180,459   $4,117,007
Retainage...................................................       1,810      434,529
                                                              ----------   ----------
          Total.............................................  $4,182,269   $4,551,536
                                                              ==========   ==========

     The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, retainages are expected to be collected within twelve months.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Land and leasehold improvements.............................  $   267,601   $   282,400
Equipment and machinery.....................................    5,224,075     5,149,400
Vehicles....................................................    2,048,723     2,274,269
Office equipment............................................      256,175       252,865
Computer equipment..........................................      134,337       128,337
                                                              -----------   -----------
                                                                7,930,911     8,087,271
Less accumulated depreciation and amortization..............   (4,508,799)   (4,990,089)
                                                              -----------   -----------
Property and equipment, net.................................  $ 3,422,112   $ 3,097,182
                                                              ===========   ===========

4. DEBT:

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Contract payable with monthly payments of $19,802, including interest at 7.062%, due April 2001; equipment is pledged
  as collateral.............................................  $ 704,606   $ 493,328
Contract payable with monthly payments of $1,099, including
  interest at 7.9%, due November 1998; equipment is pledged
  as collateral.............................................     11,728          --
                                                              ---------   ---------
                                                                716,334     493,328
Less current portion........................................   (206,180)   (208,500)
                                                              ---------   ---------
Total long-term debt........................................  $ 510,154   $ 284,828
                                                              =========   =========

     At December 31, 1998, the Company had an unsecured $1 million revolving line of credit available through a financial institution, bearing interest at 2% over the LIBOR index rate (7.75% at December 31, 1998). The note was guaranteed by the stockholders. There were no

                             DAS-CO OF IDAHO, INC.

amounts outstanding at December 31, 1997 and 1998. As part of the acquisition, the line of credit agreement was terminated.

     Maturities of long-term debt at December 31, 1998 are as follows:

1999........................................................  $208,500
2000........................................................   223,582
2001........................................................    61,246
                                                              --------
                                                              $493,328
                                                              ========

5. PROFIT SHARING PLAN:

     The Company sponsors a 401(k) profit sharing plan covering substantially all full-time employees. Company discretionary contributions to the plan totaled $75,000, $100,000 and $100,000 for 1996, 1997 and 1998, respectively.

6. TRANSACTIONS WITH RELATED PARTIES:

     During 1998, the Company leased office and shop facilities from businesses owned by a related party on a month-to-month basis. On February 26, 1999 these lease agreements were restructured to require minimum annual lease payments of $168,744 for each of the next five years. The lease agreements contain two five-year renewal options, at which time lease terms will be renegotiated. Rental expense for these leases totaled $160,926, $169,200 and $155,000 for 1996, 1997 and 1998, respectively.

     The Company paid consulting fees to businesses owned by related parties. These businesses provided property management, product development, and other services to the Company. Consulting fees were $290,910, $149,996 and $152,000 for 1996, 1997 and 1998, respectively. As a result of the acquisition, these services will no longer be provided by these related parties.

     At December 31, 1997 and 1998, the Company had related party receivables of $5,027 and $9,477, respectively; and had related party payables of $14,100 and $13,007, respectively.

7. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

     In 1996, revenues from three customers; US West, Citizens and Idaho Power, represented approximately 61%, 12%, and 10% of total revenue; in 1997, revenues from three customers represented approximately 50%, 16%, and 15% of total revenue; and in 1998, revenues from three customers represented approximately 41%, 13%, and 12% of total revenue.

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company grants credit, generally without collateral, to its customers, which include utility companies, telecommunications providers and commercial companies located primarily in the Western United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the Western United States.

                             DAS-CO OF IDAHO, INC.

8. CONTINGENCIES AND COMMITMENTS:


     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Schatz Underground Cable, Inc. and Orius Corp.

     We have audited the accompanying balance sheets of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ MILHOUSE, MARTZ & NEAL, L.L.P.

Maryland Heights, Missouri
February 17, 1999

                         SCHATZ UNDERGROUND CABLE, INC.
                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
ASSETS
Current assets:
  Cash (Notes 2 & 13).......................................  $   917,337   $ 2,080,720
  Accounts receivable, trade (Notes 1, 5 & 12)..............    4,947,062     5,533,608
  Inventory (Notes 1, 3 & 5)................................      391,886       873,287
  Prepaid expenses..........................................      210,762       269,579
  Deferred income tax benefit (Note 7)......................       47,200     1,193,204
  Prepaid income taxes......................................           --            --
                                                              -----------   -----------
          Total current assets..............................    6,514,247     9,950,398
Property, plant and equipment (Notes 1, 4, 5 & 6)...........    6,858,690     7,483,645
Other assets (Note 1).......................................       13,615        19,332
                                                              -----------   -----------
          Total assets......................................  $13,386,552   $17,453,375
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, line of credit (Note 5)....................  $        --   $        --
  Notes payable, current (Note 6)...........................    2,115,383     2,543,486
  Accounts payable..........................................      535,598       540,973
  Accrued salaries..........................................      473,300     3,672,358
  Accrued income taxes......................................      448,877       225,784
  Other accrued expenses....................................      200,469       268,775
  Customer deposits.........................................      386,233       316,498
                                                              -----------   -----------
          Total current liabilities.........................    4,159,860     7,567,874
Notes payable, long-term (Note 6)...........................    3,829,194     4,182,397
Deferred income taxes (Note 7)..............................      186,000       163,769
Stockholders' equity:
  Common stock, $1 par value; authorized 30,000 shares;
     issued and outstanding 1,000 shares....................        1,000         1,000
  Paid-in capital...........................................        7,392         7,392
  Retained earnings.........................................    5,203,106     5,530,943
                                                              -----------   -----------
          Total stockholders' equity........................    5,211,498     5,539,335
                                                              -----------   -----------
          Total liabilities and stockholders equity.........  $13,386,552   $17,453,375
                                                              ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                         SCHATZ UNDERGROUND CABLE, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Revenues, net..................................  $20,601,378   $29,530,683   $31,254,221
Direct costs...................................   15,745,117    22,293,285    21,065,985
                                                 -----------   -----------   -----------
  Gross margin.................................    4,856,261     7,237,398    10,188,236
General and administrative expenses............    4,153,824     4,948,418     9,136,881
                                                 -----------   -----------   -----------
  Income from operations.......................      702,437     2,288,980     1,051,355
Other income (expense):
  Interest income..............................       39,032        33,031        61,373
  Other income.................................        3,236        56,104        34,699
  Gain (loss) on sale of equipment.............       87,988        (4,282)       41,249
  Interest expense.............................     (452,796)     (582,709)     (636,850)
  Lawsuit settlement...........................      155,000            --            --
                                                 -----------   -----------   -----------
  Total other income (expense).................     (167,540)     (497,856)     (499,529)
                                                 -----------   -----------   -----------
  Income before provision for income taxes.....      534,897     1,791,124       551,826
Provision for income taxes (Note 7):
  Current......................................      273,335       728,420     1,392,224
  Deferred.....................................      (12,445)      (20,084)   (1,168,235)
                                                 -----------   -----------   -----------
                                                     260,890       708,336       223,989
                                                 -----------   -----------   -----------
  Net income...................................      274,007     1,082,788       327,837
Retained earnings, beginning of year...........    3,846,311     4,120,318     5,203,106
                                                 -----------   -----------   -----------
  Retained earnings, end of year...............  $ 4,120,318   $ 5,203,106   $ 5,530,943
                                                 ===========   ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                         SCHATZ UNDERGROUND CABLE, INC.
                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                              1996          1997          1998
                                                           -----------   -----------   -----------
Cash flows from operating activities:
  Net income.............................................  $   274,007   $ 1,082,788   $   327,837
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    (Gain) loss on disposal of property, plant and
      equipment..........................................      (87,988)        4,282       (41,249)
      Depreciation and amortization......................    1,602,284     1,972,539     2,200,018
      Deferred taxes.....................................      (12,445)      (20,084)   (1,168,235)
      Changes in assets and liabilities:
         (Increase) decrease in accounts receivable......   (2,174,654)      (43,572)     (586,546)
         (Increase) decrease in inventory................     (571,288)      468,387      (481,401)
         (Increase) decrease in prepaid expenses.........      (97,839)      (11,326)      (58,817)
         (Increase) decrease in prepaid income taxes.....      634,629        28,209            --
         (Increase) decrease in other assets.............        1,232        (4,143)       (5,717)
         Increase (decrease) in accounts payable.........     (140,498)        1,886         5,375
         Increase (decrease) in accrued expenses.........      373,293      (226,840)    3,267,364
         Increase (decrease) in customer deposits........       27,277       358,956       (69,735)
         Increase (decrease) in accrued income taxes.....           --       448,877      (223,093)
                                                           -----------   -----------   -----------
         Net cash provided (used) by operating
           activities....................................     (171,990)    4,059,959     3,165,801
                                                           -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment..............   (2,483,688)   (2,705,201)   (2,917,848)
  Proceeds from sale of property and equipment...........      182,901        32,890       134,124
                                                           -----------   -----------   -----------
         Net cash used by investing activities...........   (2,300,787)   (2,672,311)   (2,783,724)
                                                           -----------   -----------   -----------
Cash flows from financing activities:
  Payments on and proceeds from line-of-credit, net......    1,255,000    (1,255,000)           --
  Loan proceeds -- long term.............................    4,258,733     4,860,170     2,223,266
  Payments on long-term debt.............................   (3,441,610)   (4,111,675)   (1,251,960)
  Payments to and proceeds from stockholder, net.........     (190,000)     (190,000)     (190,000)
                                                           -----------   -----------   -----------
         Net cash provided (used) by financing
           activities....................................    1,882,123      (696,505)      781,306
                                                           -----------   -----------   -----------
Net increase (decrease) in cash..........................     (590,654)      691,143     1,163,383
Cash, beginning of year..................................      816,848       226,194       917,337
                                                           -----------   -----------   -----------
Cash, end of year........................................  $   226,194   $   917,337   $ 2,080,720
                                                           ===========   ===========   ===========
Schedule of noncash investing and financing transactions:
  Cost of property, plant and equipment purchased........  $ 2,490,504   $ 2,807,580   $ 2,944,135
  Net book value of trade-ins............................       (6,816)     (102,379)      (26,287)
                                                           -----------   -----------   -----------
         Cash paid for property, plant and equipment.....  $ 2,483,688   $ 2,705,201   $ 2,917,848
                                                           ===========   ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest.............................................  $   456,794   $   583,524   $   636,850
    Income taxes.........................................      103,783       251,334     1,627,615

    The accompanying notes are an integral part of the Financial Statements.

                         SCHATZ UNDERGROUND CABLE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company is a provider of installation, design, engineering and maintenance services for the telecom industry. The company operates in the St. Louis metropolitan area, as well as throughout the United States.

REVENUE AND COST RECOGNITION

     Revenues from fixed price contracts are recognized on the percentage-of-completion method for individual contracts. Revenues are recognized based on fixed prices per contract for amount of work performed. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

     Contract costs include all direct materials, subcontracts, labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expenses as incurred.

CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE, TRADE

     Trade accounts receivable are recorded net of allowance for doubtful accounts of $40,000 at December 31, 1997 and 1998.

INVENTORY

     Materials are valued at cost on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation has been provided for in the financial statements using accelerated methods over the estimated useful lives. Repairs and maintenance are charged to expense in the year incurred. Additions and improvements are capitalized.

OTHER ASSETS

     At December 31, 1997 and 1998, other assets consist of the following:

                                                               1997      1998
                                                              -------   -------
Deposits....................................................  $13,615   $11,715
Construction in progress....................................       --     7,617
                                                              -------   -------
                                                              $13,615   $19,332
                                                              =======   =======

ACCRUED HEALTH INSURANCE

     During 1997 and through May 31, 1998, employees and their dependents were provided comprehensive health care coverage under a self-funded plan. The Company pays the first

                         SCHATZ UNDERGROUND CABLE, INC.

$50,000 in medical expenses per covered individual per year. Any additional costs are paid by the Plan's underwriters. Premiums due the underwriters are accrued and paid monthly. The Company's self-funded liability is accrued based on actual claims filed. The reserve liability for accrued health insurance benefits payable was $52,466 for the year ended December 31, 1997. The Company ceased to be self-funded on June 1, 1998 and paid all remaining self-funded liability; therefore, no liability exists at December 31, 1998.

LEASE AGREEMENTS

     Annual rentals pertaining to leases which convey merely the right to use property are charged to current operations. Leases which are in substance installment purchases of property are recorded as acquisitions with the asset and the related obligation recorded in the balance sheet.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of financial instruments have been estimated by management to approximate fair value.

ADVERTISING

     The costs of advertising are expensed as incurred.

2. RESTRICTED CASH

     At December 31, 1997, $7,500 of cash had been segregated to fund the insurance companies draws in connection with the health benefit plan discussed in Note 1.

3. INVENTORY

     Inventory consists of the following:

                                                                1997       1998
                                                              --------   --------
Work-in-process.............................................  $369,512   $865,046
Materials...................................................    22,374      8,241
                                                              --------   --------
                                                              $391,886   $873,287
                                                              ========   ========

                         SCHATZ UNDERGROUND CABLE, INC.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                 1997          1998
                                                              -----------   -----------
Trucks, automobiles, equipment and tools....................  $13,311,204   $15,217,306
Office furniture and equipment..............................      156,592       216,662
Buildings and improvements..................................    1,489,684     1,661,519
Land........................................................      350,000       350,000
                                                              -----------   -----------
                                                               15,307,480    17,445,487
Less accumulated depreciation...............................    8,448,790     9,961,842
                                                              -----------   -----------
                                                              $ 6,858,690   $ 7,483,645
                                                              ===========   ===========

     Depreciation expense was $1,602,284, $1,972,539 and $2,200,018 for years ended December 31, 1996, 1997 and 1998, respectively.

5. NOTE PAYABLE, LINE-OF-CREDIT

     The Company has an annually renewable agreement for a $2,000,000 line-of-credit with Jefferson Bank and Trust Company, which provides for accounts receivable and inventory financing. Borrowings bear interest at 1/2% above the Bank's prime rate and are secured by accounts receivable, inventory, and personal guaranty of the stockholder.

     At December 31, 1997 and 1998, no amount had been drawn against the line-of-credit.

6. NOTES PAYABLE

                                                                 1997         1998
                                                              ----------   ----------
Note payable, stockholder, payable in quarterly installments of $47,500 plus interest at 9% Matures December 31,
  2005......................................................  $1,520,000   $1,330,000
Note payable, Jefferson Bank and Trust Company, payable in
  monthly installments of $8,929 including interest at 8.5%.
  Matures March 22, 2001 with outstanding balance due;
  secured by real estate and a personal guaranty of the
  stockholder...............................................     842,383      805,415
Note payable, Jefferson Bank and Trust Company, payable in
  monthly installments of $33,333 plus interest at prime
  plus 1/2%. Matures April 22, 2001, secured by equipment
  and a personal guaranty of the stockholder................   1,333,333      933,333
Note payable, Jefferson Bank and Trust Company, payable in
  monthly installments of $25,000 plus interest at prime
  plus 1/2% Matures April 22, 2001; secured by equipment
  and a personal guaranty of the stockholder................   1,000,000      700,000
Note payable, Jefferson Bank and Trust Company, interest
  only at prime plus 1/2%. Maximum borrowings of $1,200,000
  to finance equipment purchased during 1997. Matures April
  22, 1998 secured by equipment and a personal guaranty of
  the stockholder. The intent is to refinance the note over
  four years commencing March 20, 1998. At December 31,
  1997, this note is classified as a current liability......   1,173,423           --

                         SCHATZ UNDERGROUND CABLE, INC.

                                                                 1997         1998
                                                              ----------   ----------
Note payable, Jefferson Bank and Trust Company, payable in
  monthly installments of $50,000 plus interest at prime
  plus 1/2%. Matures February 20, 2002 Secured by equipment
  and personal guarantee of the stockholder.................          --    1,900,000
Note payable, Jefferson Bank and Trust Company, interest
  only of prime plus 1/2%. Matures February 20, 1999.
  Secured by equipment and personal guarantee of the
  stockholders..............................................          --      996,689
Note payable, individual, payable in monthly installments of
  $1,822 including interest at 10.0% 5 year amortization.
  Matures March 15, 2002 secured by a freightliner truck....      75,438       60,446
                                                              ----------   ----------
                                                               5,944,577    6,725,883
Less current portion........................................   2,115,383    2,543,486
                                                              ----------   ----------
                                                              $3,829,194   $4,182,397
                                                              ==========   ==========

     Maturities of debt for 1999 and the succeeding years are as follows:

                                                                AMOUNT
                                                              ----------
1999........................................................  $2,543,486
2000........................................................   1,552,089
2001........................................................   1,764,932
2002........................................................     295,376
2003........................................................     190,000
Thereafter..................................................     380,000
                                                              ----------
                                                              $6,725,883
                                                              ==========

7. INCOME TAXES

     The Corporation provides for deferred income taxes for temporary differences between the financial and income tax reporting of accrued shareholder bonus, depreciation, accrued vacation and allowance for doubtful accounts.

8. RELATED PARTY TRANSACTIONS

     The Company has a note payable with the stockholder as explained in Note 6.

     The Company leases additional facilities and real estate from the stockholders at $2,550 and $2,000 a month, respectively, under month-to-month leases.

9. RETIREMENT PLAN

     The Company has a retirement plan (401k) which covers all employees meeting minimum age and service requirements. The Company makes a matching contribution of 25% of the first 4% of compensation an employee contributes. The Company made $46,614, $49,038 and $47,241 in matching contributions for the years ended December 31, 1996, 1997 and 1998, respectively.

     Under the plan, the Company can make discretionary contributions to the plan. For the years ended December 31, 1996, 1997 and 1998, no discretionary contributions were made.

                         SCHATZ UNDERGROUND CABLE, INC.

10. LEASE COMMITMENTS

     The Company currently leases a facility in Kansas City under a long-term lease expiring May 30, 1999. Minimum rental commitments under this lease are as follows:

YEAR ENDED
DECEMBER 31
-----------
1999........................................................  $17,500
                                                              =======

     The Company leases equipment under month-to-month leases. The Company also leases a facility at Nixa and real estate in Villa Ridge from the stockholder under month-to-month leases.

11. MAJOR CUSTOMERS

     Sales to four major customers were approximately $16,556,622, $25,382,560 and $26,221,856 for the years ended December 31, 1996, 1997 and 1998, respectively, representing 79.9%, 85.9% and 83.7% of total sales for those years.

12. CREDIT RISK

     The Company is involved in construction for various levels of government and therefore issues credit under binding construction contracts to these agencies. The Company also is engaged in commercial construction and issues credit under binding construction contracts to various companies.

13. CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the organization to credit risk include cash on deposit with one financial institution amounting to $896,603 and $2,070,597 at December 31, 1997 and 1998, respectively, which was insured for up to $100,000 by the U.S. Federal Deposit Insurance Corporation.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
  and the Board of Directors of Network Cabling Services, Inc.

     We have audited the accompanying balance sheets of Network Cabling Services, Inc. (formerly JAR Industries, Inc.) as of September 30, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended September 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Cabling Services, Inc., as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

     As more fully discussed in Note 10, subsequent to December 31, 1998, the Company's stockholders sold all of the outstanding common stock of the Company to an unrelated company.

                                          /s/ BDO Seidman, LLP

Houston, Texas
December 22, 1998, except for Note 10,
  which date is February 26, 1999

                         NETWORK CABLING SERVICES, INC.
                                 BALANCE SHEETS

                                                         SEPTEMBER 30,        DECEMBER 31,
                                                    -----------------------   ------------
                                                       1997         1998          1998
                                                    ----------   ----------   ------------
                                                                              (UNAUDITED)
ASSETS (NOTE 4)
Current assets:
  Cash and cash equivalents.......................  $    1,996   $  121,842    $  105,586
  Accounts receivable:
     Trade, net of allowance for doubtful accounts
       of $24,000, $30,000 and $30,000............   3,406,797    5,236,298     4,632,975
     Affiliates (Note 6)..........................      42,161       40,256        41,404
     Other........................................      13,400        1,680            --
  Costs and estimated earnings in excess of
     billings on uncompleted contracts (Note 2)...      53,989      679,450     1,387,810
  Inventories.....................................     712,765      709,128       643,254
  Prepaid expenses................................      24,182       13,941        33,023
  Refundable income taxes.........................          --       93,499        13,499
                                                    ----------   ----------    ----------
          Total current assets....................   4,255,290    6,896,094     6,857,551
                                                    ----------   ----------    ----------
Property and equipment, less accumulated
  depreciation (Note 3)...........................     351,713      463,071       435,927
                                                    ----------   ----------    ----------
  Other assets....................................      14,920       27,320        27,320
                                                    ----------   ----------    ----------
  Total assets....................................  $4,621,923   $7,386,485    $7,320,798
                                                    ==========   ==========    ==========

LIABILITIES
Current liabilities:
  Accounts payable................................  $1,605,506   $2,386,989    $2,178,882
  Accrued expenses................................     661,553      828,197       627,326
  Income taxes payable (Note 5)...................     169,000           --            --
  Note payable (Note 4)...........................          --    1,625,528     1,881,493
  Current maturities of long-term debt (Note 4)...     131,599      161,929       153,711
  Deferred income taxes (Note 5)..................      12,000      193,000       193,000
                                                    ----------   ----------    ----------
          Total current liabilities...............   2,579,658    5,195,643     5,034,412
Note payable (Note 4).............................     400,265           --            --
Long-term debt, less current maturities (Note
  4)..............................................     328,426      262,468       230,247
Deferred income taxes (Note 5)....................      34,000       40,000        40,000
                                                    ----------   ----------    ----------
          Total liabilities.......................   3,342,349    5,498,111     5,304,659
                                                    ----------   ----------    ----------
Commitments (Note 7 and 8)

STOCKHOLDERS' EQUITY
Common stock, $1 par; shares authorized 10,000;
  issued and outstanding 2,000....................       2,000        2,000         2,000
Additional paid-in capital........................      25,000       25,000        25,000
Retained earnings.................................   1,267,574    1,876,374     2,004,139
                                                    ----------   ----------    ----------
          Total...................................   1,294,574    1,903,374     2,031,139
Treasury stock, at cost, 100 shares...............     (15,000)     (15,000)      (15,000)
                                                    ----------   ----------    ----------
          Total stockholders' equity..............   1,279,574    1,888,374     2,016,139
                                                    ----------   ----------    ----------
          Total liabilities and stockholders'
            equity................................  $4,621,923   $7,386,485    $7,320,798
                                                    ==========   ==========    ==========

                See accompanying notes to Financial Statements.

                         NETWORK CABLING SERVICES, INC.
                              STATEMENTS OF INCOME

                                        FOR THE YEARS ENDED      FOR THE THREE MONTHS ENDED
                                           SEPTEMBER 30,                DECEMBER 31,
                                     -------------------------   ---------------------------
                                        1997          1998           1997           1998
                                     -----------   -----------   ------------   ------------
                                                                         (UNAUDITED)
Net sales (Note 1).................  $13,399,655   $22,862,869    $3,646,867     $5,370,037
Cost of Sales......................   10,744,383    19,750,187     2,959,013      4,601,927
                                     -----------   -----------    ----------     ----------
Gross Profit.......................    2,655,272     3,112,682       687,854        768,110
General and administrative
  expenses.........................    1,784,612     2,041,916       571,431        516,794
                                     -----------   -----------    ----------     ----------
Income from operations.............      870,660     1,070,766       116,423        251,316
Other income (expense):
  Interest expense, net............      (95,483)     (124,061)      (22,799)       (41,739)
  Miscellaneous income (expense)...        7,456         6,095        (7,665)        (1,812)
                                     -----------   -----------    ----------     ----------
Total other expense, net...........      (88,027)     (117,966)      (30,464)       (43,551)
                                     -----------   -----------    ----------     ----------
Income before income tax expense...      782,633       952,800        85,959        207,765
Income tax expense (benefit):
  Current..........................      312,000       157,000        33,000         80,000
  Deferred.........................      (12,000)      187,000            --             --
                                     -----------   -----------    ----------     ----------
          Total....................      300,000       344,000        33,000         80,000
                                     -----------   -----------    ----------     ----------
          Net income...............  $   482,633   $   608,800    $   52,959     $  127,765
                                     ===========   ===========    ==========     ==========

                See accompanying notes to Financial Statements.

                         NETWORK CABLING SERVICES, INC.
                            STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                                   SEPTEMBER 30,            ENDED DECEMBER 31,
                                             -------------------------   -------------------------
                                                1997          1998          1997          1998
                                             -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)
Cash flows from Operating Activities:
  Net income...............................  $   482,633   $   608,800   $    52,959   $   127,765
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
    Depreciation...........................      103,965       151,757        27,291        54,132
    Loss (gain) on disposition of property
      and equipment........................       (5,015)          112            --            --
    Provision for doubtful accounts........       16,533         6,000            --            --
    Deferred income taxes..................      (12,000)      187,000            --            --
    Changes in assets and liabilities:
      Accounts receivable..................   (1,300,397)   (1,821,876)     (158,351)      603,855
      Costs and estimated earnings in
         excess of billings on uncompleted
         contracts.........................      102,865      (625,461)     (418,624)     (708,360)
      Inventories..........................     (339,282)        3,637       (45,359)       65,874
      Prepaid expenses and other assets....      (40,868)       (2,159)      (30,766)      (19,082)
      Refundable income taxes..............           --       (93,499)           --        80,000
      Accounts payable.....................      809,748       781,483        (2,324)     (208,107)
      Accrued expenses.....................      315,097       166,644       (43,848)     (200,871)
      Income taxes payable.................       48,000      (169,000)     (129,000)           --
                                             -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           operating activities............      181,279      (806,562)     (748,022)     (204,794)
                                             -----------   -----------   -----------   -----------
Cash Flows from Investing Activities:
  Capital expenditures.....................     (151,953)     (268,004)      (67,639)      (26,988)
  Proceeds from sale of property and
    equipment..............................        7,249         4,777            --            --
                                             -----------   -----------   -----------   -----------
         Net cash used in investing
           activities......................     (144,704)     (263,227)      (67,639)      (26,988)
                                             -----------   -----------   -----------   -----------
Cash Flows from Financing Activities:
  Repayment of long-term debt..............      (96,783)     (138,983)     (378,596)      (40,439)
  Proceeds from long-term debt.............           --        85,000            --            --
  Net borrowings on line of credit.........       35,265     1,243,618     1,285,048       255,965
  Purchase of treasury stock...............      (15,000)           --            --            --
                                             -----------   -----------   -----------   -----------
         Net cash (used in) provided by
           financing activities............      (76,518)    1,189,635       906,452       215,526
                                             -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents..............................      (39,943)      119,846        90,791       (16,256)
Cash and cash equivalents, beginning of
  period...................................       41,939         1,996         1,996       121,842
                                             -----------   -----------   -----------   -----------
Cash and cash equivalents, at end of
  period...................................  $     1,996   $   121,842   $    92,787   $   105,586
                                             ===========   ===========   ===========   ===========

                See accompanying notes to Financial Statements.

                         NETWORK CABLING SERVICES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON STOCK     ADDITIONAL
                            ---------------    PAID-IN      RETAINED    TREASURY
                            SHARES   AMOUNT    CAPITAL      EARNINGS     STOCK       TOTAL
                            ------   ------   ----------   ----------   --------   ----------
Balance at October 1,
  1996....................  2,000    $2,000    $25,000     $  784,941   $     --   $  811,941
Treasury stock, at cost,
  100 shares..............     --        --         --             --    (15,000)     (15,000)
Net income................     --        --         --        482,633         --      482,633
                            -----    ------    -------     ----------   --------   ----------
Balance at September 30,
  1997....................  2,000     2,000     25,000      1,267,574    (15,000)   1,279,574
Net income................     --        --         --        608,800         --      608,800
                            -----    ------    -------     ----------   --------   ----------
Balance at September 30,
  1998....................  2,000     2,000     25,000      1,876,374    (15,000)   1,888,374
Net income (unaudited)....                                    127,765
                            -----    ------    -------     ----------   --------   ----------
Balance at December 31,
  1998 (unaudited)........  2,000    $2,000    $25,000     $2,004,139   $(15,000)  $2,016,139
                            =====    ======    =======     ==========   ========   ==========

                See accompanying notes to Financial Statements.

                         NETWORK CABLING SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Network Cabling Services, Inc. (formerly JAR Industries, Inc.) (the Company) was incorporated in the state of Texas in April 1981. The Company is engaged in designing, installing and servicing data telecommunication cabling, including fiber optic, as well as the fabrication of data and telecommunication patch cables. The Company conducts its business primarily in Texas, principally in Houston, Dallas, Austin, and Corpus Christi.


     Interim Financial Information (Unaudited) -- The unaudited financial statements as of December 31, 1998 and for the three month periods ended December 31, 1997 and 1998 have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such interim period in accordance with generally accepted accounting principles. Results for the interim periods are not necessarily indicative of results to be expected for the full year.



     Revenue and Cost Recognition -- Revenues from fixed price and time and material cost contracts are recognized on the percentage-of-completion method. Revenues from such contracts are measured primarily by the percentage of labor hours incurred to date to the estimated total labor hours for each contract. This method is used because management considers labor hours to be the best available measure of progress on these contracts.



     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.


     For uncompleted jobs at September 30, 1997 and 1998, the Company records revenues earned in excess of amounts billed as an asset in the accompanying balance sheet as "Costs and estimated earnings in excess of billings on uncompleted contracts."

     Property, Equipment And Depreciation -- Property and equipment are recorded at cost. Depreciation is computed using primarily the straight-line method for financial reporting purposes. Depreciation is computed for tax reporting purposes using accelerated methods. The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

     Inventories -- Inventory consists primarily of fiber optic and coaxial cable, connectors, adapters, and similar items. Inventories are valued at the lower of cost or market using the average cost method which approximates the first-in, first-out (FIFO) method.

     Income Taxes -- Provision for estimated income taxes is based on the elements of income and expense reported in the statements of income. Deferred income taxes result from temporary differences between the financial statement and tax basis of assets and liabilities.

     Concentration Of Credit Risk -- The Company had revenues from one customer that represented 14% of total revenues for the year ended September 30, 1997, and revenue from two customers that represented 17% and 12% of total revenue for the year ended September 30, 1998.


     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and

                         NETWORK CABLING SERVICES, INC.

management believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Cash and Cash Equivalents -- For purposes of the statements of cash flows, all highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

     Management's Estimates and Assumptions -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

2. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     At September 30, 1997 and 1998, contracts totaling approximately $2,092,000 and $8,277,000, respectively, were in process. Costs and estimated earnings on uncompleted contracts at September 30, 1997 and 1998 are as follows:

                                                                1997         1998
                                                              ---------   -----------
Costs incurred on uncompleted contracts.....................  $ 361,293   $ 5,286,761
  Estimated earnings........................................    355,235       818,044
                                                              ---------   -----------
                                                                716,528     6,104,805
  Less, billings to date....................................   (662,539)   (5,425,355)
                                                              ---------   -----------
          Total.............................................  $  53,989   $   679,450
                                                              =========   ===========

3. PROPERTY AND EQUIPMENT

     The cost and estimated useful lives of property and equipment at September 30, are summarized as follows:

                                                      LIVES     1997        1998
                                                      -----   ---------   ---------
Installation and fabrication equipment..............   3-7    $ 429,050   $ 675,252
Vehicles............................................     5       84,269      86,826
Furniture and office equipment......................   3-7      107,326      86,301
                                                              ---------   ---------
                                                                620,645     848,379
Less accumulated depreciation.......................           (268,932)   (385,308)
                                                              ---------   ---------
Net property and equipment..........................          $ 351,713   $ 463,071
                                                              =========   =========

4. NOTE PAYABLE AND LONG-TERM DEBT

     Effective November 30, 1997, the Company refinanced its revolving line of credit facility with another bank. The new credit agreement provides for maximum borrowings of $2,500,000, expiring January 31, 1999, bears interest at prime plus .25% to .75% (8.75% at September 30, 1998), and is cross-collateralized by substantially all the assets of the Company and the personal guaranty of the two major stockholders. As of September 30, 1998, borrowings under the credit facility totaled $1,625,528. The credit facility requires the

                         NETWORK CABLING SERVICES, INC.

Company to maintain certain net worth and debt to equity ratios, as defined. As of September 30, 1998, the Company was not in violation of these covenants.

     For the year ended September 30, 1997, the Company had a revolving credit facility with a bank with similar terms as the new line. As of September 30, 1997, borrowings under the credit facility totaled $400,265.

     Long-term debt at September 30, consisted of the following:

                                                                1997       1998
                                                              --------   --------
Note payable to a bank bearing interest at 9.25% payable in
  monthly installments of $12,694 plus interest, through May
  2001, cross-collateralized by substantially all assets of
  the Company and personal guarantees of the two major
  stockholders..............................................  $452,488   $406,200
Note payable to a bank bearing interest at 8.25% payable in
  monthly installments of $510 plus interest, through
  December 2000, collateralized by business vehicles........        --     13,766
Other.......................................................     7,537      4,431
                                                              --------   --------
                                                               460,025    424,397
Less current maturities.....................................   131,599    161,929
                                                              --------   --------
Total long-term debt........................................  $328,426   $262,468
                                                              ========   ========

     At September 30, 1998, the aggregate remaining principal repayments of long-term debt were as follows:

                                                               AMOUNT
                                                              --------
Year ending September 30,
1999........................................................  $161,929
2000........................................................   159,389
2001........................................................   103,079
                                                              --------
Total.......................................................  $424,397
                                                              ========

5. INCOME TAXES

     The components of deferred income tax assets and liabilities at September 30, consisted of the following:

                                                              1997       1998
                                                            --------   ---------
Current deferred tax asset (liability):
  Inventory capitalization................................  $ 12,000   $  14,000
  Allowance for doubtful accounts.........................     8,000      10,000
  Difference between book method of contract accounting
     (percentage of completion) and tax method (completed
     contract)............................................   (32,000)   (217,000)
                                                            --------   ---------
                                                            $(12,000)  $(193,000)
                                                            ========   =========
Non-current deferred tax liability:
  Basis difference in property and equipment..............  $(34,000)  $ (40,000)
                                                            ========   =========

                         NETWORK CABLING SERVICES, INC.

     For the years ended September 30, 1997 and 1998, the effective tax rate differs from the statutory income tax rate applied to pre-tax income primarily due to expenses not deductible for tax purposes.

6. RELATED PARTY TRANSACTIONS

     The Company leases its facilities and vehicles from a company affiliated through common ownership (see Note 8). Total lease payments for the years ended September 30, 1997 and 1998 were $200,105 and $249,195, respectively. At September 30, 1997 and 1998, the Company had balances from related parties bearing interest at prime due upon demand of $42,161 and $40,256, respectively. The Company recorded interest income of approximately $1,900 and $2,400, for the years ended September 30, 1997 and 1998, respectively.

7. EMPLOYEE BENEFIT PLAN

     Prior to September 30, 1997, the Company maintained a 401(a) plan covering all employees with one year of service. Employees could not contribute to the plan, however, the Company could contribute a discretionary amount. For the year ended September 30, 1997, the Company made a discretionary contribution of $30,000 to the plan.

     Vesting occurs in 20% increments per year with full vesting upon completion of six years of participation for the contributions made by the Company.

     Effective October 1, 1997, the plan was amended to a 401(k) plan whereby employees can contribute up to the dollar limit set by law. The Company will make matching contributions equal to 25% of employee contributions up to 4% of total compensation for a maximum matching contribution of 1% of total employee compensation. For the year ended September 30, 1998, the Company contributed approximately $22,100 in matching contributions to the plan.

8. COMMITMENTS

     The Company leases its facilities, vehicles and certain equipment, under noncancelable operating leases. Future minimum rental payments are as follows:

                                                               AMOUNT
                                                              --------
Year ending September 30,
     1999...................................................  $301,655
     2000...................................................   142,452
     2001...................................................    37,279
                                                              --------
          Total.............................................  $481,386
                                                              ========

     The Company incurred rental expense for the year ended September 30, 1997 of approximately $235,000, of which approximately $69,000 was for short-term rentals of operating equipment. The Company incurred rental expense for the year ended September 30, 1998 of approximately $454,000, of which $120,000 was for short-term rentals of operating equipment.

     The Company is self-insured for the health and medical insurance program provided to employees. The coverage is a maximum of $15,000, per employee, per year. The Company will pay approximately 67% of the cost of this coverage for employees. If claims for an employee exceed the maximum of $15,000, re-insurance will cover the excess. Also, if aggregate claims

                         NETWORK CABLING SERVICES, INC.

exceed certain calculated levels for any given year, the re-insurance will cover any excess. The Company incurred expenses related to the health and medical program of approximately $166,000 and $297,000 for the years ended September 30, 1997 and 1998, respectively. No claims were outstanding at September 30, 1997 and 1998.

9. SUPPLEMENTAL CASH FLOW INFORMATION

     During the years ended September 30, 1997 and 1998, the Company paid interest of approximately $88,000 and $129,000, respectively. During the years ended September 30, 1997 and 1998, the Company paid federal income taxes of approximately $264,000 and $419,000, respectively.

10. SUBSEQUENT EVENT

     On February 26, 1999, the stockholders of the Company sold all of the outstanding common stock of the Company to an unrelated company. Subsequent to the sale, the unrelated company paid off all of the outstanding debt of the Company (see Note 4).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management of
Copenhagen Utilities & Construction, Inc.
and the Board of Directors of Orius Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, retained earnings and of cash flows present fairly, in all material respects, the financial position of Copenhagen Utilities & Construction, Inc. (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
May 20, 1999

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
ASSETS
Current assets:
  Cash......................................................  $ 1,100,760   $ 1,638,845
  Short-term investments....................................      750,000       750,000
  Accounts receivable, net..................................    5,522,908     3,980,602
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    2,438,416     2,217,739
  Deferred income taxes.....................................       16,000        21,000
  Prepaid expenses and other current assets.................       76,300       105,938
  Income taxes receivable...................................                     94,103
                                                              -----------   -----------
          Total current assets..............................    9,904,384     8,808,227
Vehicles, equipment and leasehold improvements, net.........    2,098,858     1,835,429
                                                              -----------   -----------
          Total assets......................................  $12,003,242   $10,643,656
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, including retainage of $499,749 in 1997
     and $69,466 in 1998....................................  $ 2,519,770   $ 1,300,495
  Accrued liabilities.......................................    2,112,636     3,185,607
  Long-term debt, current portion...........................       61,023       129,364
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      780,404       250,437
  Income taxes payable......................................      435,450
                                                              -----------   -----------
          Total current liabilities.........................    5,909,283     4,865,903
Long-term debt..............................................      835,277        28,032
                                                              -----------   -----------
          Total liabilities.................................    6,744,560     4,893,935
                                                              -----------   -----------
Contingencies (Note 12)
Stockholders' equity:
  Common stock:
     Voting; 10,000 shares authorized, 2,496 issued and
       outstanding in 1997 and 1998, par value $.02.........           50            50
     Nonvoting; 90,000 shares authorized, 59,904 shares
       issued and outstanding in 1997 and 1998, par value
       $.02.................................................        1,198         1,198
     Additional paid-in capital.............................                    651,319
     Retained earnings......................................    5,257,434     5,097,154
                                                              -----------   -----------
          Total stockholders' equity........................    5,258,682     5,749,721
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $12,003,242   $10,643,656
                                                              ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Contract revenue...............................  $33,945,841   $48,377,526   $35,191,894
Contract costs.................................   27,942,424    39,166,200    27,092,236
                                                 -----------   -----------   -----------
     Gross profit..............................    6,003,417     9,211,326     8,099,658
General and administrative expenses............    4,086,357     6,888,750     8,541,112
                                                 -----------   -----------   -----------
     Income (loss) from operations.............    1,917,060     2,322,576      (441,454)
                                                 -----------   -----------   -----------
Other (income) expense:
  Interest income..............................     (108,694)     (207,866)     (238,701)
  Interest expense.............................       52,173        43,126        68,882
  (Gain) loss on disposal of assets............        2,181        (3,238)      (35,355)
                                                 -----------   -----------   -----------
                                                     (54,340)     (167,978)     (205,174)
                                                 -----------   -----------   -----------
     Income (loss) before income tax
       provision...............................    1,971,400     2,490,554      (236,280)
Income tax provision (benefit).................      749,000       900,000       (76,000)
                                                 -----------   -----------   -----------
     Net income (loss).........................    1,222,400     1,590,554      (160,280)
Retained earnings, beginning of year...........    2,694,480     3,816,880     5,257,434
Dividends paid.................................     (100,000)     (150,000)           --
                                                 -----------   -----------   -----------
Retained earnings, end of year.................  $ 3,816,880   $ 5,257,434   $ 5,097,154
                                                 ===========   ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)............................  $ 1,222,400   $ 1,590,554   $  (160,280)
                                                 -----------   -----------   -----------
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization.............      686,294       635,084       839,632
     Gain on disposal of assets................        2,181        (3,238)      (35,355)
     Net changes in operating assets and
       liabilities:
       Accounts receivables....................   (2,545,305)     (645,554)    1,542,306
       Prepaid expenses and other current
          assets...............................      (30,871)      (21,264)      (29,638)
       Costs and estimated earnings in excess
          of billings on uncompleted
          contracts............................   (1,388,584)     (549,642)      220,677
       Deferred income tax.....................      (12,000)       11,000        (5,000)
       Billings in excess of costs and
          estimated earnings on uncompleted
          contracts............................       (1,420)      180,963      (529,967)
       Accounts payable........................    1,074,149         2,550    (1,219,275)
       Accrued liabilities.....................      650,728     1,164,688     1,072,971
       Income taxes payable (receivable).......      804,829      (259,754)     (529,553)
                                                 -----------   -----------   -----------
          Total adjustments....................     (759,999)      514,833     1,326,798
                                                 -----------   -----------   -----------
          Net cash provided by operating
            activities.........................      462,401     2,105,387     1,166,518
                                                 -----------   -----------   -----------
Cash flows from investing activities:
  Proceeds from disposal of assets.............          800        23,300        38,500
  Purchase of vehicles, equipment and leasehold
     improvements..............................     (988,255)     (449,190)     (464,648)
  Purchase of short-term investments...........           --      (750,000)           --
                                                 -----------   -----------   -----------
          Net cash used in investing
            activities.........................     (987,455)   (1,758,190)     (426,148)
                                                 -----------   -----------   -----------
Cash flows from financing activities:
  Dividends paid...............................     (100,000)     (150,000)            0
  Contributions from shareholders..............           --            --       109,085
  Payments on long-term debt...................      (45,023)     (720,223)     (311,370)
                                                 -----------   -----------   -----------
          Net cash used in financing
            activities.........................     (145,023)     (870,223)     (202,285)
                                                 -----------   -----------   -----------
          Net increase (decrease) in cash......     (670,077)       59,274       538,085
Cash at beginning of year......................    1,711,563     1,041,486     1,100,760
                                                 -----------   -----------   -----------
Cash at end of year............................  $ 1,041,486   $ 1,100,760   $ 1,638,845
                                                 ===========   ===========   ===========
Supplemental disclosure of noncash investing
  and financing transactions:
  Notes payable assumed by a related party
     recorded as additional paid-in capital....  $        --   $        --   $   542,234
                                                 ===========   ===========   ===========
  Equipment purchased with notes payable.......  $   535,277   $   405,277   $   114,700
                                                 ===========   ===========   ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for income taxes...................  $             $ 1,148,754   $   458,553
                                                 ===========   ===========   ===========
  Cash paid for interest.......................  $    63,919   $    72,336   $    51,290
                                                 ===========   ===========   ===========

    The accompanying notes are an integral part of the Financial Statements.

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

     Copenhagen Utilities & Construction, Inc. (the "Company,") an Oregon corporation since 1975, operates in Oregon, Washington, California and Nevada. The Company is a provider of installation, design, engineering and maintenance services for the telecom industry. The Company also provides installation services for gas and water utilities. The Company is located in Clackamas, Oregon and Sacramento, California.

     These financial statements include the accounts of a special purpose entity, Excel Equipment LLC, and is owned by the same shareholders as the Company. On December 31, 1998, in preparation for the sale of the outstanding shares of stock of the Company as discussed in Note 13, substantially all assets of Excel were transferred to the Company, and the Company assumed a portion of the Company's long-term debt. In connection with this transfer amounts owing related entities by Excel totaling $542,234 was not assumed by the Company and accordingly, was recorded as a contribution of capital.

     Following is a summary of the Company's significant accounting policies:

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents. The cost of these investments approximates fair value. At times, temporary cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Companies deposits in high credit quality investments with reputable financial institutions.

SHORT-TERM INVESTMENTS

     Short-term investments are stated at fair market value as of the balance sheet date. Unrealized holding gains or losses are reported in the balance sheet as a separate component of stockholders' equity until realized. Realized gains and losses are included in operations.

     The Company reported no unrealized gains or losses as the market value of short-term investments approximated their cost at December 31, 1997 and 1998.

ACCOUNTING FOR LONG-TERM CONTRACTS

     The accompanying financial statements have been prepared using the percentage-of-completion method of accounting for long-term contracts. This accounting method provides for the recognition of revenue on contracts which are not yet completed. The amount of revenue recognized is based on the percentage that contract costs incurred to date bear to estimated total contract costs, except that anticipated losses are recognized in their entirety without reference to percentage-of-completion. Contract costs include all subcontracts, direct labor and benefits, materials and allocated equipment and indirect costs.

     The Company allocates equipment and indirect costs to each contract based on equipment usage and direct labor rates. These rates are reviewed and adjusted periodically to reflect changes in the Company's total equipment and indirect costs.

     Revisions in estimated costs and earnings are reported in the accounting period in which the facts requiring revisions become known.

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

     Profits and losses from service and minor installation contracts are recognized in the period the work is completed.

OPERATING CYCLE

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion, although this may require more than one year.

VEHICLES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Vehicles, equipment and leasehold improvements are stated at cost. Maintenance and repairs of a routine nature are charged to operations as incurred; additions and improvements are capitalized. Gains and losses from sales or retirements are included in operations.

     Depreciation is computed by accelerated methods over the estimated useful lives of the related assets, which are as follows:

Construction vehicles and equipment.........................       5 years
Office furniture and equipment..............................  5 to 7 years
Leasehold improvements......................................      15 years

     Amortization of leasehold improvements is classified as depreciation expense for financial reporting.

INCOME TAXES

     Deferred income taxes are provided for the expected future income tax effect of differences between the tax basis of assets and liabilities and their financial reporting amounts. At the balance sheet date, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     The Company's cash and accounts receivable subject the Company to concentrations of potential credit risk. The Company limits its risk by depositing cash only with established financial institutions which maintain high credit standings. The Company limits its exposure to losses on accounts receivable by maintaining a broad customer base and performing the majority of its contracts for public agencies.

     The Company has a long-term service contract to provide service for one major customer. The Company had total revenues of $10,197,923, $16,521,016 and $15,219,596 for fiscal

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

years 1996, 1997 and 1998, which comprises approximately 30%, 34.2% and 43.5%, respectively.

2. SHORT-TERM INVESTMENTS:

     Short-term investments at December 31, 1997 and 1998 consist of municipal bonds with an approximately 5.60% effective annual yield. The market value of these investments approximated cost at December 31, 1997 and 1998.

3. ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:

                                                              1997         1998
                                                           ----------   ----------
Construction contracts...................................  $4,134,239   $3,533,164
Retainage on construction contracts......................   1,398,669      457,438
                                                           ----------   ----------
                                                            5,532,908    3,990,602
Less allowance for uncollectible accounts................      10,000       10,000
                                                           ----------   ----------
                                                           $5,522,908   $3,980,602
                                                           ==========   ==========

     Retainage billed but not due until contract completion is $1,398,669 and $457,438 at December 31, 1997 and 1998. The Company expects to collect the retainage over the next year upon contract completion.

4. LONG-TERM CONTRACTS IN PROGRESS:

     Following is a summary of long-term contracts in progress:

                                   1997                         1998
                         -------------------------   --------------------------
                          ESTIMATED                   ESTIMATED
                            TOTAL       CONTRACT        TOTAL        CONTRACT
                          CONTRACT       TO DATE      CONTRACT       TO DATE
                         -----------   -----------   -----------   ------------
Contract costs.........  $43,967,855   $30,758,952   $45,321,883   $ 42,768,316
Gross profit...........    6,403,291     3,318,369     9,450,258      9,111,308
                         -----------   -----------   -----------   ------------
  Contract revenue.....  $50,371,146    34,077,321   $54,772,141     51,879,624
                         ===========                 ===========
Less billings..........                (32,419,309)                 (49,912,322)
                                       -----------                 ------------
  Net underbillings....                $ 1,658,012                 $  1,967,302
                                       ===========                 ============

                                                              1997         1998
                                                           ----------   ----------
Costs and estimated earnings in excess of billings on
  uncompleted contracts..................................  $2,438,416   $2,217,739
Billings in excess of costs and estimated earnings on
  uncompleted contracts..................................    (780,404)    (250,437)
                                                           ----------   ----------
                                                           $1,658,012   $1,967,302
                                                           ==========   ==========

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

5. VEHICLES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Vehicles, equipment and leasehold improvements:

                                                              1997         1998
                                                           ----------   ----------
Construction vehicles and equipment......................  $5,633,278   $5,995,829
Office furniture and equipment...........................     338,780      500,407
Leasehold improvements...................................     126,786      126,786
                                                           ----------   ----------
                                                            6,098,844    6,623,022
Less accumulated depreciation............................   3,999,986    4,787,593
                                                           ----------   ----------
                                                           $2,098,858   $1,835,429
                                                           ==========   ==========

6. LINE OF CREDIT:

     The Company maintains an operating line of credit agreement with U.S. Bank which renews annually in May. Funds are available to a maximum of $750,000, subject to availability of collateral (80% of eligible accounts receivable). Borrowings under this agreement bear interest at the bank's prime lending rate. There were no outstanding borrowings under the line of credit agreement at December 31, 1997 or 1998.

     The line of credit agreement contains certain restrictive covenants related to the Company's current ratio, net worth and debt to equity ratio. The Company was in compliance with all requirements at December 31, 1998.

     The Company maintains a term-financing line of credit agreement with U.S. Bank for equipment acquisitions. Under this agreement, the Company may borrow up to $750,000 (not to exceed 80% of the sales price of equipment acquired). Borrowings bear interest at the bank's prime lending rate plus one-half percent (8.25% and 8.75% at December 31, 1997 and 1998). Loans are amortized over three to five years. There were no outstanding borrowings under the equipment line of credit agreement at December 31, 1997 or 1998.

7. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31:

                                                                1997       1998
                                                              --------   --------
Contracts payable to Case Credit Corporation (12) and
  Western Traction Company (1) in aggregate monthly average
  installments of $11,775, including interest ranging from
  6% to 7.90%; maturing in November 1999; collateralized by
  construction equipment....................................  $284,138   $157,396
Related party long-term debt:
  Leota Johnson, monthly installments of $3,533, including
     interest of 7.5%; maturing in February 2010............   353,470         --
  Johnson Family Trust monthly installments of $2,581,
     including interest of 7.5%; maturing in February
     2010...................................................   258,692         --
                                                              --------   --------
                                                               896,300    157,396
Less amount due within one year.............................    61,023    129,364
                                                              --------   --------
                                                              $835,277   $ 28,032
                                                              ========   ========

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

8. INCOME TAXES:

     The income tax provision (benefit) reported in the accompanying statements of operations and retained earnings consist of the following for the years ended December 31:

                                       1996                                   1997                             1998
                       ------------------------------------   ------------------------------------   ------------------------
                        CURRENTLY      DEFERRED                CURRENTLY      DEFERRED                CURRENTLY     DEFERRED
                         PAYABLE      PROVISION                 PAYABLE      PROVISION                 PAYABLE      PROVISION
                       (RECEIVABLE)   (BENEFIT)     TOTAL     (RECEIVABLE)   (BENEFIT)     TOTAL     (RECEIVABLE)    BENEFIT
                       ------------   ----------   --------   ------------   ----------   --------   ------------   ---------
Federal..............    $632,000      $(11,000)   $621,000     $790,000      $ 8,000     $798,000     $(71,000)     $ 2,000
State................     129,000        (1,000)    128,000       99,000        3,000      102,000                    (7,000)
                         --------      --------    --------     --------      -------     --------     --------      -------
                         $761,000      $(12,000)   $749,000     $889,000      $11,000     $900,000     $(71,000)     $(5,000)
                         ========      ========    ========     ========      =======     ========     ========      =======
Effective tax rate...                                  38.0%                                  36.1%
                                                   ========                               ========

                         1998
                       --------

                        TOTAL
                       --------
Federal..............  $(69,000)
State................    (7,000)
                       --------
                       $(76,000)
                       ========
Effective tax rate...     (32.2)%
                       ========

     The income tax provision (benefit) result in effective rates which differ from the statutory federal income tax rate (34%) for the following reasons:

                               1996               1997                1998
                          ---------------    ---------------    ----------------
Income tax at statutory
  federal income tax
  rate..................  $670,300   34.0%   $846,800   34.0%   $(80,400)  (34.0)%
State income taxes, net
  of federal benefit....    84,400    4.3%     68,800    2.8%     (7,000)   (3.0)%
Permanent differences...    16,000    0.8%     18,700    0.7%     12,700     5.4%
Fuel tax credit and
  other, net............   (21,700)  (1.1)%   (34,300)  (1.4)%    (1,300)   (0.6)%
                          --------   ----    --------   ----    --------   -----
                          $749,000   38.0%   $900,000   36.1%   $(76,000)  (32.2)%
                          ========   ====    ========   ====    ========   =====

     Deferred income taxes are recognized for the expected future income tax effect of differences between the tax bases of assets and liabilities and their financial reporting amounts (temporary differences). Following is a summary of temporary differences and the related deferred income tax effect as of December 31, 1997 and 1998:

                                                           1997                       1998
                                                 ------------------------   ------------------------
                                                  AMOUNT OF     DEFERRED     AMOUNT OF     DEFERRED
                                                  TEMPORARY    INCOME TAX    TEMPORARY    INCOME TAX
SOURCES OF TEMPORARY DIFFERENCES                 DIFFERENCES     EFFECT     DIFFERENCES     EFFECT
--------------------------------                 -----------   ----------   -----------   ----------
Accrued insurance reserves.....................    $35,000      $12,000       $25,000      $10,000
Allowance for uncollectible accounts
  receivable...................................     10,000        4,000        10,000        4,000
State tax net operating losses net of federal
  provision....................................                               165,000        7,000
                                                                -------                    -------
Deferred income tax benefit....................                 $16,000                    $21,000
                                                                =======                    =======

     Recoverable income taxes totaling $94,103 reported in the accompanying December 31, 1998 balance sheet result from federal and state estimated tax payments which exceeded the Company's current income tax obligations.

                   COPENHAGEN UTILITIES & CONSTRUCTION, INC.

9. OPERATING LEASE COMMITMENTS:


     The Company leases office and shop facilities in Clackamas, Oregon and Sacramento, California from its stockholders under lease agreements which require the Company to pay certain operating costs such as property taxes, insurance and utilities in addition to the basic rent.


     The combined rent commitment under these leases is $19,000 per month through February 2004, exclusive of operating costs.

     Rent expense charged to operations under all operating leases, including the leases with the Company's stockholders described above, totaled approximately, $1,291,000, $1,719,100 and $1,085,000 for 1996, 1997 and 1998,
respectively. Rent expense paid to a related party was $168,000 for each of the years ended 1996, 1997 and 1998.

10. EMPLOYEE BENEFIT PLANS:

RETIREMENT PLANS:

     The Company's hourly field employees and certain salaried employees participate in a multi-employer money purchase pension plan sponsored by the Associated General Contractors of America, Inc. Contributions charged to operations under this plan totaled approximately $628,000, $683,000 and $604,000 for 1996, 1997 and 1998, respectively.

     The Company maintains a defined contribution retirement plan under provisions of Internal Revenue Code Section 401(k) for its eligible employees not covered by the money purchase pension plan described above. The plan requires the Company to match 50% of employee contributions, to a maximum Company contribution of 3% of the employee's annual compensation (up to specified limits set by law). The plan also allows for discretionary contributions to be determined annually by the Company's Board of Directors. Contributions charged to operations under this plan totaled approximately, $55,000, $64,000 and $54,000, for the years ended December 31, 1996, 1997 and
1998, respectively.

INCENTIVE BONUS PLAN:

     The Company has an incentive bonus plan for certain key employees under which the employees can share in profits which the Company earns in excess of predetermined norms. Bonuses earned under this formula have been paid or accrued as of year-end. Bonuses paid by the Company were $1,575,000, $4,035,000 and $5,218,500 during fiscal years 1996, 1997 and 1998, respectively.

11. RECAPITALIZATION:

     In July 1997 the Company's stockholders recapitalized the Company by creating a second class of (nonvoting) capital stock to facilitate business succession plans. The stockholders exchanged 1,248 shares of $1 par value voting common stock for 2,496 of voting common stock and 59,904 shares of nonvoting common stock.

12. CONTINGENCIES:

     The Company is a party to certain claims and suits arising out of the conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these matters will have a material adverse effect on its consolidated financial condition or operating results.

13. SUBSEQUENT EVENT:

     On February 26, 1999, the stockholders of the Company sold all outstanding shares of stock to the Orius Corporation of West Palm Beach, Florida for cash and common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
TEXEL Corporation and the
Board of Directors of Orius Corp.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of TEXEL Corporation (the Company) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
May 14, 1999

                               TEXEL CORPORATION
                                 BALANCE SHEETS

                                                         DECEMBER 31,          MARCH 31,
                                                   ------------------------   -----------
                                                      1997         1998          1999
                                                   ----------   -----------   -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $1,395,669   $ 3,144,841   $ 2,125,996
  Accounts receivable............................   4,725,915     7,172,628     6,525,215
  Costs in excess of billings on uncompleted
     contracts...................................     177,080       644,353       785,519
  Prepaid expenses...............................      52,570            --        14,500
                                                   ----------   -----------   -----------
          Total current assets...................   6,351,234    10,961,822     9,451,230
Property and equipment, net......................     195,395       920,046     1,009,537
                                                   ----------   -----------   -----------
          Total assets...........................  $6,546,629   $11,881,868    10,460,767
                                                   ==========   ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $  757,528   $ 2,028,443     1,297,074
  Accrued expenses...............................     414,636       618,298       786,053
  Billings in excess of costs on uncompleted
     contracts...................................      40,351        73,153       101,712
                                                   ----------   -----------   -----------
          Total current liabilities..............   1,212,515     2,719,894     2,184,839
Deferred rent....................................          --       198,065       297,098
                                                   ----------   -----------   -----------
          Total liabilities......................   1,212,515     2,917,959     2,481,937
                                                   ----------   -----------   -----------
Shareholders' equity:
  Common stock, par value $1.00, authorized 1,000
     shares; issued and outstanding 400 shares...         400           400           400
  Additional paid in capital.....................       1,600         1,600         1,600
  Treasury stock, 200 shares at cost.............     (24,000)      (24,000)      (24,000)
  Retained earnings..............................   5,356,114     8,985,909     8,000,830
                                                   ----------   -----------   -----------
          Total shareholders' equity.............   5,334,114     8,963,909     7,978,830
                                                   ----------   -----------   -----------
          Total liabilities and shareholders'
            equity...............................  $6,546,629   $11,881,868   $10,460,767
                                                   ==========   ===========   ===========

   The accompanying notes are an integral part of these Financial Statements.

                               TEXEL CORPORATION
                            STATEMENTS OF OPERATIONS

                                        FOR THE YEARS ENDED      FOR THE THREE MONTHS ENDED
                                           DECEMBER 31,                   MARCH 31,
                                     -------------------------   ---------------------------
                                        1997          1998           1998           1999
                                     -----------   -----------   ------------   ------------
                                                                         (UNAUDITED)
Contract and service revenue.......  $21,832,078   $29,648,953    $7,410,948     $6,050,577
Cost of sales......................   14,989,003    20,633,959     5,259,214      4,460,088
                                     -----------   -----------    ----------     ----------
          Gross profit.............    6,843,075     9,014,994     2,151,734      1,590,489
Selling, general and administrative
  expenses.........................    1,265,074     1,862,802       396,186        426,008
                                     -----------   -----------    ----------     ----------
          Income from operations...    5,578,001     7,152,192     1,755,548      1,164,481
Other (income) expense
  Interest income..................     (102,617)     (127,621)      (29,600)       (30,652)
  Other expense....................      101,730        88,145        19,011         46,152
                                     -----------   -----------    ----------     ----------
Net Income.........................  $ 5,578,888   $ 7,191,668    $1,766,137     $1,148,981
                                     ===========   ===========    ==========     ==========
Pro Forma Tax Provision
  (Unaudited):
  Income before income taxes.......  $ 5,578,888   $ 7,191,668    $1,766,137     $1,148,981
  Pro forma provision for income
     taxes.........................    2,120,000     2,732,800       671,132        436,612
                                     -----------   -----------    ----------     ----------
          Total....................  $ 3,458,888   $ 4,458,868    $1,095,005     $  712,369
                                     ===========   ===========    ==========     ==========

   The accompanying notes are an integral part of these Financial Statements.

                               TEXEL CORPORATION
                            STATEMENTS OF CASH FLOWS

                                     FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                        DECEMBER 31,               ENDED MARCH 31,
                                  -------------------------   -------------------------
                                     1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------
                                                                     (UNAUDITED)
Cash flows from operating
  activities:
  Net income....................  $ 5,578,888   $ 7,191,668   $ 1,766,137   $ 1,148,981
  Adjustments to reconcile net
     income to net cash provided
     by operating activities:
     Depreciation...............       83,767       101,434        15,180        31,332
     Changes in:
       Accounts receivable......     (735,921)   (2,446,713)     (547,239)      647,413
       Prepaid expenses.........      (52,570)       52,570        37,291       (14,500)
       Billings in excess of
          costs.................       40,351        32,802       (17,909)       28,559
       Accounts payable.........      193,091     1,270,915     2,367,042      (731,369)
       Accrued expenses.........       30,805       203,662       168,442       167,755
       Costs in excess of
          billings..............      (97,607)     (467,273)   (1,588,302)     (141,166)
       Deferred rent............           --       198,065            --        99,033
                                  -----------   -----------   -----------   -----------
          Net cash provided by
            operating
            activities..........    5,040,804     6,137,130     2,200,642     1,236,038
                                  -----------   -----------   -----------   -----------
  Cash flows from investing
     activities:
  Purchases of property and
     equipment..................      (89,460)     (826,085)      (27,948)     (120,823)
                                  -----------   -----------   -----------   -----------
          Net cash used in
            investing
            activities..........      (89,460)     (826,085)      (27,948)     (120,823)
                                  -----------   -----------   -----------   -----------
  Cash flows from financing
     activities:
  Distributions to
     stockholder................   (4,751,016)   (3,561,873)   (1,102,500)   (2,134,060)
                                  -----------   -----------   -----------   -----------
          Net cash used in
            financing
            activities..........   (4,751,016)   (3,561,873)   (1,102,500)   (2,134,060)
                                  -----------   -----------   -----------   -----------
Increase in cash and cash
  equivalents...................      200,328     1,749,172     1,070,194    (1,018,845)
Cash and cash equivalents,
  beginning of year.............    1,195,341     1,395,669     1,395,669     3,144,841
                                  -----------   -----------   -----------   -----------
Cash and cash equivalents, end
  of year.......................  $ 1,395,669   $ 3,144,841   $ 2,465,863   $ 2,125,996
                                  ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these Financial Statements.

                               TEXEL CORPORATION
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND THE THREE MONTHS ENDED MARCH
                                    31, 1999

                                          ADDITIONAL
                        COMMON   COMMON    PAID-IN      RETAINED     TREASURY
                        SHARES   STOCK     CAPITAL      EARNINGS      STOCK        TOTAL
                        ------   ------   ----------   -----------   --------   -----------
Balance at January 1,
  1997................   400      $400      $1,600     $ 4,528,242   $(24,000)  $ 4,506,242
  Net income..........    --        --          --       5,578,888         --     5,578,888
  Distributions to
     shareholder......    --        --          --      (4,751,016)        --    (4,751,016)
                         ---      ----      ------     -----------   --------   -----------
Balance at December
  31, 1997............   400       400       1,600       5,356,114    (24,000)    5,334,114
  Net income..........    --        --          --       7,191,668         --     7,191,668
  Distributions to
     shareholder......    --        --          --      (3,561,873)        --    (3,561,873)
                         ---      ----      ------     -----------   --------   -----------
Balance at December
  31, 1998............   400       400       1,600       8,985,909    (24,000)    8,963,909
Net income
  (unaudited).........                                   1,148,981                1,148,981
Distributions to
  shareholder
  (unaudited).........                                  (2,134,060)              (2,134,060)
                         ---      ----      ------     -----------   --------   -----------
Balance at March 31,
  1999 (unaudited)....   400      $400      $1,600     $ 8,000,830   $(24,000)  $ 7,978,830
                         ===      ====      ======     ===========   ========   ===========

   The accompanying notes are an integral part of these Financial Statements.

                               TEXEL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Texel Corporation (the "Company") was incorporated in 1983 under the laws of the Commonwealth of Virginia. The Company is a provider of premise wiring services, primarily in the Washington, D.C. metropolitan area. The Company's corporate headquarters are located in Reston, Virginia and as of April 30, 1999, the Company had two regional field offices in Columbia, Maryland and Richmond, Virginia.

     The shareholder of the Company has signed a definitive agreement to sell all of the Company's outstanding shares to Orius Corporation. The transaction is expected to close on May 24, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONTRACT REVENUE

     The Company recognizes revenue from contracts in process on the percentage of completion method of accounting based on contract costs incurred to date compared with total estimated contract costs. Contract costs include all direct labor, material, subcontract, depreciation, and other direct project costs related to contract performance. General and administrative costs are charged to expense as incurred.

     Service revenue is recognized when the work is complete. This work is primarily short term and completed within five days or less.

     Revenues recognized in excess of amounts billed are classified as current assets under costs in excess of billings, and amounts billed in excess of revenues recognized to date are classified as current liabilities as billings in excess of costs. Contract retentions are included in accounts receivable.

INCOME TAXES

     The Company elected subchapter S-Corporation status effective January 1, 1984. As an S-Corporation, the shareholder reports profits or losses of the Company, for Federal and State income tax purposes, on his individual income tax return. As an S-Corporation, the Company was not subject to certain income taxes at the corporate level. Substantially all payments made to the shareholder are in the form of S-Corporation shareholder distributions. In conjunction with the sale of the Company's outstanding stock, the Company's S-Corporation filing status will be terminated and the Company will begin to be taxed as a C-Corporation for federal and state income tax purposes. Pro forma income taxes are calculated at a combined federal and state tax rate of 38%.

CASH AND CASH EQUIVALENTS

     Cash equivalents are highly liquid short-term investments readily convertible into cash. Cash equivalents consist primarily of time deposits and certificates of deposit with various financial institutions. These investments are carried at cost, which approximates market and mature within 90 days and therefore are subject to minimal risk.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in the income. Renewals and betterments are capitalized. Repairs and maintenance are charged to expense when incurred.

     Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

Furniture and fixtures......................................   7.5 years
Machinery and equipment.....................................   5.5 years
Automobiles.................................................   5.5 years
Computer software...........................................   5.5 years
Leasehold improvements......................................  31.5 years

                               TEXEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation expense in 1997 and 1998 was $83,767 and $101,434, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's assets and liabilities approximate fair value due to the short-term maturity of these financial instruments.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

3. MAJOR CUSTOMERS

     Sales to individual customers representing more than 10% of total sales were approximately $5,933,000 and $11,246,000 in 1997 and 1998, respectively. These amounts represent sales to 2 and 3 customers, respectively.

4. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31:

                                                              1997         1998
                                                           ----------   ----------
Contract billings........................................  $4,261,637   $4,924,667
Unbilled accounts receivable.............................     360,083    1,845,201
Retainage................................................      44,012      345,424
Rebates and other........................................      60,183       57,336
                                                           ----------   ----------
          Total..........................................  $4,725,915   $7,172,628
                                                           ==========   ==========

     The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balances at December 31, 1997 and 1998 are expected to be collected within twelve months of year end.

5. PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, consisted of the following at December 31:

                                                             1997         1998
                                                           ---------   ----------
Leasehold improvements...................................  $   3,413   $  687,427
Automobiles..............................................    345,061      424,502
Machinery and equipment..................................    292,938      338,392
Computer software........................................     83,891       83,891
Furniture and fixtures...................................     50,598       67,774
                                                           ---------   ----------
                                                             775,901    1,601,986
Less accumulated depreciation............................   (580,506)    (681,940)
                                                           ---------   ----------
          Property and equipment, net....................  $ 195,395   $  920,046
                                                           =========   ==========

6. COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

                                                                1997         1998
                                                              ---------   -----------
Costs incurred on uncompleted contracts.....................  $ 387,343   $ 2,673,895
Billings on uncompleted contracts...........................   (250,614)   (2,102,695)
                                                              ---------   -----------
                                                              $ 136,729   $   571,200
                                                              =========   ===========
Costs in excess of billings on uncompleted contracts........    177,080       644,353
Billings in excess of costs on uncompleted contracts........    (40,351)      (73,153)
                                                              ---------   -----------
                                                              $ 136,729   $   571,200
                                                              =========   ===========

                               TEXEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. LEASE COMMITMENTS

     The Company leases office space at various locations under noncancelable operating leases expiring through 2005. Each lease agreement provides for an annual escalation of 3%.

     Certain office space is leased from Trison LLC, a real estate company owned by the sole shareholder of the Company. The lease requires monthly payments of approximately $33,000 over a 7-year term, with a 5-year renewal option. Based on the terms of the lease, the Company received 10-month rent abatement in return for making necessary leasehold improvements to the office space. The rent abatement is recognized on a straight line basis over the term of the lease. Rent expense for office space for the year ended December 31, 1998 was $307,323.

     Minimum rental payments due under noncancelable operating leases are as follows:

                                                 RELATED
                                                  PARTY       OTHER      TOTAL
                                                ----------   -------   ----------
1999..........................................  $  396,130   $36,784   $  432,914
2000..........................................     396,130    18,059      414,189
2001..........................................     396,130    16,798      412,928
2002..........................................     396,130    17,303      413,433
2003..........................................     396,130     8,779      404,909
Thereafter....................................     594,196        --      594,196
                                                ----------   -------   ----------
          Total future minimum lease
            payments..........................  $2,574,846   $97,723   $2,672,569
                                                ==========   =======   ==========

8. ACCRUED EXPENSES

     Accrued expenses were comprised of the following at December 31:

                                                                1997       1998
                                                              --------   --------
Salaries, wages and benefits................................  $196,244   $273,352
Profit sharing..............................................   115,304    177,399
Vacation accrual............................................    49,448     59,012
Other.......................................................    53,640    108,535
                                                              --------   --------
          Total.............................................  $414,636   $618,298
                                                              ========   ========

9. PROFIT SHARING PLAN

     A defined contribution retirement plan is maintained by the Company. All full-time employees who have attained the age of twenty-one and completed one year of service are eligible to participate in the plan. The participants may elect to make a contribution up to 15% of their compensation not exceeding $9,500 in 1998 as defined by the plan. The Company matches 20% of employee contributions up to 4% of the employee's compensation. Vesting of Company contributions occur ratably over a 7-year period. The Company also provides a discretionary contribution to the profit sharing plan. During 1997 and 1998, approximately $125,000 and $177,000, respectively, was expensed related to this contribution.

10. OTHER RELATED PARTY TRANSACTIONS

     The president and sole shareholder of the Company is the 30% shareholder of Texel Systems, Inc., which is a company that performs certain phone and cable system installation services. The Company occasionally uses Texel Systems, Inc. as a subcontractor on its projects, and vice-versa. Total revenue and expense recorded by the Company for services provided to or obtained from Texel Systems, Inc. was approximately $44,000 and $173,000, respectively in 1998.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. ORIUS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE SOLD.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Pro Forma Financial Data.....   16
Selected Historical Financial Data....   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Our Business..........................   33
Management............................   43
Certain Transactions..................   47
Principal and Selling Stockholders....   49
Description of Capital Stock..........   50
Shares Eligible for Future Sale.......   52
Plan of Distribution..................   54
Experts...............................   56
Legal Matters.........................   57
Additional Information................   57
Reports to Security Holders...........   57
Index to Financial Statements.........  F-1


     UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               10,900,000 SHARES

                                  (ORIUS LOGO)

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                           DEUTSCHE BANC ALEX. BROWN

                         BANC OF AMERICA SECURITIES LLC

                         MORGAN KEEGAN & COMPANY, INC.

                             THE ROBINSON-HUMPHREY
                                    COMPANY
                                           , 1999
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.


Securities and Exchange Commission Registration Fee.........  $54,733
NASD Filing Fee.............................................  $     *
NYSE Listing Fee............................................  $     *
Printing and Engraving Costs................................  $     *
Accounting Fees and Expenses................................  $     *
Legal Fees and Expenses.....................................  $     *
Transfer Agent and Registrar Fees...........................  $     *
Miscellaneous...............................................  $     *
          Total.............................................  $     *


------------

* To be supplied by amendment.

     All amounts are estimated except for the SEC registration fee, the NASD filing fee and NYSE listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or another organization at the request of the corporation. Indemnification is permitted if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.



     Section 607.0850(2) of the FBCA allows Florida corporations to indemnify its directors, officers, employees or agents against expenses and amounts paid in settlement. Indemnification is allowed if the indemnified person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is allowed without court order if a person is actually found to be liable in a court proceeding.



     Indemnification or advancement of expenses may not be made on behalf of any director, officer, employee or agent if a judgment or other final order establishes that his actions, or omissions to act, were: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation.



     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.



     The Company's Bylaws provide that the Company shall indemnify any director, officer or employee or any former director, officer or employee to the full extent permitted under Florida law.



     The Company has acquired insurance with respect to, among other things, certain liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Company.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     On February 26, 1999, an indirect subsidiary of the Registrant was merged with and into North American Tel-Com Group, Inc. ("NATG"). As a result of the merger, NATG became an indirect subsidiary of the Registrant. In the merger, each issued and outstanding share of NATG common stock was converted into one-tenth of one share of the Registrant's common stock and each issued and outstanding share of NATG preferred stock was converted into one-tenth of one share of the Registrant's preferred stock. As a result of the merger, 10,517,561 shares of NATG common stock were converted into 10,897,140 shares of the Registrant's common stock and 100,000 shares of NATG Series A Preferred Stock were converted into 10,000 shares of Orius Series A Preferred Stock (the "Series A Stock"). The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act as an offering to a limited number of persons.


     On the date of the merger, the Registrant also entered into certain subscription agreements to raise capital to complete additional acquisitions. The Registrant entered into a subscription agreement with HIG whereby HIG received 7,596.38 shares of Orius Series B Preferred Stock (the "Series B Stock") in exchange for $7,596,378 or $1,000 per share of Series B Preferred Stock. In addition, the Registrant entered into subscription agreements with 18 then existing stockholders and employees of NATG and issued an aggregate amount of 1,066,219 shares of Orius common stock to these stockholders in exchange for an aggregate sum of $2.4 million or $2.34 per share of common stock. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act as an offering to a limited number of persons.


     On February 26, 1999, the Registrant consummated the acquisitions of Network Cabling Services, Inc., ("NCS"), Copenhagen Utilities & Construction, Inc. ("CUCI"), and DAS-CO of Idaho, Inc ("DAS-CO"). In connection with the acquisition of all of NSC's outstanding capital stock, the Registrant issued 310,827 shares of its common stock to six former NCS stockholders as partial consideration for the purchase. In connection with acquisition of all of CUCI's outstanding capital stock, the Registrant issued 1,147,100 shares of its common stock to two former CUCI stockholders as partial consideration for the purchase. In connection with the acquisition of all of DAS-CO's outstanding capital stock, the Registrant issued 37,003 shares of its common stock to a key employee of DAS-CO. All the issuances of Orius common stock in connection with the NCS, CUCI and DAS-CO acquisitions were valued at $2.34 per share of common stock. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act as an offering to a limited number of persons.



     On February 26, 1999, in connection with the completion of its new credit facility, the Registrant issued warrants (the "Warrants") to acquire 371,853 shares of its common stock to five members of the loan syndicate at an exercise price of $0.01 per share of common stock. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act as an offering to a limited number of persons.



     On May 24, 1999, the Registrant consummated the acquisitions of Texel Corporation ("Texel"). In connection with the acquisition of all of Texel's outstanding capital stock, the Registrant issued 1,030,334 shares of its common stock, at a price of $11.95 per share of common stock, to the former Texel stockholder as partial consideration for the purchase. The securities issued in this transactions were intended to be exempt from registration pursuant to
Section 4(2) of the Securities Act as an offering to a limited number of persons.


     In connection with the consummation of this offering, the Series A Stock and the Series B Stock will be converted into shares of the Registrant's common stock and some or all of the Warrants may be exercised. The securities issued in those transactions are intended to be exempt from registration pursuant to
Section 4(2) of the Securities Act as an offering to a limited number of persons.


     For all transactions listed in this Item other exemptions from registration under the Securities Act may also have been available including exemptions under
Section 4(6) of the Securities Act and Rules 505 and 506 of Regulation D promulgated under the Securities Act. For instance, the issuance of Orius' common stock and preferred stock in the merger with NATG was made for aggregate consideration of less than $5 million as permitted under Rule 505 of Regulation
D. Furthermore, each recipient of Orius' common stock and preferred stock in the February 1999 capital raising transactions, and the NCS, CUCI, DAS-CO and Texel acquisitions were accredited investors within the meaning of Section 4(6). Finally, each recipient of Orius' warrants in connection with its new credit facility was an accredited institutional investor within the meaning of Section 4(6).



     Orius and its subsidiary, NATG, have made five separate grants of options during the past three years in connection with the acquisition of its operating subsidiaries. Those five grants were made exclusively to employees of the acquired companies. The amounts and exercise prices of the awards were: March 28, 1998 -- options to purchase 207,218 shares exercisable at $4.83 per share; June 30, 1998 -- options to purchase 51,804 shares exercisable at $4.83 per share; August 31, 1998 -- options to purchase 41,443 shares exercisable at $8.69 per share and options to purchase 14,764 shares exercisable at $7.72 per share; February 26, 1999 -- options to purchase 227,940 shares exercisable at $6.76 per share; and May 24, 1999 -- options to purchase 93,248 shares exercisable at $8.69 per share. In addition, options have been granted to four employees of
Orius: on June 30, 1998, Robert Agres, our Chief Financial Officer, received options to purchase 15,541 shares exercisable at $4.83 per share: on March 31, 1998, Rosemarie Mulholland, our Secretary and Treasurer, received options to purchase 9,325 shares of common stock, exercisable at $4.83 per share; and on March 31, 1998, two additional employees received options to purchase 11,397 shares, exercisable at $4.83 per share. All options are incentive stock options and vest in equal increments on the first, second and third anniversaries of the date of grant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS:

     The following exhibits are filed as part of this registration statement:


EXHIBIT
 NUMBER                                DESCRIPTION
--------                               -----------
  1.1*    --   Form of Underwriting Agreement
  3.1*    --   Articles of Incorporation
  3.2*    --   Articles of Amendment to Articles of Incorporation
  3.3*    --   Bylaws
  4.1*    --   See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Certificate of Incorporation and Amended Bylaws of
               the Registrant defining the rights of holders of the
               Registrant's common stock
  4.2*    --   Specimen certificate for the Registrant's common stock
  4.3*    --   Form of Stockholders Rights Plan
  4.4*    --   Form of Registration Rights Agreement
  5.1*    --   Form of Opinion of Akerman, Senterfitt & Eidson, P.A.
               regarding the validity of the securities offered
 10.1**   --   Employment Agreement, dated as of February 26, 1999, between
               William J. Mercurio and the Registrant
 10.2**   --   Employment Agreement, dated as of February 26, 1999, between
               Joseph P. Powers and the Registrant
 10.3**   --   Employment Agreement, dated as of February 26, 1999, between
               Robert Garrett and the Registrant
 10.4*    --   1999 Stock Option Plan, as amended
 10.5**   --   Form of Indemnification Agreement, dated as of February 26,
               1999, between the Registrant and each member of the Board of
               Directors
 10.6**   --   Stock Exchange Agreement between North American Tel-Com
               Group, Inc. ("NATG") and Jeffery J. Ebersole, dated March
               31, 1998
 10.7**   --   Stock Exchange Agreement among NATG, David Mai and Frank
               Back, dated March 31, 1998
 10.8**   --   Stock Exchange Agreement between NATG and Larry Bonadeo,
               dated March 31, 1998
 10.9**   --   Stock Exchange Agreement between NATG and Bernard E.
               Czarnecki, dated March 31, 1998
 10.10**  --   Stock Purchase Agreement among NATG and the Shareholders of
               U.S. Cable, Inc., dated June 30, 1998
 10.11**  --   Stock Purchase Agreement between NATG and the Sole
               Shareholder of Burn-Techs, Inc., dated August 31, 1998
 10.12**  --   Stock Purchase Agreement between NATG and the Sole
               Shareholder of State Wide CATV, Inc., dated August 31, 1998
 10.13**  --   Stock Purchase Agreement among NATG and the Shareholders of
               CATV Subscriber Services, Inc., dated August 31, 1998
 10.14**  --   Stock Purchase Agreement among NATG Holdings, LLC
               ("Holdings") and the Shareholders of Schatz Underground
               Cable, Inc., dated February 19, 1999
 10.15**  --   Stock Purchase Agreement among Holdings and the Shareholders of DAS-CO of Idaho, Inc., dated February 20, 1999

EXHIBIT
 NUMBER                                DESCRIPTION
--------                               -----------
 10.16**  --   Stock Exchange Agreement among the Registrant, Holdings and the Shareholders of Copenhagen Utilities & Construction,
               Inc., dated February 20, 1999
 10.17**  --   Stock Purchase Agreement among the Registrant, Holdings and the Shareholders of Network Cabling Services, Inc., dated
               February 23, 1999
 10.18**  --   Stock Purchase Agreement among the Registrant, Holdings and
               E. Scott Kasprowicz, dated May 24, 1999
 10.19**  --   Credit Agreement, dated as of February 26, 1999
 10.20**  --   First Amendment to Credit Agreement, dated as of May 24,
               1999
 10.21**  --   Warrant Agreement, dated as of February 26, 1999
 21.1**   --   Subsidiaries of the Company
 23.1*    --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
               Exhibit 5.1 of this Registration Statement)
 23.2*    --   Consent of PricewaterhouseCoopers LLP
 23.3*    --   Consent of BDO Seidman, LLP
 23.4*    --   Consent of Milhouse, Martz & Neal, L.L.P.
 23.5*    --   Consent of Williams, Young & Associates, LLC
 25.1**   --   Power of Attorney (included on the signature page of this
               Registration Statement)
 27.1**   --   Financial Data Schedule
 99.1*    --   Consent of Leo J. Hussey
 99.2*    --   Consent of Ronald J. Mittelstaedt
 99.3*    --   Consent of Gerald E. Wedren
 99.4*    --   Consent of Joseph P. Powers


------------

  * Filed with this Registration Statement.
 ** Previously filed.


ITEM 17.  UNDERTAKINGS.



     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:


     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Orius Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 28th day of July, 1999.


                                          ORIUS CORP.

                                          /s/ WILLIAM J. MERCURIO
                                          --------------------------------------
                                          By: William J. Mercurio
                                          Its: President and Chief Executive
                                          Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

               /s/ WILLIAM J. MERCURIO                 President, Chief Executive       July 28, 1999
-----------------------------------------------------    Officer (Principal Executive
                 William J. Mercurio                     Officer) and Chairman of the
                                                         Board

                 /s/ ROBERT E. AGRES                   Vice-President Finance and       July 28, 1999
-----------------------------------------------------    Chief Financial Officer
                   Robert E. Agres                       (Principal Financial and
                                                         Principal Accounting Officer)

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                 Jeffrey J. Ebersole

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                Bernard E. Czarnecki

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                   William Mullen

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                    Sami Mnaymneh

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                  Douglas F. Berman

                          *                            Director                         July 28, 1999
-----------------------------------------------------
                   Brian Schwartz

            *By: /s/ WILLIAM J. MERCURIO                                                July 28, 1999
    --------------------------------------------
               William J. Mercurio, as
                  attorney-in-fact